Exhibit 4.13

Dated: 2nd December, 2024

ALPHA BANK S.A.
(as Lender and Swap Bank)
- and -
ADSTONE MARINE CORP.
BILSTONE MARINE CORP.
BLONDEL MARINE CORP.
CROMFORD MARINE CORP.
DRAMONT MARINE CORP.
GASSIN MARINE CORP.
GRENETA MARINE CORP.
KINSLEY MARINE CORP.
MARALDI MARINE CORP.
MERLE MARINE CORP.
OLDSTONE MARINE CORP.
SHAEKERSTONE MARINE CORP.
TERRON MARINE CORP.
VALROSE MARINE CORP.
(as joint and several Borrowers)
- and -
COSTAMARE INC.
(as Initial Guarantor)
- and -
COSTAMARE BULKERS HOLDINGS LIMITED and
COSTAMARE BULKERS SHIPS INC.
(as New Guarantors)

LOAN AGREEMENT for a secured floating interest rate loan facility of up to US$150,147,338

TABLE OF CONTENTS

CLAUSE	HEADINGS	PAGE

1.	PURPOSE, DEFINITIONS AND INTERPRETATION	2

2.	THE LOAN	26

3.	INTEREST AND INTEREST PERIODS	27

4.	REPAYMENT - PREPAYMENT	34

5.	FEES AND EXPENSES	37

6.	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS	38

7.	REPRESENTATIONS AND WARRANTIES	41

8.	UNDERTAKINGS	46

9.	CONDITIONS	66

10.	EVENTS OF DEFAULT	66

11.	INDEMNITIES	71

12.	UNLAWFULNESS AND INCREASED COST, BAIL-IN	76

13.	APPLICATION, SECURITY AND SET-OFF	78

14.	OPERATING ACCOUNTS	80

15.	ASSIGNMENT, TRANSFER AND LENDING OFFICE	82

16.	GUARANTEE AND INDEMNITY – GUARANTOR	85

17.	JOINT AND SEVERAL LIABILITY OF THE BORROWERS	88

18.	NOTICES AND COMMUNICATIONS	90

19.	MISCELLANEOUS	91

20.	LAW AND JURISDICTION	94

SCHEDULES

1.	Form of Drawdown Notice
2.	Documents and evidence required as conditions precedent
3.	Form of insurance Letter
4.	Form of Compliance Certificate
5.	Form of Designation Notice

THIS AGREEMENT is dated the 2nd day of December, 2024 made BETWEEN:

(1)
ALPHA BANK S.A., a banking société anonyme incorporated in and pursuant to the laws of the Hellenic Republic with its head office at 40 Stadiou Street, Athens GR 102 52, Greece, acting, except as otherwise herein provided, through its office at 93 Akti Miaouli, Piraeus, Greece, as lender and Swap Bank (hereinafter called the “Lender”, which expression shall include its successors and assigns); and

(2)	(i)	ADSTONE MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Adstone Borrower”),

(ii)	BILSTONE MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Bilstone Borrower”),

(iii)	BLONDEL MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Blondel Borrower”),

(iv)	CROMFORD MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Cromford Borrower”),

(v)	DRAMONT MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Dramont Borrower”),

(vi)	GASSIN MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Gassin Borrower”),

(vii)	GRENETA MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Greneta Borrower”),

(viii)	KINSLEY MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Kinsley Borrower”),

(ix)	MARALDI MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Maraldi Borrower”),

(x)	MERLE MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Merle Borrower”),

(xi)	OLDSTONE MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Oldstone Borrower”),

(xii)	SHAEKERSTONE MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Shaekerstone Borrower”)

(xiii)	TERRON MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Terron Borrower”), and

(xiv)	VALROSE MARINE CORP., a corporation duly incorporated in the Republic of Liberia, having its registered address at 80 Broad Street, Monrovia, Liberia, as a borrower (the “Valrose Borrower”),

as joint and several borrowers, (hereinafter together called the “Borrowers” and singly a “Borrower”);

(3)
COSTAMARE INC., a corporation duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as initial guarantor (the “Initial Guarantor”, which expression includes its successors in title);

(4)	(i)
 COSTAMARE BULKERS HOLDINGS LIMITED, a corporation duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as new guarantor (the “Holding Guarantor”, which expression includes its successors in title); and

(ii)
COSTAMARE BULKERS SHIPS INC., a corporation duly incorporated and validly existing under the laws of the Republic of the Marshall Islands, whose registered address is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH 96960, as new guarantor (the “Ships Guarantor”, which expression includes its successors in title)

AND IT IS HEREBY AGREED as follows:

1.	PURPOSE, DEFINITIONS AND INTERPRETATION

1.1	Amount and purpose

This Agreement sets out the terms and conditions upon and subject to which the Lender agrees to make available to the Borrowers, jointly and severally, a loan of up to One hundred fifty million one hundred forty seven thousand three hundred thirty eight Dollars ($150,147,338), to be made available by way of one (1) Advance, to be used for the purpose of refinancing the Existing Loan Indebtedness of the Borrowers to the Lender under the Existing Loan Agreements.

1.2	Definitions

Subject to Clause 1.3 (Interpretation), in this Agreement (unless otherwise defined in the relevant Finance Document and unless the context otherwise requires) and the other Finance Documents each term or expression defined in the recital of the parties and in this Clause shall have the meaning given to it in the recital of the parties and in this Clause:

“Accounting Information” means the relevant financial statements delivered to the Lender pursuant to Clause 8.1(f) in respect of the relevant Accounting Period;

“Accounting Period” means each Financial Year falling during the Security Period for which the annual financial statements are required to be delivered to the Lender pursuant to Clause 8.1(f) (Financial statements- Compliance Certificate);

“Accounts Pledge Agreement” means the first priority pledge executed or (as the context may require) to be entered into between the Borrowers and the Lender for the creation of a pledge in favour of the Lender over the Operating Accounts, in such form as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Advance” means each borrowing of a portion of the Commitment by the Borrowers or (as the context may require) the principal amount of such borrowing outstanding at any relevant time;

“Affiliate” means, in relation to any person, a Subsidiary of that person or a parent company of that person or any other subsidiary of that parent company;

“Approved Managers” means the Costamare Approved Manager, the V. Ships Greece Approved Manager, the V.Ships Shanghai Approved Manager, the Bernhard Schulte Approved Manager, the Navilands Bulker Approved Manager, the Navilands Shanghai Bulker Approved Manager, the Synergy Approved Manager, and the FML Approved Manager (including, in each case any other company in the same corporate group) or any other company nominated by the Borrowers which the Lender in its sole discretion may approve from time to time as the commercial and/or (as the case may be) the technical manager of the relevant Vessel(s) and, in the plural, means both of them, and includes their respective successors in title;

“Approved Manager’s Undertaking”  in relation to a Vessel means a letter of undertaking and subordination executed or (as the context may require) to be executed by the relevant Approved Manager in favour of the Lender as a condition precedent to the approval of the appointment of that Approved Manager as commercial and/or technical manager (as the case may be) of such Vessel, each such Approved Manager’s Undertaking to be in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented and “Approved Managers’ Undertakings”) means any or all of them, as the context may require;

“Approved Shipbrokers” means together, Allied Shipbrokers, Galbraiths, Cass Technava, Clarksons Co. Ltd, Maersk Brokers, SSY, Howe Robinson Partners and Arrow Shipbrokers, of London, and, for the purposes of valuations of testing the financial covenants in accordance with Clause 8.7(d) (Valuation of a Group Vessel), Ross Shipbrokers, of Athens, Greece, or any other first class independent firm of internationally known shipbrokers nominated by the Borrower and approved in writing by the Lender (acting reasonably), and includes their respective successors in title and “Approved Shipbroker” means any of them;

“Article 55 BRRD” means Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms;

“Assignable Charterparty” in relation to a Vessel, means any time or bareboat charterparty (irrespective of the duration of such bareboat charterparty), consecutive voyage charter or contract of affreightment in respect of the employment of that Vessel having a duration (or capable of exceeding a duration) of more than 13 months and any guarantee of the obligations of the charterer under such charter in respect of that Vessel, whether now existing or hereinafter entered or to be entered into by the Owner thereof or any person, firm or company on its behalf and a charterer (and shall include any addenda thereto) (together the “Assignable Charterparties”);

“Assignee” has the meaning ascribed thereto in Clause 15.3 (Assignment by Lenders);

“Availability Period” means the period starting on the date hereof and ending on January 31, 2025 or such later date to which the Lender may agree in writing or on such earlier date (if any) (i) on which the Commitment is reduced to zero pursuant to Clauses 10.2(a) or 12.1 (Unlawfulness), 12.3 (Increased cost) or any other Clause of this Agreement;

“Bail-In Action” means the exercise of any Write-down and Conversion Powers;

“Bail-In Legislation” means:

(a)
in relation to an EEA Member Country which has implemented, or which at any time implements, Article 55 of Directive 2014/59/EU establishing a framework for the recovery and resolution of credit institutions and investment firms, the relevant implementing law or regulation as described in the EU Bail-In Legislation Schedule from time to time; and

(b)	in relation to any other state, any analogous law or regulation from time to time which requires contractual recognition of any Write-down and Conversion Powers contained in that law or regulation;

“Basel II Accord” means the ”International Convergence of Capital Measurement and Capital Standards, a Revised Framework” published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement;

“Basel II Approach” means either the Standardised Approach or the relevant Internal Ratings Based Approach (each as defined in the Basel II Accord) adopted by the Lender (or its holding company) for the purposes of implementing or complying with the Basel II Accord;

“Basel II Regulation” means (a) any law or regulation implementing the Basel II Accord (including the relevant provisions of CRD IV and CRR) to the extent only such law or regulation re-enacts and/or implements the requirement of the Basel II Accord but excluding any provision of such law or regulation implementing the Basel III Accord or (b) any Basel II Approach adopted by the Lender;

“Basel III Accord” means:

(a)
the agreements on capital requirements, leverage ratio and liquidity standards contained in "Basel III: A global regulatory framework for more resilient banks and banking systems", "Basel III: International framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010, each as amended, supplemented or restated;

(b)
the rules for global systemically important banks contained in "Global systemically important banks: assessment methodology and the additional loss absorbency requirement – Rules text" published by the Basel Committee on Banking Supervision in November 2011, as amended, supplemented or restated; and

(c)	any further guidance or standards published by the Basel Committee on Banking Supervision relating to Basel III;

“Basel III Regulation” means any law or regulation implementing the Basel III Accord save and to the extent that it re-enacts a Basel II Regulation;

“Bernhard Schulte Approved Manager” means Bernhard Schulte Shipmanagement (Cyprus) Ltd., a company lawfully incorporated and validly existing under the laws of the Republic of Cyprus, and includes its successors in title;

“Borrowers” means, together, Adstone Marine Corp., Bilstone Marine Corp., Blondel Marine Corp., Cromford Marine Corp., Dramont Marine Corp., Gassin Marine Corp., Greneta Marine Corp., Kinsley Marine Corp., Maraldi Marine Corp., Merle Marine Corp., Oldstone Marine Corp., Shaekerstone Marine Corp., Terron Marine Corp. and Valrose Marine Corp., and “Borrower” means any of them as the context may require, which expressions shall include their respective successors in title;

"Break Costs" means the amount (if any) by which:

(a)
the interest (excluding Margin)  which the Lender should have received for the period from the date of receipt of all or any part of its participation in the Loan or the relevant part of it or any sum due and payable but unpaid by a Security Party under the Finance Documents to the last day of the current Interest Period in respect of the Loan or the relevant part of it or any sum due and payable but unpaid by a Security Party under the Finance Documents, had the principal amount received been paid on the last day of that Interest Period;

exceeds:

(b)
the amount which the Lender would be able to obtain by placing an amount equal to the principal amount or the relevant part of it or any sum due and payable but unpaid by a Security Party under the Finance Documents received by it on deposit with a leading bank in the London Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period;

“Business Day” means (other than a Saturday or Sunday) on which banks are open for general business:

(a)	in Athens and Piraeus,

(b)	in New York; and

(in relation to the fixing of any interest rate which is required to be determined under this Agreement or any Finance Document), a US Government Securities Business Day;

“Charterparty Assignment” in relation to a Vessel means the assignment of any Assignable Charterparty, executed or (as the context may require) to be executed by the Owner thereof in favour of the Lender, in such form as the Lender may approve or require, as the same may from time to time be amended and/or supplemented and “Charterparty Assignments” means any or all of them, as the context may require);

“Classification” in relation to a Vessel means the classification referred to in the Mortgage registered thereon with the Classification Society or such other classification society as the Lender shall, at the request of the Borrowers, have agreed in writing shall be treated as the Classification Society for the purposes of the Finance Documents;

“Classification Society” means, in respect of each Vessel, Lloyds Register of Shipping, DNV, Bureau Veritas, RINA and American Bureau of Shipping or such other classification society which is a member of the International Association of Classification Societies (“IACS”) and which the Lender shall, at the request of the Borrowers, have agreed in writing to be treated as the Classification Society for the purposes of the Finance Documents;

“Commitment” means the total sum not exceeding Dollars One hundred fifty million one hundred forty seven thousand three hundred thirty eight ($150,147,338) to be made available by the Lender to the Borrowers under this Agreement, as reduced by any relevant term of this Agreement;

“Compliance Certificate” means a certificate substantially in a form of Schedule 4 (Form of Compliance Certificate) signed by the chief financial officer (“CFO”) of, prior to the Spin-Off Completion Date, the Initial Guarantor or, after the Spin-Off Completion Date, the Holding Guarantor or, in either case if the relevant CFO is not available, by an executive director of the relevant Guarantor;

“Confirmation” and “Early Termination Date”, in relation to any continuing Designated Transaction, have the meanings given in the Master Agreement;

“Costamare Approved Manager” means, for the time being, Costamare Shipping Company S.A., a company incorporated in and existing under the laws of the Republic of Panama, having its registered office at Panama City, Republic of Panama and having a branch established at 60 Zephyrou Street, Athens, Greece, under the Greek laws 378/68, 27/75, 2234/94, 3752/09 and 4150/13 (as amended and in force at the date hereof), and includes its successors in title;

“CRD IV” means:

(a)
Directive 2013/36/EU of the European Parliament and of the Council of 26 June 2013 on access to the activity of credit institutions and the prudential supervision of credit institutions and investment firms, amending Directive 2002/87/EC and repealing Directives 2006/48/EC and 2006/49/EC, as amended, supplemented or restated; and

(b)	any other law or regulation which implements Basel III;

“CRR” means Regulation (EU) No 575/2013 of the European Parliament and of the Council of 26 June 2013 on prudential requirements for credit institutions and investment firms and amending regulation (EU) No. 648/2012, as amended, supplemented or restated;

"Deed of Release" in relation to the Security Parties under an Existing Loan Agreement means a deed releasing the Existing Security in respect of that Existing Loan Agreement in form and substance satisfactory to the Lender, and in the plural means any or all of them as the context may require;

“Default” means any Event of Default or any event which with the giving of notice or lapse of time (or any combination thereof) would constitute an Event of Default;

“Default Rate” means that rate of interest per annum which is determined in accordance with the provisions of Clause 3.4 (Default Interest);

“Designated Transaction" means a Designated Transaction which fulfils the following requirements:

(a)
it is entered into by the Borrowers pursuant to the Master Agreement with the Swap Bank which, at the time the Designated Transaction is entered into, is also a Lender and the Borrowers’ rights under the Master Agreement are subject to the Master Agreement Swap Assignment;

(b)
its purpose is the hedging of the Borrowers’ exposure under this Agreement to fluctuations in SOFR or any Replacement Reference Rate arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Final Maturity Date; and

(c)
it is designated by the Borrowers , by delivery by the Borrowers to the Swap Bank of a notice of designation as a Designated Transaction for the purposes of the Finance Documents in the form of the Schedule 5 (Designation Notice) (or in any other form which the Swap Bank approves);

“DOC” means a document of compliance issued to an Operator in accordance with rule 13 of the ISM Code;

“Dollars” (and the sign “$”) means the lawful currency for the time being of the United States of America;

“Drawdown Date” means the date, being a Business Day falling during the Availability Period, requested by the Borrowers for the Loan to be made available hereunder, or (as the context requires) the date on which the Loan is actually made available;

“Drawdown Notice” means a notice substantially in the terms of Schedule 1 (Form of Drawdown Notice);

“Earnings” in relation to a Vessel means all moneys whatsoever due or to become due to the Owner thereof at any time during the Security Period arising out of the use or operation of that Vessel including, both present or future, (but without prejudice to the generality of the foregoing) all freight hire and passage moneys compensation payable to the Owner thereof in event of requisition of that Vessel for hire remuneration for salvage and towage services, demurrage and detention moneys, hire, contributions of any nature whatsoever in respect of general average and damages for breach (or payments for variations or termination) of any charterparty or other contract for the employment of that Vessel and any other earnings whatsoever due or to become due to the Owner thereof in respect of that Vessel and all sums recoverable under the Insurances in respect of loss of Earnings, provided that if and so long as that Vessel may be used for the purpose of any pooling arrangement or joint venture between the Owner thereof and any other person or persons , the term “Earnings” shall be construed for the period during which that Vessel is used for such purpose as meaning that proportion of the net revenue from the relevant pooling or joint venture agreement or agreements as it attributed to that Vessel;

“EEA Member Country” means any member state of the European Union, Iceland, Liechtenstein and Norway;

 “Environmental Affiliate” means any employee of a Borrower or any other Security Party having a contractual relationship with a Borrower or any other Security Party in connection with the Vessel or her operation or the carriage of cargo thereon;

“Environmental Approval” means any consent, authorisation, licence or approval of any governmental or public body or authorities or courts applicable to any Vessel or her operation or the carriage of cargo thereon and/or passengers therein and/or provisions of goods and/or services on or from the Vessel required under any Environmental Law;

“Environmental Claim” means any and all enforcement, clean up, removal or other governmental or regulatory actions or orders instituted or completed pursuant to any Environmental Law or any Environmental Approval together with claims made by any third party relating to damage, contribution, loss or injury, resulting from any emission, spill, release or discharge of a Material of Environmental Concern from any Vessel in excess of $1,000,000;

“Environmental Incident” means (i) any release of Material of Environmental Concern from a Vessel, (ii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and which involves collision between a Vessel and such other vessel or some other incident of navigation or operation, in either case, where a Vessel, a Borrower are actually at fault or otherwise liable (in whole or in part) or (iii) any incident in which Material of Environmental Concern is released from a vessel other than the Vessels and where a Vessel is actually liable to be arrested as a result and/or where a Borrower is actually at fault or otherwise liable;

“Environmental Laws” means all national, international and state laws, rules, regulations, treaties and conventions applicable to any Vessel pertaining to the pollution or protection of human health or the environment including, without limitation, the carriage of Materials of Environmental Concern and actual or threatened emissions, spills, releases or discharges of Materials of Environmental Concern from any Vessel (including, without limitation, the United States Oil Pollution Act of 1990 and any comparable laws of the individual States of the United States of America);

“EU Bail-In Legislation Schedule” means the document described as such and published by the Loan Market Association (or any successor person) from time to time;

“Event of Default” means any events or circumstances set out in Clause 10.1 (Events of Default);

“Existing Loan Agreement” means:

(a)
the loan agreement dated 17 November, 2022 and made between the Greneta Borrower at al. as joint and several borrowers, in respect of a term loan facility of $30,000,000 made to such  borrowers thereunder, as amended from time to time;

(b)
the loan agreement dated 15 December, 2022 and made between the Adstone Borrower at al. as joint and several borrowers, in respect of a term loan facility of $120,000,000 made to such  borrowers thereunder, as amended from time to time; and

(c)
the loan agreement dated 1 December, 2023 and made between Barlestone Marine Corp. at al. as joint and several borrowers, in respect of a term loan facility of $60,000,000 made to such  borrowers thereunder, as amended from time to time;

and in the plural means any or all of them as the context may require;

"Existing Loan Indebtedness" means, at any relevant date, the principal amount of the loan owed by the relevant Borrower(s) on that date under the Existing Loan Agreements;

"Existing Security" means any Security Interests created to secure the Existing Loan Indebtedness including the mortgage registered on the Vessels;

“Expenses” means the aggregate at any relevant time (to the extent that the same have not been received or recovered by the Lender) of:

(a)
all losses, liabilities, costs, charges, expenses, damages and outgoings of whatever nature, (including, without limitation, repair costs, registration fees and insurance premiums, crew wages, repatriation expenses and seamen’s pension fund dues) suffered, incurred, charged to or paid or committed to be paid by the Lender) in connection with the exercise of the powers referred to in or granted by any of the Finance Documents or otherwise payable by the Borrowers and/or any other Security Party in accordance with the terms of any of the Finance Documents;

(b)	the expenses referred to in Clause 5.2 (Expenses); and

(c)
interest on all such losses, liabilities, costs, charges, expenses, damages and outgoings from, in the case of Expenses referred to in sub-paragraph (b) above, the date on which such Expenses were demanded by the Lender from the Borrowers and in all other cases, the date on which the same were suffered, incurred or paid by the Lender until the date of receipt or recovery thereof (whether before or after judgement) at the Default Rate (as conclusively certified by the Lender save in case of manifest error);

“FATCA” means:

(a)	sections 1471 to 1474 of the US Internal Revenue Code of 1986 (the "Code") or any associated regulations or other associated official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction;

“FATCA Deduction” means a deduction or withholding from a payment under a Finance Document required by FATCA;

“FATCA Exempt Party” means a party that is entitled to receive payments free from any FATCA Deduction;

“FATCA FFI” means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if the Lender is not a FATCA Exempt Party, could be required to make a FATCA Deduction;

“Final Availability Date” means the last day of the Availability Period or such later date as the Lender may in its absolute discretion agree in writing;

“Final Maturity Date” means the fifth (5th) anniversary of the Drawdown Date;

“Finance Documents” means, together, this Agreement, the Master Agreement, the Security Documents, the Insurance Letters and any other document designated as such by the Lender and the Borrowers;

“Financial Indebtedness” means, in relation to a person (the “debtor”), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed by the debtor;

(b)	any amount raised under any loan stock, bond, note or other similar instrument issued by the debtor;

(c)	any amount raised under any acceptance credit facility made available to the debtor by a bank or financial institution;

(d)
under a lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor other than any liability in respect of a lease or hire purchase contract which would, in accordance with USGAAP in force as in effect of the date of this Agreement, have been treated as an operating lease;

(e)
under any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within (a) to (e) if the references to the debtor referred to the other person;

“Financial Year” means, in relation to the Group, each period of one (1) year commencing on 1st January in respect of which its annual financial statements are or ought to be prepared;

“Flag State” in relation to each Vessel means the Republic of Malta, Greece, Hong Kong, Liberia, Panama or the Marshall Islands or such other state or territory proposed in writing by the Borrowers to the Lender and approved (at its reasonable discretion) by the Lender, as being the “Flag State” of such Vessel for the purposes of the Security Documents;

“FML Approved Manager” means FML Ship Management Ltd, a company lawfully incorporated and validly existing under the laws of the Republic of Cyprus, and includes its successors in title;

“General Assignment” means, in relation to a Vessel, the deed of assignment collateral to the Mortgage registered or to be registered thereon, executed or (as the context may require) to be executed by the Owner thereof in favour of the Lender, whereby such Owner shall assign to the Lender the Insurances, the Earnings and any Requisition Compensation of such Vessel, in such form as the Lender may approve or require, as the same may from time to time be amended and/or supplemented, and “General Assignments” means any or all of them, as the context may require;

“Government Entity” means and includes (whether having a distinct legal personality or not) any national or local government authority, board, commission, department, division, organ, instrumentality, court or agency and any association, organization or institution of which any of the foregoing is a member or to whose jurisdiction any of the foregoing is subject or in whose activities any of the foregoing is a participant;

“Governmental Withholdings” means withholdings and any restrictions or conditions resulting in any charge whatsoever imposed, either now or hereafter, by any sovereign state or by any political sub-division or taxing authority of any sovereign state;

“Group” means the Guarantor and its Subsidiaries (whether direct or indirect and including, but not limited to, the Borrowers) from time to time during the Security Period and “Group Member” means any member of the Group;

“Guarantee” in relation to each Guarantor means the guarantee of the Borrowers’ liabilities under this Agreement and the Security Documents in favour of the Lender contained in Clause 17 (Guarantee and Indemnity –Guarantor);

"Guarantor" means:

(a)	for the period commencing on the date of this Agreement and ending on the earlier of (i) the Spin-Off Completion Date and (ii) the end of the Security Period, the Initial Guarantor; and

(b)	immediately following (and subject to) the Spin-Off Completion Date and at all times thereafter until the end of the Security Period, each New Guarantor.

"Historic Term SOFR" means, in relation to the Loan or any part of the Loan, the most recent applicable Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan and which is as of a day which is no more than three US Government Securities Business Days before the Quotation Day;

“Insurance Letter” in relation to a Vessel means a letter from the Owner thereof in the form of Schedule 3 (Form of Insurance Letter) (together, the “Insurance Letters”);

“Insurances” in relation to each Vessel means all policies and contracts of insurance and reinsurances for captive company, if applicable, (including, without limitation, all entries of such Vessel in a protection and indemnity, war risks or other mutual insurance association) which are from time to time in place or taken out or entered into by or for the benefit of its Owner in respect of such Vessel and its Earnings or otherwise howsoever in connection with such Vessel and all benefits of such policies and/or contracts (including all claims of whatsoever nature and return of premiums);

“Interest Payment Date” means in respect of the Loan or any part thereof in respect of which a separate Interest Period is fixed, the last day of the relevant Interest Period and in case of any Interest Period which is longer than three (3) months each day falling at three (3) months intervals during such longer Interest Period and the last day of such longer Interest Period provided, however, that if any of the aforesaid dates falls on a day which is not a Business Day the Borrowers shall pay the accrued interest on the first Business Day thereafter unless the result of such extension would be to carry such Interest Payment Date over into another calendar month in which event such Interest Payment Date shall be the immediately preceding Business Day;

“Interest Period” means in relation to the Loan or any part thereof, each period for the calculation of interest in respect of the Loan or such part ascertained in accordance with Clauses 3.2 (Selection of Interest Period) and 3.3 (Determination of Interest Periods);

“Interpolated Historic Term SOFR” means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either:

(i)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for a day which is no more than five US Government Securities Business Days (and no less than two (2) US Government Securities Business Days) before the Quotation Day; and

(b)
the most recent applicable Term SOFR (as of a day which is not more than three US Government Securities Business Days before the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

"Interpolated Term SOFR" means, in relation to the Loan or any part of the Loan, the rate (rounded to the same number of decimal places as Term SOFR) which results from interpolating on a linear basis between:

(a)	either

(i)	the applicable Term SOFR (as of the Quotation Day) for the longest period (for which Term SOFR is available) which is less than the Interest Period of the Loan or that part of the Loan; or

(ii)
if no such Term SOFR is available for a period which is less than the Interest Period of the Loan or that part of the Loan, SOFR for the day which is two (2) US Government Securities Business Days before the Quotation Day; and

(b)	the applicable Term SOFR (as of the Quotation Day) for the shortest period (for which Term SOFR is available) which exceeds the Interest Period of the Loan or that part of the Loan;

“ISM Code” means in relation to its application to the Borrowers, the Vessels and her operation:

(a)
“The International Management Code for the Safe Operation of Ships and for Pollution Prevention”, currently known or referred to as the “ISM Code”, adopted by the Assembly of the International Maritime Organisation by Resolution A. 741(18) on 4th November, 1993 and incorporated on 19th May, 1994 into chapter IX of the International Convention for the Safety of Life at Sea 1974 (SOLAS 1974); and

(b)
all further resolutions, circulars, codes, guidelines, regulations and recommendations which are now or in the future issued by or on behalf of the International Maritime Organisation or any other entity with responsibility for implementing the ISM Code, including without limitation, the “Guidelines on implementation or administering of the International Safety Management (ISM) Code by Administrations” produced by the International Maritime Organisation pursuant to Resolution A. 788(19) adopted on 25th November, 1995;

as the same may be amended, supplemented or replaced from time to time;

“ISM Code Documentation” includes:

(a)	the DOC and SMC issued by the Classification Society pursuant to the ISM Code in relation to the Vessels;

(b)	all other documents and data which are relevant to the ISM SMS and its implementation; and

(c)	any other documents which are prepared or which are otherwise relevant to establish and maintain the relevant Vessel’s or its Owner compliance with the ISM Code;

“ISM SMS” means the safety management system which is required to be developed, implemented and maintained under the ISM Code;

“ISPS Code” means the International Ship and Port Security Code of the International Maritime Organization and includes any amendments or extensions thereto and any regulation issued pursuant thereto;

“ISSC” means an International Ship Security Certificate issued in respect of the Vessels pursuant to the ISPS Code;

 “Konstantakopoulos Family” means:

(a)	Konstantinos V. Konstantakopoulos;

(b)	Achillefs V. Konstantakopoulos;

(c)	Christos V. Konstantakopoulos;

(d)
all the lineal descendants in direct line of the late Vasileios Konstantakopoulos and the said Messrs. Achillefs V. Konstantakopoulos, Konstantinos V. Konstantakopoulos and Christos V. Konstantakopoulos;

(e)	a husband and wife or former husband or wife or widower or widow of any of the above persons (including for the avoidance of doubt the late Vasileios Konstantakopoulos); and

(f)
each company (other than a member of the Group) legally or beneficially owned or (as the case may be) controlled by one or more of the persons or entities which would fall within paragraphs (a) to (e) above, and "member of the Konstantakopoulos Family" means any one of them;

”Legal Reservations” means:

(a)
the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to insolvency, reorganisation and other laws generally affecting the rights of creditors;

(b)
the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of UK stamp duty may be void and defences of set-off or counterclaim;

(c)	similar principles, rights and defences under the laws of any Relevant Jurisdiction;

“Lender” the Lender as specified in the beginning of this Agreement, and includes its successors in title and transferees;

“Lending Office” means the office of the Lender appearing at the beginning of this Agreement or any other office of the Lender designated by the Lender as its Lending Office by notice to the Borrowers;

“Loan” means the aggregate principal amount borrowed by the Borrowers in respect of the Commitment or (as the context may require) the principal amount thereof owing to the Lender under this Agreement at any relevant time;

“Major Casualty” in relation to a Vessel means any casualty to such Vessel in respect whereof the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds the Major Casualty Amount;

“Major Casualty Amount” means the amount of Dollars One million ($1,000,000) or the equivalent thereof in any other currency;

“Management Agreement” in relation to a Vessel means the agreement made between the Owner thereof and the relevant Approved Manager providing (inter alia) for that Approved Manager to manage that Vessel (together, the “Management Agreements”);

“Margin” means one point six five per cent. (1.65%) per annum;

"Market Disruption Rate" means the Reference Rate;

“Market Value” means, in relation to a Vessel, the market value of such Vessel as determined in accordance with Clause 8.2(c) (Valuation of Vessels);

“Master Agreement” means the Master Agreement (on the 2002 ISDA (Multicurrency - Cross border) form as modified or any other form of master agreement relating to interest or currency exchange Designated Transactions) made or to be made between the Swap Bank and the Borrowers, and includes the Schedule thereto and all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the Master Agreement and any amending, supplementing or replacement agreements made from time to time;

“Master Agreement Liabilities” means, at any relevant time, all liabilities actual or contingent, present or future, of the Borrowers to the Swap Bank under the Master Agreement;

“Master Agreement Swap Assignment” means a security assignment executed or (as the context may require) to be executed by the Borrowers in favour of the Lender, in form and substance satisfactory to the Swap Bank, as the same may from time to time be amended and/or supplemented;

“Material Adverse Change” means any event or series of events which, in the reasonable opinion of the Lender, is likely to have a Material Adverse Effect;

“Material Adverse Effect” means a material, in the reasonable opinion of the Lender, adverse effect on:

(a)	the financial condition of the Borrowers and/or any other Security Party taken as a whole;

(b)
the ability of any of the Borrowers and/or any other Security Party to (i) comply with or perform any of its obligations or (ii) discharge any of its liabilities, under any Finance Document as they fall due; or

(c)	the validity, legality or enforceability of any Finance Document or the rights and remedies of the Lender under any Finance Document;

“Material of Environmental Concern” means and includes pollutants, contaminants toxic substances, oil as defined in the United States Oil Pollution Act of 1990 and all hazardous substances as defined in the United States Comprehensive Environmental Response, Compensation and Liability Act 1980;

“MII” has the meaning given in Clause 5.2(c) (MII costs);

“Month” means a period beginning in one calendar month and ending in the next calendar month on the day numerically corresponding to the day of the calendar month on which it started provided that (i) if there is no such numerically corresponding day, it shall end on the last Business Day in such next calendar month and (ii) if such numerically corresponding day is not a Business Day, the period shall end on the next following Business Day in the same calendar month but if there is no such Business Day it shall end on the preceding Business Day and “months” and “monthly” shall be construed accordingly;

“Mortgage” means, in relation to a Vessel, the first priority/preferred ship mortgage and, if applicable, the deed of covenants supplemental thereto, on such Vessel to be executed by the relevant Borrower in favour of the Lender in such form as the Lender may approve or require, as the same may from time to time be amended and/or supplemented, and “Mortgages” means any or all of them, as the context may require;

“Mortgaged Vessel(s)” means the Vessel(s) which remain mortgaged in favour of the Lender pursuant to this Agreement at any relevant time hereunder;

“Navilands Bulker Approved Manager” means Navilands Bulker Management Ltd., a company lawfully incorporated and validly existing under the laws of the Republic of the Marshal Islands, and includes its successors in title;

“Navilands Shanghai Bulker Approved Manager” means Navilands (Shanghai) Bulker Management Co., Ltd., a company lawfully incorporated and validly existing under the laws of the People's Republic of China, and includes its successors in title;

“Operating Account” means the account to be opened and maintained in the name of each Borrower with the Lender or with any other branch or office of the Lender (either in Greece or abroad) or such other bank/member of the Lender’s banking group or financial institution, as may be required by and from time to time be determined by the Lender at its sole discretion and notified to the Borrowers pursuant to Clause 14.6 (Relocation of the Operating Accounts) and shall include any sub-accounts or call accounts (whether in Dollars or any other currency) opened under the same designation or any revised designation or number from time to time notified by the Lender to the Borrowers, to which (inter alia) all Earnings of the relevant Vessel are to be paid in accordance with the provisions of this Agreement and/or the relevant General Assignment and/or any of the other Finance Documents (together, the “Operating Accounts”);

“Operator” means, in relation to a Vessel, any person who is from time to time during the Security Period concerned in the operation of such Vessel and falls within the definition of “Company” set out in rule 1.1.2. of the ISM Code;

“Outstanding Indebtedness” means the aggregate of: (a) the Loan and interest accrued and accruing thereon (and interest on any unpaid interest thereon and on any other sums of money on which interest is stated in this Agreement to be payable), (b) the Expenses, (c) the Master Agreement Liabilities and (d) all other sums of money from time to time owing by the Borrowers to the Lender, including, without limitation, default interest, damages, indemnities, costs, expenses, whether actually or contingently, presently or in the future, under this Agreement and the Security Documents;

“Owner” in relation to a Vessel means the owner of that Vessel as specified in the definition of ‘Vessels’ in this Clause 1.2, and, in the plural, means all of them;

“Party” means a party to this Agreement, and “Parties” means any or all of them, as the context may require;

“Permitted Security Interest” means:

(a)	Security Interests created by the Security Documents;

(b)	until the Drawdown Date, the Existing Security;

(c)	liens for unpaid master’s and crew’s wages outstanding in the ordinary course of trading, not being more than 30 days overdue;

(d)	liens for salvage;

(e)	liens arising by operation of law for not more than 2 months’ prepaid hire under any charter in relation to a Vessel not prohibited by this Agreement;

(f)
liens for master’s disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested in good faith by appropriate steps) and, in the case of liens for repair or maintenance, as per the relevant provisions of the relevant Mortgage;

(g)
security arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

(h)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(i)
any lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Vessel, provided such liens do not secure amounts more than 60 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps such that there is no risk of arrest of such Vessel) and subject, in the case of liens for repair or maintenance, to the relevant provisions of the relevant Mortgage;

(j)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses where a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(k)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

“Pledged Liquidity” has the meaning ascribed thereto in Clause 8.1(j) (Pledged Liquidity);

“Pledged Liquidity Account Pledge Agreement” means the first priority pledge entered or (as the context may require) to be entered into between the Ships Guarantor and the Lender for the creation of a pledge in favour of the Lender over the account of the Ships Guarantor maintained with the Lender and to which the Pledged Liquidity shall be deposited and maintained, in such form as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Quotation Day” means, in relation to any period for which an interest rate is to be determined, the date falling two (2) US Government Securities Business before the first day of that period unless market practice differs in the relevant syndicated loan market in which case the Quotation Day will be determined by the Lender in accordance with market practice (and if quotations would normally be given on more than one day, the Quotation Day will be the last of those days);

"Reference Rate" means, in relation to the Loan or any part of the Loan:

(a)	the applicable Term SOFR as of the Quotation Day and for a period equal in length to the Interest Period of the Loan or that part of the Loan; or

(b)	as otherwise determined pursuant to Clause 3.8 (Unavailability of Term SOFR),

and if, in either case, that rate is less than zero, the Reference Rate shall be deemed to be zero;

“Refinancing Date” in relation to the Existing Loan Indebtedness means the date on which the Existing Loan Indebtedness is fully repaid by the proceeds of the Loan to the Lender and the Existing Security is duly discharged;

“Registry” in relation to a Vessel means the offices of such registrar, commissioner or representative of the relevant Flag State who is duly authorised to register such Vessel, her Owner’s title to such Vessel and the relevant Mortgage over such Vessel under the laws and flag of that Flag State;

“Regulatory Agency” in relation to a Vessel means the Government Entity or other organization in the relevant Flag State which has been designated by the government of such Flag State to implement and/or administer and/or enforce the provisions of the ISM Code;

“Relevant Jurisdiction” means any jurisdiction in which or where any Security Party is incorporated, resident, domiciled, has a permanent establishment, carries on, or has a place of business or is otherwise effectively connected;

"Relevant Market" means the market for overnight cash borrowing collateralised by US Government Securities;

“Repayment Dates” means, subject to Clause 6.3 (Payment on Business Days), the dates on which the Repayment Instalments are due for payment pursuant to Clause 4.1 (Repayment);

“Repayment Instalment” means each instalment of the Loan which becomes due for repayment by the Borrowers to the Lender on a Repayment Date pursuant to Clause 4.1 (Repayment);

"Requisition Compensation" includes all compensation or other moneys payable by reason of any act or event such as is described in paragraph (b) of the definition of "Total Loss";

“Resolution Authority” means any body which has authority to exercise any Write-down and Conversion Powers;

“Sanctions” means any economic, financial or trade sanctions laws, regulations, embargoes, administered, enacted or enforced by any Sanctions Authority, or otherwise imposed by any law or regulation, to which the Borrowers and any other Security Party are subject (which shall include without limitation, any extra-territorial sanctions imposed by law or regulation of the United States of America);

“Sanctions Authority” means:

(a)	the government of the United States of America;

(b)	the United Nations;

(c)	the European Union;

(d)	the United Kingdom; or

(e)	the Flag State; or

(f)
the respective governmental institutions and agencies of any of the foregoing including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), the United States Department of State, the United States Department of Commerce and His Majesty’s Treasury;

“Sanctions Restricted Jurisdiction” means any country or territory which is the target of country-wide or territory-wide Sanctions including, without limitation, as at the date of this Agreement, Iran, Syria, Crimea, North Korea and Cuba;

“Sanctions Restricted Person” means a person:

(a)
that is, or is directly or indirectly, owned or controlled (as such terms are defined by the relevant Sanctions Authority) by, or acting on behalf of, one or more persons or entities on any list (each as amended, supplemented or substituted from time to time) of restricted entities, persons or organisations (or equivalent) published by a Sanctions Authority; or

(b)	that is located or resident in or incorporated under the laws of, or owned or controlled by, a person located or resident in or incorporated under the laws of a Sanctions Restricted Jurisdiction;

“Security Documents” means:

(a)	the Accounts Pledge Agreement,

(b)	the Approved Managers’ Undertakings,

(c)	the General Assignments,

(d)	the Guarantees contained in Clause 16 (Guarantee and Indemnity –Guarantor),

(e)	the Mortgages,

(f)	the Master Agreement Swap Assignment;

(g)	any Charterparty Assignments;

(h)	the Pledged Liquidity Account Pledge Agreement, and

(i)
any and every other document (whether creating a Security Interest or not) which is executed at any time after the date of this Agreement by any of the Borrowers or the other Security Parties or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, the whole or any part of the Outstanding Indebtedness and/or any and all other obligations of the Borrowers pursuant to this Agreement and other moneys from time to time owing or payable under or in connection with this Agreement to the Lender and/or any of the documents referred to in this definition, each such Security Document to be in form and substance as the Lender may approve or require, as the same may from time to time be amended and/or supplemented;

“Security Interest” means:

(a)	a mortgage, charge (whether fixed or floating), pledge, hypothecation, assignment or any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

“Security Parties” means each Borrower, each Guarantor (but, for the avoidance of doubt, excludes prior to the Spin-Off Completion Date, the New Guarantors, and after the Spin-Off Completion Date, the Initial Guarantor) and any other person (other than the Lender, any Approved Manager and any charterer) who executes a document falling within the last paragraph of the definition of “Finance Documents”, and “Security Parties” means any or all of them, as the context may require;

“Security Period” means the period commencing on the date of this Agreement and ending on the date on which the Lender notifies the Borrowers and the other Security Parties that:

(a)	all amounts which have become due for payment by the Borrowers or any Security Party under this Agreement and the other Security Documents have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under this Agreement or any other Security Document;

(c)
neither the Borrowers (or any of them) nor any Security Party has any future or contingent liability under Clauses 6.5 (Grossing‑up for Taxes), 11 (Indemnities) or 13.3 (Set-off - Application of credit balances) or under any other provision of this Agreement or of another Security Document; and

(d)
the Lender does not consider that there is a significant risk that any payment or transaction under a Security Document would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of any of the Borrowers or a Security Party or in any present or possible future proceeding relating to this Agreement or any other Security Document or any asset covered (or previously covered) by a Security Interest created by a Security Document;

“Security Requirement” means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which is equal to one hundred and fifteen per cent. (115%) of the aggregate of (1) the Loan and (2) the Swap Exposure minus (i) any additional security provided in a form of pledged cash deposits in Dollars in favour of the Lender pursuant to Clause 8.2(a) (Security Shortfall-Additional Security), (ii) the Pledged Liquidity and (iii) Swap Gains;

“Security Value”  means the amount in Dollars (as certified by the Lender whose certificate shall, in the absence of manifest error, be conclusive and binding on the Borrowers) which, at any relevant time is the aggregate of (a) the Market Value of the Mortgaged Vessels as most recently determined in accordance with Clause 8.2(c) (Valuation of Vessels) and (b) the value of any additional security provided to the Lender pursuant to Clause 8.2(a) (Security shortfall - Additional Security) to cover any shortfall in respect of the Loan and determined in accordance with Clause 8.2(f) (Valuation of additional security) (if any) and accepted by the Lender but excluding any additional security provided in a form of pledged cash deposits in Dollars in favour of the Lender pursuant to clause 8.2(a) (Security Shortfall-Additional Security);

“SMC” in relation to a Vessel means a safety management certificate issued in respect of such Vessel in accordance with rule 13 of the ISM Code;

"SOFR" means the secured overnight financing rate (SOFR) administered by the Federal Reserve Bank of New York (or any other person which takes over the administration of that rate) published (before any correction, recalculation or republication by the administrator) by the Federal Reserve Bank of New York (or any other person which takes over the publication of that rate);

"Spin-Off" means a series of reorganisation transactions following which the Holding Guarantor will be listed in the New York Stock Exchange and will hold, among others, directly or indirectly, through its wholly owned subsidiaries, the dry bulk type vessels of the Fleet Vessels, as defined in Clause 8.7(c) (Definitions);

"Spin-Off Completion Date" means the date on which the Spin-Off is completed;

"Spin-off Period" means the period from the Spin-Off Completion Date until the end of the Security Period;

“Subsidiary” of a person means any company or entity directly or indirectly controlled by such person, and for this purpose “control” means either ownership of more than fifty percent (50%) of the voting share capital (or equivalent rights of ownership) of such company or entity or the power to direct its policies and management, whether by contract or otherwise;

“Swap Bank” means the Lender acting through its Lending Office or any other nominated office or branch as counter party in any Designated Transaction, or any successor;

“Swap Exposure” means, as at any relevant date, the amount certified by the Swap Bank to be the aggregate net amount in Dollars (or such other currency, if such currency is permitted and specified under the relevant Designated Transactions) which would be payable by the  Borrowers to the Swap Bank under (and calculated in accordance with) section 6(e)(i) (Payments on Early Termination) of the Master Agreement if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrowers and the Swap Bank;

"Swap Gains" means as at any relevant date the amount certified by the Swap Bank  as the net aggregate amount in dollars which would be payable by the Swap Bank  to a Borrower under the Master Agreement  to which it is a party at the relevant determination date as a result of termination of or closing out under the Master Agreement.

“Synergy Approved Manager” means SYNERGY MARINE PTE. LTD., a company lawfully incorporated and validly existing under the laws of the Republic of Singapore, and includes its successors in title;

“Taxes” includes all present and future taxes, levies, imposts, duties, fees or charges of whatever nature together with interest thereon and penalties in respect thereof (except taxes concerning the Lender and imposed on the net income of the Lender) and “Taxation” shall be construed accordingly;

"Term SOFR" means the term SOFR reference rate administered by CME Group Benchmark Administration Limited (or any other person which takes over the administration of that rate) for the relevant period published (before any correction, recalculation or republication by the administrator) by CME Group Benchmark Administration Limited (or any other person which takes over the publication of that rate);

“Total Loss” in relation to a Vessel means:

(a)	actual, constructive, compromised or arranged total loss of such Vessel; or

(b)
any expropriation, confiscation, requisition or acquisition of that Vessel, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any Government Entity (excluding a requisition for hire) unless it is within one hundred and twenty (120) days  redelivered to the control of the Borrower owning that Vessel; and

(c)
any arrest capture, seizure, piracy or detention of that Vessel (including any hijacking or theft) unless it is within one hundred and eighty (180) days redelivered to the full control of the Borrower owning that Vessel;

"Total Loss Date" means, in relation to a Vessel:

(a)	in the case of an actual loss of that Vessel, the date on which it occurred or, if that is unknown, the date when that Vessel was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of that Vessel, the earlier of:

(c)	90 days after the date on which notice of abandonment is given to the insurers; and

(d)
the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning that Vessel with that Vessel's insurers in which the insurers agree to treat that Vessel as a total loss; and

(d)	in the case of any other type of total loss, on the date (or the most likely date) on which it reasonably appears to the Lender that the event constituting the total loss occurred;

“Transaction” has the meaning given in the Master Agreement;

“Transferee” has the meaning ascribed thereto in Clause 15.4 (Transfer by the Lender);

“US-GAAP” means accounting principles, concepts, bases and policies generally adopted and accepted in the United States of America consistently applied;

“UK Bail-In Legislation” means Part 1 of the United Kingdom Banking Act 2009 and any other law or regulation applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutes or their affiliates (otherwise than through liquidation, administration or other insolvency proceedings);

"Unpaid Sum" means any sum due and payable but unpaid by a Security Party under the Finance Documents;

“US” means the United States of America;

“US Government Securities Business Day” means any day other than:

(A)	a Saturday or a Sunday; and

(B)
a day on which the Securities Industry and Financial Markets Association (or any successor organisation) recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in US Government securities;

“US Tax Obligor” means:

(a)	a Borrower which is resident for tax purposes in the US; or

(b)	(other than as disclosed to the Lender) a Borrower or a Security Party some or all whose payments under the Finance Documents are from sources within the US for US federal income tax purposes;

“V. Ships Greece Approved Manager” means V. Ships Greece Ltd., a company lawfully incorporated and validly existing under the laws of Bermuda, and includes its successors in title;

“V. Ships Shanghai Approved Manager” means V. Ships (Shanghai) Limited, a company lawfully incorporated and validly existing under the laws of China, and includes its successors in title;

“Vessels” means:

(a)
the bulk carrier motor vessel “AEOLIAN”, of approximately 33,366 gt and 27,201 nt, built in 2012 in Japan, IMO No. 9580209 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Maraldi Borrower with Official No. 20935 (the “Maraldi Vessel”),

(b)
the bulk carrier motor vessel “ARYA”, of approximately 34,794 gt and 20,209 nt, built in 2013 in Japan, IMO No. 9667435 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Shaekerstone Borrower with Official No. 23373 (the “Shaekerstone Vessel”),

(c)
the bulk carrier motor vessel “BUILDER”, of approximately 44,289 gt and 26,846 nt, built in 2012 in China, IMO No. 9589255 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Valrose Borrower with Official No. 20873 (the “Valrose Vessel”),

(d)
the bulk carrier motor vessel “CLARA”, of approximately 31,532 gt and 18,767 nt, built in 2008 in Japan, IMO No. 9389124 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Merle Borrower with Official No. 13468 (the “Merle Vessel”),

(e)
the bulk carrier motor vessel “DORADO”, of approximately 93,733 gt and 58,829 nt, built in 2011 in Philippines, IMO No. 9585106 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Kinsley Borrower with Official No. 18309 (the “Kinsley Vessel”),

(f)
the bulk carrier motor vessel “ENNA”, of approximately 44,289 gt and 26,846 nt, built in 2011 in China, IMO No. 9453743 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Oldstone Borrower with Official No. 18477 (the “Oldstone Vessel”)

(g)
the bulk carrier motor vessel “EQUITY”, of approximately 24,168 gt and 12,146 nt, built in 2013 in China, IMO No. 9577628 registered under the laws and flag of Republic of the Marshall Islands at the Ships Registry of the port of Majuro in the ownership of the Dramont Borrower with Official No. 4181 (the “Dramont Vessel”),

(h)
the bulk carrier motor vessel “FARMER”, of approximately 44,289 gt and 26,846 nt, built in 2012 in China, IMO No. 9589267 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Terron Borrower with Official No. 20874 (the “Terron Vessel”),

(i)
the bulk carrier motor vessel “FRONTIER”, of approximately 44,289 gt and 26,846 nt, built in 2012 in Japan, IMO No. 9604976 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Cromford Borrower with Official No. 24207 (the “Cromford Vessel”),

(j)
the bulk carrier motor vessel “GRENETA”, of approximately 43,012 gt and 27,239 nt, built in 2010 in Japan, IMO No. 9461104 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Greneta Borrower with Official No. 21220 (the “Greneta Vessel”),

(k)
the bulk carrier motor vessel “MIRACLE”, of approximately 92,379 gt and 60,235 nt, built in 2011 in Philippines, IMO No. 9500742 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Bilstone Borrower with Official No. 23691 (the “Bilstone Vessel”),

(l)
the bulk carrier motor vessel “NORMA”, of approximately 32,837 gt and 19,559 nt, built in 2010 in China, IMO No. 9490739 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Adstone Borrower with Official No. 21631 (the “Adstone Vessel”),

(m)
the bulk carrier motor vessel “ROSE”, of approximately 39,737 gt and 25,754 nt, built in 2008 in Japan, IMO No. 9464508 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Gassin Borrower with Official No. 21218 (the “Gassin Vessel”),

(n)
the bulk carrier motor vessel “SEABIRD”, of approximately 36,280 gt and 21,605 nt, built in 2016 in China, IMO No. 9707687 registered under the laws and flag of Liberia at the Ships Registry of the port of Monrovia in the ownership of the Blondel Borrower with Official No. 20973 (the “Blondel Vessel”), and “Vessels” means all of them, in each case together with all her boats, engines, machinery tackle outfit spare gear fuel consumable and other stores belongings and appurtenances whether on board or ashore and whether now owned or hereafter acquired and all the additions, improvements and replacements in or on each of the above described vessels;

“Write-down and Conversion Powers” means:

(a)
in relation to any Bail-In Legislation described in the EU Bail-In Legislation Schedule from time to time, the powers described as such in relation to that Bail-In Legislation in the EU Bail-In Legislation Schedule; and

(b)	in relation to any other applicable Bail-In Legislation or UK Bail-In Legislation:

(i)
any powers under that Bail-In Legislation or, as the case may be, UK Bail-In Legislation to cancel, transfer or dilute shares issued by a person that is a bank or investment firm or other financial institution or Affiliate of a bank, investment firm or other financial institution, to cancel, reduce, modify or change the form of a liability of such a person or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers; and

(ii)	any similar or analogous powers under that Bail-In Legislation or UK Bail-In Legislation.

1.3	Interpretation

In this Agreement:

(a)	“asset” includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

(b)	“company” includes any partnership, joint venture and unincorporated association;

(c)	“consent” includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

(d)	“contingent liability” means a liability which is not certain to arise and/or the amount of which remains unascertained;

(e)	"continuing", in relation to any Default or any Event of Default, means that the Default or the Event of Default has not been remedied or waived;

(f)	“document” includes a deed; also a letter or fax;

(g)	“legal or administrative action” means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

(h)	“liability” includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

(i)
“law” includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

(j)	“policy”, in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

(k)
“protection and indemnity risks” means the usual risks covered by a protection and indemnity association which is a member of the international group of protection and indemnity associations (“IG”), including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 8 of the Institute Time Clauses (Hulls)(1/11/1995) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

(l)
“successor in title” includes any person who is entitled (by assignment, novation, merger or otherwise) to any other person’s rights under this Agreement or any Security Document (or any interest in those rights) or who, as administrator, liquidator or otherwise, is entitled to exercise those rights; and in particular references to a successor in title include a person to whom those rights (or any interest in those rights) are transferred or pass as a result of a merger, division, reconstruction or other reorganisation of it or any other person;

(m)	“War risks” includes the risk of mines, blocking and trapping, missing vessel, confiscation, war P&I and all risks excluded by clause 24 of the Institute Time Clauses (Hulls) (1/11/95).

(n)	reference to:

(i)	any “enactment” shall be deemed to include references to such enactment as re-enacted, amended or extended;

(ii)
a “person” shall be construed as including reference to an individual, firm, company, corporation, unincorporated body of persons or any State, political sub-division of a state and local or municipal authority, any agency of such State and any international organisation and any person includes such person’s assignees and successors in title;

(iii)
a “regulation” includes any present or future regulation, rule, directive, requirement, request or guideline (whether or not having the force of law, but if not having the force of law, with which the relevant person habitually complies with) of any governmental, intergovernmental or national or supranational body, agency, department, central bank or government department or any regulatory, self-regulatory or other authority or organisation and, for the avoidance of doubt, shall include any Basel III Regulation;

(iv)
a “guarantee” include references to an indemnity or other assurance against financial loss including, without limitation, an obligation to purchase assets or services as a consequence of a default by any other person to pay any Financial Indebtedness and “guaranteed” shall be construed accordingly;

(v)
this Agreement (or to any specified provisions thereof) and all documents referred to in this Agreement (or to any specified provisions thereof) shall be construed as references to this Agreement, that provision or that document as are in force for the time being and as are amended and/or supplemented from time to time;

(vi)	this Agreement includes all the terms of this Agreement and any schedules, annexes or appendices to this Agreement, which form an integral part of same; and

(vii)	clauses, sub-clauses and schedules are to Clauses, Sub-Clauses and schedules in this Agreement;

(o)	Clause headings and the table of contents are inserted for convenience of reference only and shall be ignored in the interpretation of this Agreement;

(p)
subject to any specific provision of this Agreement or of any assignment and/or participation or syndication agreement of any nature whatsoever, reference to each of the parties hereto and to the Security Documents shall be deemed to be reference to and/or to include, as appropriate, their respective successors and permitted assigns;

(q)	where the context so admits, words in the singular include the plural and vice versa;

(r)
a Default (other than an Event of Default) is "continuing" if it has not been remedied or waived by the Lender and an Event of Default is "continuing" if it has not been remedied or waived by the Lender; and

(s)	the words “including” and “in particular” shall not be construed as limiting the generality of any foregoing words.

1.4	Same meaning

Unless a contrary indication appears, a term used in any Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

1.5	Inconsistency

Unless a contrary indication appears, in the event of any inconsistency between the terms of this Agreement and the terms of any Security Document when dealing with the same or similar subject matter (other than as relates to the creation and/or perfection of security) are subject to the terms of this Agreement and, in the event of any conflict between any provision of this Agreement and any provision of any Security Document (other than in relation to the creation and/or perfection of security) the provisions of this Agreement shall prevail.

1.6	Finance Documents

Where any other Finance Document provides that Clause 1.3 (Interpretation), shall apply to that Security Document, any other provision of this Agreement which, by its terms, purports to apply to all or any of the Security Documents shall apply to that Security Document as if set out in it but with all necessary changes.

2.	THE LOAN

2.1	Commitment to lend

The Lender, relying upon (inter alia) each of the representations and warranties set forth in Clause 7 (Representations and warranties) and in each of the other Security Documents, agrees to lend to the Borrowers, as joint and several borrowers, in one (1) Advance and upon and subject to the terms of this Agreement, the amount specified in Clause 1.1 (Amount and purpose) and the Borrowers shall apply all amounts borrowed under the Commitment in accordance with Clause 1.1 (Amount and purpose).

2.2	Drawdown Notice and commitment to borrow

Subject to the terms and conditions of this Agreement, the Commitment shall be advanced to the Borrowers on the Drawdown Date following receipt by the Lender from the Borrowers of a Drawdown Notice complying with the terms of this Agreement and signed by a director or a duly authorised attorney-in-fact of the Borrowers not later than 10 a.m. (London time) on the second Business Day before the date on which the drawdown is intended to be made.  A Drawdown Notice shall be effective on actual receipt thereof by the Lender and, once given, shall, subject as provided in Clause 3.6 (Market disruption), be irrevocable.

2.3	Number of advances agreed

The Commitment shall be advanced to the Borrowers in one (1) Advance, and any amount undrawn under the Commitment shall be cancelled and may not be borrowed by the Borrowers at a later date.

2.4	Disbursement

(a)
Upon receipt of the Drawdown Notice complying with the terms of this Agreement the Lender shall, subject to the provisions of Clause 7 (Conditions) and Schedule 2 (Documents and evidence required as conditions precedent), on the date specified in the Drawdown Notice, make the Commitment available to the Borrowers;

(b)	Payment to the Borrowers shall be made to the account which the Borrowers specify in the Drawdown Notice.

(c)	The Borrowers shall procure that the proceeds of the Loan shall be for the purposes described in Clause 1.1 (Amount and purpose).

2.5	Application of Proceeds

Without prejudice to the Borrowers’ obligations under Clause 8.1(c) (Use of proceeds), the Lender is not bound to monitor or verify the application of any amount borrowed pursuant to this Agreement and shall not have any responsibility for the application of the proceeds of the Loan (or any part thereof) by the Borrowers.

2.6	Termination date of the Commitment

Any part of the Commitment not advanced on the Final Availability Date shall be cancelled.

2.7	Evidence

It is hereby expressly agreed and admitted by the Borrowers that (save in the case of manifest error or in the case of wilful misconduct of the officers or employees of the Lender) abstracts or photocopies of the books of the Lender as well as statements of accounts or a certificate signed by an authorised officer of the Lender shall be conclusive, binding and full evidence on the Borrowers as to the existence and/or the amount of the at any time Outstanding Indebtedness, of any amount due under this Agreement, of the applicable interest rate or Default Rate or any other rate provided for or referred to in this Agreement, the Interest Period, the payment or non-payment of any amount.  Nevertheless, enforcement procedures or any other Court or out-of-court procedure can be commenced by the Lender on the basis of the above mentioned means of evidence including written statements or certificates of the Lender.

2.8	Cancellation

The Borrowers shall be entitled to cancel any undrawn part of the Commitment under this Agreement upon giving the Lender not less than three (3) Business Days’ notice in writing to that effect, provided that no Drawdown Notice has been given to the Lender for the full amount of the Commitment or in respect of the portion thereof in respect of which cancellation is required by the Borrowers.  Any such notice of cancellation, once given, shall be irrevocable. Any amount cancelled may not be drawn. Notwithstanding any such cancellation pursuant to this Clause 2.8 the Borrowers shall continue to be liable for any and all amounts due to the Lender under this Agreement including without limitation any amounts due to the Lender under Clause 11 (Indemnities).

2.9	Interest to co-borrow

The Borrowers have an interest in borrowing jointly and severally and in that the Commitment would not have been available to each one of the Borrowers separately.

3.	INTEREST AND INTEREST PERIODS

3.1	Normal Interest Rate

The Borrowers shall pay interest on the Loan (or as the case may be, each portion thereof to which a different Interest Period relates) in respect of each Interest Period related thereto on each Interest Payment Date.  The interest rate for the calculation of interest shall be the rate per annum determined by the Lender to be the aggregate of:

(i)	the Margin; and

(ii)	the Reference Rate for such Interest Period.

3.2	Selection of Interest Period

The Borrowers may by notice received by the Lender not later than 10 a.m. (London time) on the second Business Day before the beginning of each Interest Period specify (subject to Clause 3.3 (Determination of Interest Periods)) whether such Interest Period shall have a duration of one (1), three (3) or six (6) months (or such other period as may be requested by the Borrowers and as the Lender, in its sole discretion, may agree to).

3.3	Determination of Interest Period

Every Interest Period shall, subject to market availability, be of the duration required by, or specified by the Borrowers pursuant to, Clause 3.2 (Selection of Interest Period) but so that:

(a)
the initial Interest Period in respect of the Loan will commence on the Drawdown Date and end on the last day of that Interest Period and each subsequent Interest Period shall commence forthwith upon the expiry of the previous Interest Period;

(b)	no Interest Period shall extend beyond the Final Maturity Date;

(c)
if any Interest Period would otherwise overrun one or more Repayment Dates, then, in the case of the last Repayment Date, such Interest Period shall end on such Repayment Date, and in the case of any other Repayment Date or Dates the Loan shall be divided into parts so that there is one part equal to the amount of the Repayment Instalment due on each Repayment Date falling during that Interest Period and having an Interest Period ending on the relevant Repayment Date and another part equal to the amount of the balance of the Loan having an Interest Period determined in accordance with Clause 3.2 (Selection of Interest Period) and the other provisions of this Clause 3.3 and the expression “Interest Period in respect of the Loan” when used in this Agreement refers to the Interest Period in respect of the balance of the Loan;

(d)
if the Borrowers fail to specify the duration of an Interest Period in accordance with the provisions of Clause 3.2 (Selection of Interest Period) and this Clause 3.3, such Interest Period shall have a duration of three (3) months unless another period shall be determined by the Lender provided always that such period (whether of three (3) months or of different duration) shall comply with this Clause 3.3;

(e)
if the Lender determines that funds for the duration of an Interest Period specified by the Borrowers in accordance with Clause 3.2 (Selection of Interest Period) are not readily available, then that Interest Period shall have such duration as the Lender, in consultation with the Borrowers, may determine;

(f)	provided, always, that:

(i)
any Interest Period which commences on the last day of a calendar month, and any Interest Period which commences on the day on which there is no numerically corresponding day in the calendar month during which such Interest Period is due to end, shall end on the last Business Day of the calendar month during which such Interest Period is due to end; and

(ii)
if the last day of an Interest Period is not a Business Day the Interest Period shall be extended until the next following Business Day unless such next following Business Day falls in the next calendar month in which case such Interest Period shall be shortened to expire on the preceding Business Day.

3.4	Default Interest

(a)
Default interest: If a Security Party fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the Unpaid Sum from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is 2.00%  per annum higher than the rate which would have been payable if the Unpaid Sum had, during the period of non-payment, constituted part of the Loan in the currency of the Unpaid Sum for successive Interest Periods, each of a duration selected by the Lender. Any interest accruing under this Clause 3.4 (Default interest) shall be immediately payable by the Security Party on demand by the Lender.

(b)	If an Unpaid Sum consists of all or part of the Loan which became due on a day which was not the last day of an Interest Period relating to the Loan or that part of the Loan:

(i)	the first Interest Period for that Unpaid Sum shall have a duration equal to the unexpired portion of the current Interest Period relating to the Loan or that part of the Loan; and

(ii)	the rate of interest applying to that Unpaid Sum during that first Interest Period shall be 2.00% per annum higher than the rate which would have applied if that Unpaid Sum had not become due.

(b)
Payment of accrued default interest: Subject to the other provisions of this Agreement, any interest due under this Clause 3.4 shall be paid on the last day of the period by reference to which it was determined.

(c)
Compounding of default interest:  Any such interest which is not paid at the end of the period by reference to which it was determined may thereupon be compounded every six (6) months and shall be payable on demand.

(d)
Application to Master Agreement: For the avoidance of doubt, this Clause 3.4 does not apply to any amount payable under the Master Agreement in respect of any continuing Designated Transaction in respect of the Master Agreement as to which section 2(e) (Default Interest; Other Amounts) of the Master Agreement shall apply.

3.5	Notification of Interest Periods and Interest Rate

The Lender shall notify the Borrowers promptly of the duration of each Interest Period and of each rate of interest determined by it under this Clause 3.  However, omission of the Lender to make such notification (without the application of the Borrowers) will not constitute and will not be interpreted as if to constitute a breach of obligation of the Lender except in case of gross negligence or willful misconduct.

3.6	Market disruption

If before close of business in Athens and Piraeus on the Quotation Day for the relevant Interest Period, the Lender determines (in its sole discretion) that its cost of funds relating to the Loan would be in excess of the Market Disruption Rate, then Clause 3.7 (Cost of funds) shall apply to the Loan for the relevant Interest Period.

3.7	Cost of funds

(a)
If this Clause 3.7 (Cost of funds) applies, the rate of interest on the Loan or the relevant part of the Loan for the relevant Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin; and

(ii)	the rate notified by the Lender to the Borrower, which expresses as a percentage rate per annum the Lender’s cost of funds relating to the Loan or the relevant part thereof.

(b)
If this Clause 3.7 (Cost of funds) applies and the Lender or the Borrowers so require, the Lender and the Borrower shall enter into negotiations (for a period of not more than 30 days) with a view to agreeing a substitute basis for determining the rate of interest or (as the case may be) an alternative basis for funding.

(c)	If any rate notified to the Lender under sub-paragraph (ii) of paragraph (a) above is less than zero, the relevant rate shall be deemed to be zero.

(d)
If no substitute or alternative basis agreed pursuant to paragraph (b) above, the Borrowers may give the Lender not less than 5 days’ notice of its intention to prepay the Loan at the end of the interest period set by the Lender.

(e)
A notice under paragraph (e) above shall be irrevocable; and on the last Business Day of the interest period set by the Lender the Borrowers shall prepay (without premium or penalty) the Loan, together with accrued interest thereon at the applicable interest rate and the balance of the Outstanding Indebtedness.

(f)	The provisions of Clause 4 (Repayment-Prepayment) shall apply in relation to the prepayment made hereunder.

3.8	Unavailability of Term SOFR

(a)
Interpolated Term SOFR:  If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(b)
Historic Term SOFR: If no Term SOFR is available for the Interest Period of the Loan or any part of the Loan and it is not possible to calculate the Interpolated Term SOFR, the applicable Reference Rate shall be the Historic Term SOFR for the Loan or that part of the Loan.

(c)
Interpolated Historic Term SOFR: If paragraph (b) above applies but no Historic Term SOFR is available for the Interest Period of the Loan or any part of the Loan, the applicable Reference Rate shall be the Interpolated Historic Term SOFR for a period equal in length to the Interest Period of the Loan or that part of the Loan.

(d)
Cost of funds:  If paragraph (c) above applies but it is not possible to calculate the Interpolated Historic Term SOFR, there shall be no Reference Rate for the Loan or that part of the Loan (as applicable) and Clause 3.7 (Cost of Funds) shall apply to the Loan or that part of the Loan for that Interest Period.

3.9	Changes to Reference Rates

(a)	If a Published Rate Replacement Event has occurred in relation to any Published Rate, any amendment or waiver which relates to:

(i)	providing for the use of a Replacement Reference Rate; and

(ii)

(A)	aligning any provision of any Finance Document to the use of that Replacement Reference Rate;

(B)
enabling that Replacement Reference Rate to be used for the calculation of interest under this Agreement (including, without limitation, any consequential changes required to enable that Replacement Reference Rate to be used for the purposes of this Agreement);

(C)	implementing market conventions applicable to that Replacement Reference Rate;

(D)	providing for appropriate fallback (and market disruption) provisions for that Replacement Reference Rate; or

(E)
adjusting the pricing to reduce or eliminate, to the extent reasonably practicable, any transfer of economic value from one Party to another as a result of the application of that Replacement Reference Rate (and if any adjustment or method for calculating any adjustment has been formally designated, nominated or recommended by the Relevant Nominating Body, the adjustment shall be determined on the basis of that designation, nomination or recommendation), may be made with the consent of the Lender and the Borrowers.

(b)	In this Clause 3.9 (Changes to reference rates):

"Published Rate" means Term SOFR for any Quoted Tenor.

"Published Rate Contingency Period" means, in relation to:

(a)	Term SOFR (all Quoted Tenors), 10 US Government Securities Business Days; and

(b)	SOFR, 10 US Government Securities Business Days.

"Published Rate Replacement Event" means, in relation to a Published Rate:

(a)	the methodology, formula or other means of determining that Published Rate has, in the opinion of the Lender and the Borrowers, materially changed;

  (b)

(i)

(A)	the administrator of that Published Rate or its supervisor publicly announces that such administrator is insolvent; or

(B)
information is published in any order, decree, notice, petition or filing, however described, of or filed with a court, tribunal, exchange, regulatory authority or similar administrative, regulatory or judicial body which reasonably confirms that the administrator of that Published Rate is insolvent, provided that, in each case, at that time, there is no successor administrator to continue to provide that Published Rate;

(ii)
the administrator of that Published Rate publicly announces that it has ceased or will cease to provide that Published Rate permanently or indefinitely and, at that time, there is no successor administrator to continue to provide that Published Rate;

(iii)	the supervisor of the administrator of that Published Rate publicly announces that such Published Rate has been or will be permanently or indefinitely discontinued; or

(iv)	the administrator of that Published Rate or its supervisor announces that that Published Rate may no longer be used; or

(c)
the administrator of that Published Rate (or the administrator of an interest rate which is a constituent element of that Published Rate) determines that that Published Rate should be calculated in accordance with its reduced submissions or other contingency or fallback policies or arrangements and either:

(i)	the circumstance(s) or event(s) leading to such determination are not (in the opinion of the Lender and the Borrowers) temporary; or

(ii)	that Published Rate is calculated in accordance with any such policy or arrangement for a period no less than the applicable Published Rate Contingency Period; or

(d)	in the opinion of the Lender and the Borrowers, that Published Rate is otherwise no longer appropriate for the purposes of calculating interest under this Agreement.

"Quoted Tenor" means, in relation to Term SOFR, any period for which that rate is customarily displayed on the relevant page or screen of an information service.

"Relevant Nominating Body" means any applicable central bank, regulator or other supervisory authority or a group of them, or any working group or committee sponsored or chaired by, or constituted at the request of, any of them or the Financial Stability Board.

"Replacement Reference Rate" means a reference rate which is:

(a)	formally designated, nominated or recommended as the replacement for a Published Rate by:

(i)	the administrator of that Published Rate; or

(ii)	any Relevant Nominating Body,

and if replacements have, at the relevant time, been formally designated, nominated or recommended under both paragraphs, the "Replacement Reference Rate" will be the replacement under paragraph (ii) above;

(b)
in the opinion of the Lender and the Borrowers, generally accepted in the international or any relevant domestic syndicated loan markets as the appropriate successor or alternative to a Published Rate; or

(c)	in the opinion of the Lender and the Borrowers, an appropriate successor or alternative to a Published Rate.

3.10        Hedging

(a)
The execution of the Master Agreement does not commit the Swap Bank to conclude Designated Transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Swap Bank is willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can then be agreed at the relevant time subject to and upon the terms and conditions of this Clause 3.10 (Hedging).

(b)	The aggregate notional amount of the Designated Transactions in respect of the Master Agreement shall not exceed the aggregate amount of the Loan.

(c)	The Master Agreement shall:

(i)	be for a term ending no later than the Final Maturity Date;

(ii)	have settlement dates coinciding with the Interest Payment Dates relevant to that part of the Loan it is supposed to be hedging; and

(iii)	provide that the Termination Currency (as defined in the Master Agreement) shall be Dollars.

(d)	The rights of the Borrowers under the Master Agreement shall be assigned by way of security under the Master Agreement Swap Assignment.

(e)
If, at any time, the aggregate notional principal amount of the Designated Transactions in respect of the Master Agreement exceeds or, as a result of any repayment or prepayment under this Agreement, will exceed 100 per cent. of the Loan at that time, the Borrowers must promptly notify the Swap Bank and must, at the request of the Swap Bank, reduce the aggregate notional amount of those Designated Transactions by an amount so that it no longer exceeds or will not exceed 100% of the Loan then or that will be outstanding.

(f)
Any reductions in the aggregate notional amount of the Designated Transactions in respect of the Master Agreement in accordance with paragraph (f) above will be apportioned between those Designated Transactions pro rata or as otherwise determined by the Borrowers.

(g)	Paragraph (f) above shall not apply to any Designated Transactions in respect of the Master Agreement under which the Borrowers has not any actual or contingent indebtedness.

(h)	The Swap Bank may not terminate or close out any Designated Transactions in respect of the Master Agreement (in whole or in part) except:

(i)	in accordance with paragraph (e) above;

(ii)	while an Event of Default under Clause 10 (Events Default) is continuing or following notice under Clause 10.2 (Consequences of an Event Default – Acceleration);

(iii)	if the Outstanding Indebtedness (other than the Master Agreement Liabilities) have been irrevocably and unconditionally paid and discharged in full;

(iv)	if requested at any time by the Borrowers (in the Borrowers absolute discretion); or

(v)	as otherwise provided in the Master Agreement.

(i)	Any such assigning by way of security is without prejudice to, and after giving effect to, the operation of any payment or close-out netting in respect of any amounts owing under the Master Agreement.

(j)	The Swap Bank shall not be liable for the performance of the Borrowers’ obligations under the Master Agreement.

(k)
It shall be a condition to the effectiveness of the Master Agreement that, if required by the law of any Approved Flag on which a Ship is registered in order to ensure that the obligations of the Borrowers under the Master Agreement are secured by each Mortgage, any necessary supplement or addendum to a Mortgage is executed and registered.

4.	REPAYMENT - PREPAYMENT

4.1	Repayment

The Borrowers shall and it is expressly undertaken by the Borrowers, jointly and severally, to repay the Loan by (a) twenty (20) equal consecutive quarterly Repayment Instalments, the first of which to be repaid on the date falling on three (3) months after the Drawdown Date and each of the subsequent ones consecutively falling due for payment on each of the dates falling three (3) months after the immediately preceding Repayment Date with the last (the 20th) of such Repayment Instalments falling due for payment on the Final Maturity Date and (b) a balloon installment in the amount of Dollars Seventy nine million nine hundred fifty seven thousand three hundred thirty eight ($79,957,338) (the “Balloon Installment”) to be repaid together with the last (the 20th) Repayment Installment on the Final Maturity Date; subject to the provisions of this Agreement, each of such Repayment Instalments shall be in the amount of Dollars Three million five hundred nine thousand five hundred ($3,509,500);

Provided, always, that (a) if the last Repayment Date would otherwise fall after the Final Maturity Date, such last Repayment Date shall be the Final Maturity Date, (b) there shall be no Repayment Dates after the Final Maturity Date, (c) on the Final Maturity Date the Borrowers shall also pay to the Lender any and all other monies then payable under this Agreement and the Security Documents and (d) if any of the Repayment Instalments shall become due on a day which is not a Business Day, the due date therefor shall be extended to the next succeeding Business Day unless such Business Day falls in the next calendar month, in which event such due date shall be the immediately preceding Business Day.

4.2	Voluntary Prepayment

The Borrowers shall have the right, upon giving the Lender not less than five (5) Business Days’ notice in writing, to prepay part or all of the Loan (without premium or penalty) in each case together with all unpaid interest accrued thereon and all other sums of money whatsoever due and owing from the Borrowers hereunder or pursuant to the Security Documents and all interest accrued thereon, provided that:

(a)	the giving of such notice by the Borrowers will irrevocably commit the Borrowers to prepay such amount as stated in such notice;

(b)
if such prepayment takes place on a day other than the last day of an Interest Period in respect of the Loan the Borrowers will pay in addition to the amount to be prepaid, any Break Costs as may be payable pursuant to Clause 11.2 (Break Costs);

(c)	each partial prepayment shall be equal to One hundred thousand Dollars ($100,000) or a whole multiple thereof or the balance of the Loan;

(d)
any prepayment of less than the whole of the Loan will be applied towards reduction of the Balloon Instalment and the outstanding Repayment Installments in the Borrowers’ option either pro-rata or in inverse chronological order of maturity or in direct chronological order of maturity;

(e)
every notice of prepayment shall be effective only on actual receipt (including by fax or electronic mail) by the Lender, shall be irrevocable and shall oblige the Borrowers to make such prepayment on the date specified;

(f)	no amount prepaid may be re-borrowed; and

(g)	the Borrowers may not prepay the Loan or any part thereof save as expressly provided in this Agreement.

4.3	Compulsory Prepayment in case of Total Loss or sale or refinancing of a Vessel

(a)	Compulsory Prepayment in case of Total Loss of a Vessel: On a Vessel becoming a Total Loss:

(i)	prior to the advance of the Commitment (or any part thereof), the obligation of the Lender to advance part of the Commitment with respect to that Vessel shall immediately cease; or

(ii)
in the event that the Commitment (or any part thereof) has already been advanced, the Borrowers shall prepay the Relevant Required Amount (as hereinafter defined) together with all additional amounts payable pursuant to the provisions of Clause 4.4 (Amounts payable on prepayment), without penalty, premium or prepayment fee, the latest on the date falling one hundred and eighty (180) days after the Total Loss Date or, if earlier, on the date upon which the insurance proceeds in respect of such Total Loss are or Requisition Compensation is received by the relevant Borrower (or the Lender pursuant to the Security Documents).

The Lender shall notify to the Borrowers the total additional amounts payable pursuant to the foregoing provisions of this Clause 4.3(a) and the Borrowers shall be obliged to make such repayment of the Loan and payment of interest and other monies as aforesaid on the date specified in the foregoing provisions of this Clause 4.3(a).

(b)
Compulsory Prepayment in case of sale or refinancing of a Mortgaged Vessel: If a Mortgaged Vessel is sold or refinanced, the Borrowers shall thereupon be obliged to prepay to the Lender an amount equal to the Relevant Required Amount referred to in Sub-Clause (c);

provided that the Borrowers may not sell or enter into any agreement to sell or otherwise dispose of a Mortgaged Vessel without the prior written consent of the Lender), unless (i) no Event of Default has occurred and is continuing at the time or will, on completion of such sale, have occurred and be continuing and (ii) the Borrowers deliver to the Lender evidence satisfactory to it (a copy of the memorandum of agreement duly signed by both parties will be deemed satisfactory evidence) that on or immediately after the delivery of such Vessel to the relevant purchaser, the net sale proceeds of such Vessel will be not less than the Relevant Required Amount, which shall be payable to the Lender upon completion of such sale pursuant to this Clause 4.3 together with all sums payable by the Borrowers to the Lender under Clause 4.4 (Amounts payable on Prepayment); or in case the net sale proceeds of that Mortgaged Vessel will be less than the Relevant Required Amount the Borrowers shall have the option of covering any such shortfall through their own funds on or prior to the Vessel’s delivery date.

(c)	Relevant Required Amount: For the purpose of this Clause 4.3 “Relevant Required Amount” in relation to a Mortgaged Vessel means the higher of:

(i)
that Mortgaged Vessel’s contribution as appear next to its name in Schedule 6 (Vessels’ contribution) multiplied by the outstanding amount of the Loan at the time of prepayment of the Relevant Required Amount; and

(ii)
the amount which is required to be repaid to the Lender so that, after the payment to the Lender of the amount referred to in paragraph (i) of this Sub-Clause (c), the Security Value of the remaining Mortgaged Vessels at least equals the Security Requirement applicable after payment of the Total Loss or, as the case may be, sale or refinancing proceeds of the Mortgaged Vessel so lost or sold or refinanced or otherwise released; and in each case together with all amounts payable under Clause 4.4 (Amounts payable on prepayment); and in each case together with all amounts payable under Clause 4.4 (Amounts payable on prepayment); and

(d)
Application of the Relevant Required Amount: the Relevant Required Amount received by the Lender pursuant to Sub-Clause (c) shall be applied towards pro-rata reduction of the Balloon Instalment and the outstanding Repayment Installments.

4.4	Amounts payable on prepayment

 Any prepayment of all or part of the Loan under this Agreement shall be made together with:

(a)
accrued interest on the prepaid part of the Loan to the date of such prepayment (calculated, in the case of prepayment pursuant to Clause 3.7(d) at a rate equal to the aggregate of the Margin and the cost to the Lender of funding the Loan);

(b)	any additional amount payable under Clause 6.5 (Grossing-up for Taxes) or 12.2 (Increased cost);

(c)
all other sums due and payable by the Borrowers to the Lender under this Agreement, the Master Agreement or any of the Security Documents including, without limitation, any amounts payable under Clause 11 (Indemnities); and

(d)
in relation to any prepayment made on a date other than an Interest Payment Date in respect of the whole of the Loan, it shall, in addition to the amount prepaid and accrued interest, pay to the Lender any amount which the Lender may certify is necessary to compensate the Lender for any Break Costs incurred by the Lender as a result of the making of the prepayment in question.

4.5	Release of Borrowers

As soon as reasonably practicable after the Relevant Required Amount is prepaid pursuant to Clause 4.2 (Voluntary Prepayment) or Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Vessel),and in each case together with any other amounts payable pursuant to Clause 4.4 (Amounts payable on prepayment) being prepaid, the Lender will, subject to being indemnified by the Borrowers to its satisfaction against the cost of doing so, irrevocably and unconditionally release the Borrower owning the Vessel so lost or sold or refinanced or otherwise, any other Security Party and any Approved Manager having granted Security Interest over the relevant Vessel from its respective obligations under the Finance Documents to which it is respectively a party and reassign to that Borrower, that Security Party and that Approved Manager, without any warranty, representation, covenant or other recourse, any rights which had been assigned by that Borrower under those Finance  Documents  and, for the avoidance of doubt, the pledge created pursuant to Clause 8.1(j) (Pledged Liquidity) shall be also released and the part of the Pledged Liquidity applicable to that Borrower shall be freely available,  Provided that at the time of the release no Event of Default has occurred and is continuing nor will result from such release.

5.	FEES AND EXPENSES

5.1	Fees

The Borrowers shall pay to the Lender a non-refundable arrangement fee (the “Arrangement Fee”) equal to zero point five zero per cent. (0.50%) of the amount of the Loan, which may, at the Borrowers’ option, be payable by way of set off from the Loan proceeds on the Drawdown Date.

5.2	Expenses

The Borrowers shall (and it is hereby expressly undertaken by the Borrowers to) pay to the Lender within ten (10) Business Days of its demand:

(a)
Initial and Amendment expenses: all documented expenses (including printing and out-of-pocket expenses) reasonably incurred by the Lender in connection with the negotiation, preparation and execution of this Agreement and the Security Documents and of any amendment or extension of or the granting of any waiver or consent under this Agreement and/or any of the Security Documents and/or in connection with any proposal by the Borrowers to constitute additional security pursuant to Clause 8.2(a) (Security shortfall - Additional Security), whether any such security shall in fact be constituted or not;

(b)
Enforcement expenses: all expenses (including legal and out-of-pocket expenses) incurred by the Lender in contemplation of, or otherwise in connection with, the enforcement of, or preservation of any rights under, this Agreement and/or any of the Security Documents, or otherwise in respect of the moneys owing under this Agreement and/or any of the Security Documents or the contemplation or preparation of the above, whether they have been effected or not;

(c)
MII costs:  the Borrowers shall reimburse the Lender on demand for any and all documented costs incurred by the Lender (as conclusively certified by the Lender) in effecting and keeping effected a Mortgagee’s Interest Insurance (herein “MII”), each of which the Lender may at any time effect for an amount not exceeding 110% of the Loan at any given time and on such terms, and with such insurers as shall from time to time be determined by the Lender, provided, however, that the Lender shall in its absolute discretion appoint and instruct in respect of any such MII policy the insurance brokers in respect of such Insurance and provided, further, that in the event that the Lender effects any such Insurance on the basis of any mortgagee’s open cover, the Borrowers shall pay on demand to the Lender its proportion of premium due in respect of the relevant Vessel for which such insurance cover has been effected by the Lender, and any certificate of the Lender in respect of any such premium due by the Borrowers shall (save for manifest error) be conclusive and binding upon the Borrowers; and

(d)	Other expenses: any and all other Expenses.

5.3	Value Added Tax

All fees and expenses payable pursuant to this Clause 5 shall be paid together with value added tax or any similar tax (if any) properly chargeable thereon. Any value added tax chargeable in respect of any services supplied by the Lender under this Agreement shall, on delivery of the value added tax invoice, be paid in addition to any sum agreed to be paid hereunder.

5.4	Stamp and other duties

The Borrowers shall pay all stamp, documentary, registration or other like duties or taxes (including any duties or taxes payable by the Lender excluding income taxes on the overall net income of the Lender) imposed on or in connection with any of the Finance Documents or the Loan and shall indemnify the Lender against any liability arising by reason of any delay or omission by the Borrowers to pay such stamp, duties or taxes.

6.	PAYMENTS AND TAXES; ACCOUNTS AND CALCULATIONS

6.1	No set-off or counterclaim-no withholdings

All payments to be made by the Borrowers under any of the Finance Documents shall be made in full, without any set‑off or counterclaim whatsoever and, subject as provided in Clause 6.5 (Grossing-up for Taxes), free and clear of any deductions or withholdings:

(a)	in Dollars, not later than 11:30 a.m. (Athens time) on the Business Day (in Piraeus, Athens and New York City) on which the relevant payment is due under the terms of this Agreement; and

(b)
to such account and at such bank as the Lender may from time to time specify for this purpose by written notice to the Borrowers, reference: “Adstone Marine Corp. et al. / Loan Agreement”, or to such other account at such other bank in such place as the Lender may from time to time specify for this purpose, provided that the Lender shall have the right to change the place of account for payment upon 10 Business Days prior notice to the Borrowers.

6.2	Payment by the Lender

All sums to be advanced by the Lender to the Borrowers under this Agreement in respect of the Loan shall be remitted in Dollars on the Drawdown Date to the account or accounts as specified in the Drawdown Notice.

6.3	Payment on Business Days

All payments due under any of the Finance Documents shall be made on a Business Day.  When any payment under any of the Finance Documents (other than under the Master Agreement) would otherwise be due on a day which is not a Business Day, the due date for payment shall be extended to the next following Business Day unless such Business Day falls in the next calendar month in which case payment shall be made on the immediately preceding Business Day.

6.4	Calculations

All interest and other payments of an annual nature under any of the Finance Documents (other than the Master Agreement) shall accrue from day to day and be calculated on the basis of actual days elapsed and a 360 day year.

6.5	Grossing‑up for Taxes

(a)
If at any time any law, regulation, regulatory requirement or requirement of any governmental authority, monetary agency, central bank or the like compels the Borrowers to make payment under a Finance Document (other than the Master Agreement) subject to Governmental Withholdings (other than a FATCA Deduction), or any other deduction or withholding, the Borrowers shall pay to the Lender such additional amounts as may be necessary to ensure that there will be received by the Lender a net amount equal to the full amount which would have been received had payment not been made subject to such Governmental Withholdings other than a FATCA Deduction) or other deduction or withholding. The Borrowers shall indemnify the Lender against any losses or costs incurred by it by reason of any failure of the Borrowers to make any such deduction or withholding or by reason of any increased payment not being made on the due date for such payment.  The Borrowers shall, not later than thirty (30) days after each deduction, withholding or payment of any Governmental Withholdings other than a FATCA Deduction), forward to the Lender official receipts and any other documentary receipts and any other documentary evidence reasonably required by the Lender in respect of the payment made or to be made of any deduction or withholding or Governmental Withholding other than a FATCA Deduction). The obligations of the Borrowers under this provision shall, subject to applicable law, remain in force notwithstanding the repayment of the Loan and the payment of all interest due thereon pursuant to the provisions of this Agreement.

(b)	In this Clause 6 Tax deduction or withholding means any deduction or withholding for or on account of any present or future tax except tax on the Lender’s overall net income.

(c)
For the avoidance of doubt, Clause 6.5(a) does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement in respect of any continuing Designated Transaction as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of the Master Agreement shall apply.

6.6	Mitigation

If circumstances arise which would result in an increased amount being payable by the Borrowers under this Clause 6 then, without in any way limiting the rights of the Lender under this Clause 6, the Lender shall, if so requested by the Borrowers, use reasonable endeavours to transfer the obligations, liabilities and rights under this Agreement and the other Finance Documents to another office or financial institution not affected by the circumstances, but the Lender shall be under no obligation to take any such action if in its opinion, to do so would or might:

(a)	have an adverse effect on its business, operations or financial condition on the Lender; or

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent, with any regulation of the Lender; or

(c)	involve the Lender in any expense (unless indemnified to its reasonable satisfaction) or tax disadvantage.

6.7	Tax credits

If, following any such deduction or withholding as is referred to in Clause 6.5 (Grossing-up for Taxes) from any payment by the Borrowers, the Lender shall receive or be granted a credit against or remission for any Taxes payable by it, the Lender shall, subject to the Borrowers having made any increased payment in accordance with Clause 6.5 (Grossing-up for Taxes) reimburse the Borrowers with such amount being the proportion of such credit or remission as will leave the Lender (after such reimbursement) in no worse position than it would have been in had there been no such deduction or withholding from the payment by the Borrowers. Such reimbursement shall be made forthwith upon the Lender certifying that the amount of the credit or remission has been received by it, provided, always, that:

(a)	the Lender shall not be obliged to allocate this transaction any part of a tax repayment or credit which is referable to a number of transactions;

(b)
nothing in this Clause 6 shall oblige the Lender to rearrange its tax affairs in any particular manner, to claim any type of relief, credit, allowance or deduction instead of, or in priority to, another or to make any such claim within any particular time or to disclose any information regarding its tax affairs and computations;

(c)
nothing in this Clause 6 shall oblige the Lender to make a payment which exceeds any repayment or credit in respect of tax on account of which the Borrowers (or any of them) have/has made an increased payment under this Clause 6;

(d)	any allocation or determination made by the Lender under or in connection with this Clause 6 shall be binding on the Borrowers; and

without prejudice to the generality of the foregoing, the Borrowers shall not, by virtue of this Clause 6, be entitled to enquire about the Lender’s tax affairs.

6.8	Loan Account

The Lender shall maintain, in accordance with its usual practice an account or accounts (which shall together constitute the “account current” if such term is referred to in any relevant Mortgage) evidencing the amounts from time to time lent by, owing to and paid to it under the Finance Documents as well as all payments in respect thereof made by the Borrowers from time to time.  Such account shall, in the absence of manifest error, be conclusive as to the amount from time to time owing by the Borrowers under the Finance Documents.

7.	REPRESENTATIONS AND WARRANTIES

7.1	Continuing Representations and warranties

The Borrowers, jointly and severally, hereby represent and warrant to the Lender that, subject to Legal Reservations:

(a)
Due incorporation/Valid Existence: each of the Borrowers and each of the other corporate Security Parties is a company duly incorporated and validly existing in good standing under the laws of its respective country of incorporation and has power to carry on its respective businesses as they are now being lawfully conducted and to own its respective property and other assets and (where applicable) to purchase, own, finance and operate vessels or ship owning companies (as the case may be), as well as to undertake the obligations which have undertaken or shall undertake pursuant to the Finance Documents to which it is a party;

(b)
Due Corporate power:  each of the Borrowers has power to execute, deliver and perform its obligations under the Finance Documents to which it is a party and to borrow the Commitment and to enter into Designated Transactions under the  Master Agreement and each of the other Security Parties has power to execute and deliver and perform its obligations under the Finance Documents to which it is or is to be a party; all necessary corporate, shareholder and other action has been taken to authorise the execution, delivery and performance of the same and no limitation on the powers of any of the Borrowers to borrow the Commitment will be exceeded as a result of borrowing the Loan;

(c)
Litigation: no litigation, arbitration, tax claim or administrative proceeding involving a potential liability of the Borrowers (or any of them) or any other Security Party is current or pending or (to its or its officers’ knowledge) threatened against the Borrowers (or any of them) or any other Security Party, which, if adversely determined, would have a Material Adverse Effect, unless the Borrowers or any Security Party are contesting such proceedings in good faith and the Borrowers or, as the case may be, the relevant Security Party has provided the Lender with evidence satisfactory to the Lender in all respects that it has set aside adequate reserves with respect to the amount being claimed of it and to fund any action it is taking to contest such proceedings;

(d)
No conflict with other obligations: the execution and delivery of, the performance of their respective obligations under, and compliance with the provisions of, the Finance Documents by the relevant Security Parties will not (i) contravene any existing applicable law, statute, rule or regulation or any judgment, decree or permit to which the Borrowers (or any of them) or any other Security Party is subject, (ii) conflict with, or result in any breach of any of the terms of, or constitute a default under, any agreement or other instrument to which the Borrowers (or any of them) or any other Security Party is a party or is subject to or by which it or any of its property is bound, (iii) contravene or conflict with any provision of the memorandum and articles of association/articles of incorporation/by-laws/statutes or other constitutional documents of the Borrowers (or any of them) or any other Security Party or (iv) result in the creation or imposition of or oblige the Borrowers (or any of them) or any other Security Party to create any Security Interest (other than a Permitted Security Interest) on any of the undertakings, assets, rights or revenues of the Borrowers (or any of them) or any other Security Party;

(e)
No Immunity: neither any of the Borrowers nor any other Security Party nor any of their respective assets are entitled to immunity on the grounds of sovereignty or otherwise from any legal action or proceeding (which shall include, without limitation, suit, attachment prior to judgement, execution or other enforcement);

(f)
Shipping Company: each of the Borrowers and the Approved Managers is a shipping company involved in the owning/chartering/operating or, as the case may be, the management of ships engaged in international voyages and earning profits in free foreign currency;

(g)
Licences/Authorisation: every consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorize, or required by any Security Party in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of each of the Finance Documents or the performance by each Security Party of its obligations under the Finance Documents has been obtained or made and is in full force and effect and there has been no default in the observance of any of the conditions or restrictions (if any) imposed in, or in connection with, any of the same;

(h)	Perfected Securities: the Finance Documents do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(i)
constitute the relevant Security Party's legal, valid and binding obligations enforceable against that Security Party in accordance with their respective terms (having the requisite corporate benefit which is legally and economically sufficient); and

(ii)
create a perfected security interest in favour of the Lender, with first priority, in or over the assets and revenues intended to be covered, valid and enforceable against the Borrowers and the other relevant Security Parties subject to any relevant insolvency laws affecting creditors’ rights generally;

(i)
No Notarisation/Filing/Recording:  save for the registration of the Mortgage with the Registry under the laws of the Flag State, it is not necessary to ensure the legality, validity, enforceability or admissibility in evidence of this Agreement, any of the Security Documents that they or any other instrument be notarised, filed, recorded, registered or enrolled in any court, public office or elsewhere in any Relevant Jurisdiction or that any stamp, registration or similar tax or charge be paid in any Relevant Jurisdiction on or in relation to any of the Finance Documents and each of the Finance Documents is in proper form for its enforcement in the courts of each Relevant Jurisdiction;

(j)
Valid and binding obligations:  the Finance Documents constitute (or upon their execution - and in the case of any mortgage upon its registration at the appropriate registry - will constitute) valid and legally binding obligations of the relevant Security Parties enforceable against the Borrowers and the other Security Parties in accordance with their respective terms (subject to any relevant insolvency laws affecting creditors’ rights generally) and that there are no other agreements or arrangements which may adversely affect or conflict with the Finance Documents or the security thereby created;

(k)	Sanctions: none of the Security Parties:

(i)	is a Sanctions Restricted Person;

(ii)	owns or controls directly or indirectly a Sanctions Restricted Person; or

(iii)	has a Sanctions Restricted Person serving as a director, officer or, to the best of its knowledge, employee; and

(i)
no proceeds of the Loan shall be made available, directly or to the knowledge of the Borrowers, or any of them (after reasonable enquiry) indirectly, to or for the benefit of a Sanctions Restricted Person contrary to Sanctions or for transactions in a Sanctions Restricted Jurisdiction nor shall they be otherwise directly or indirectly, applied in a manner or for a purpose prohibited by Sanctions.

7.2	Initial representations and warranties

The Borrowers, jointly and severally, hereby further represent and warrant to the Lender, subject to Legal Reservations:

(a)
Direct obligations - Pari Passu:  the obligations of the Borrowers under this Agreement are direct, general and unconditional obligations of the Borrowers and rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness of the Borrowers with the exception of any obligations which are mandatorily preferred by law;

(b)
Information: all information, accounts, statements of financial position, exhibits and reports furnished by or on behalf of the Security Parties to the Lender and/or the Lender in connection with the negotiation and preparation of this Agreement and each of the Security Documents are true and accurate in all material respects and not misleading, do not omit material facts and all reasonable enquiries have been made to verify the facts and statements contained therein; to the knowledge of the Directors/Officers of the Borrowers, there are no other facts the omission of which would make any fact or statement therein misleading and, in the case of accounts and statements of financial position, they have been prepared in accordance with generally accepted accounting principles which have been consistently applied;

(c)	No Event of Default: no Event Default has occurred and is continuing;

(d)
No Taxes:   no Taxes are imposed by deduction, withholding or otherwise on any payment to be made by any Security Party under this Agreement and/or any of the Security Documents or are imposed on or by virtue of the execution or delivery of this Agreement and/or any of the Security Documents or any document or instrument to be executed or delivered hereunder or thereunder;  in case that any Tax exists now or will be imposed in the future, it will be borne by the Borrowers;

(e)
Tax filings: all tax returns and other statements, declarations and information required to be filed and submitted with the appropriate tax authorities of the country having jurisdiction over each of the Borrowers and each Guarantor in accordance with the applicable laws and regulations of such country, have been filed and/or submitted;

(f)
No Default under other Financial Indebtedness: to the knowledge of the Directors/Officers of each of the Borrowers and the other Security Parties, none of the Borrowers nor any other Security Party is in default under any agreement relating to Financial Indebtedness to which it is a party or by which it may be bound;

(g)	Ownership/Flag/Seaworthiness/Class/Insurance of the Vessels: each Vessel on the Drawdown Date will be:

(i)
in the absolute and free from Security Interests (other than in favour of the Lender) ownership of the Owner thereof who is and will on and after the Drawdown Date be the sole legal and beneficial owner of that Vessel

(ii)	registered in the name of the Owner thereof through the Registry under the laws and flag of the Flag State;

(iii)	operationally seaworthy and fit for service;

(iv)
classed with class notation (referred to in the relevant Mortgage) and with the relevant Classification Society, free of all overdue recommendations and qualifications of the Classification Society affecting her class;

(v)	insured in accordance with the provisions of this Agreement;

(vi)	managed by the relevant Approved Manager(s); and

(vii)	in full compliance with the ISM Code and the ISPS Code;

(h)
No Security Interests: neither the Vessels (or any of them) nor their/her Earnings, Requisition Compensation or Insurances nor any other properties or rights which are, or are to be, the subject of any of the Finance Documents nor any part thereof is or will, on the Drawdown Date, be subject to any Security Interests other than Permitted Security Interests.

(i)
No Material Adverse Change:  there has been no Material Adverse Change in the financial position of any of the Borrowers or any Security Party from that existing on the date of this Agreement as described by or on behalf of each of the Borrowers or any other Security Party to the Lender in the negotiation of this Agreement;

(j)	Compliance with Environmental Laws and Approvals: except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Lender:

(i)	each Owner has complied with the provisions of all Environmental Laws applicable to it;

(ii)	each Owner has obtained all Environmental Approvals applicable to it and are in compliance with all such Environmental Approvals; and

(iii)	each Owner has not received notice of any Environmental Claim that it is not in compliance with any Environmental Law or any Environmental Approval applicable to it;

(k)	No Environmental Claims: except as may already have been disclosed by the Borrowers in writing to, and acknowledged in writing by, the Lender:

(i)	there is no Environmental Claim in aggregate exceeding $1,000,000 pending or, to the best of the Borrowers’ knowledge and belief, threatened against any of the Borrowers and the Vessels; and

(i)
there has been no emission, spill, release or discharge of a Material of Environmental concern from a Vessel, which could give rise to an Environmental Claim in aggregate exceeding $1,000,000 or, to the best of the Borrowers’ knowledge and belief (having made due enquiry), any of their respective Environmental Affiliates, in each case likely to have a Material Adverse Effect;

(m)
Shareholdings: as at the date hereof (i) all of the issued shares in each of the Borrowers is held directly or indirectly by the Initial Guarantor (being as of the date of this Agreement the sole shareholder of each Borrower), (ii) all of the issued shares in the Ships Guarantor is held directly or indirectly by the Holding Guarantor (being as of the date of this Agreement the sole shareholder of the Ships Guarantor) and (iii) at least 30% of the issued common share capital of the Initial Guarantor is directly or indirectly held by members of the Konstantakopoulos Family and on the date of this Agreement Mr. Konstantinos V. Konstantakopoulos is Chairman of the Board of Directors or Chief Executive Officer of the Initial Guarantor;

(n)
Copies true and complete: the copies of the Assignable Charterparties and the Management Agreements delivered or to be delivered to the Lender pursuant to Schedule 2, Part-2 are, or will when delivered be, true and complete copies of such documents; such documents will when delivered constitute valid and binding obligations of the parties thereto enforceable in accordance with their respective terms and there will have been no amendments or variations thereof or defaults thereunder;

(o)	DOC and SMC: the Operator has obtained a DOC for itself and an SMC in respect of each Vessel and such Vessel is and shall be in compliance with the ISM Code;

(p)
ISM Code and ISPS Code compliance:  all requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Managers and the Vessels will on or prior to the Drawdown Date have been complied with;

(q)
ISSC: each Owner has obtained or, as the case may be, has applied for a valid and current ISSC in respect of its Vessel and such Vessel is and shall on or prior to the Drawdown Date be in compliance with the ISPS Code;

(r)
No third party Security Interests: without limiting the generality of Clause 7.1(h) (Perfected Securities), at the time of the execution and delivery of each Finance Document to which each Borrower is a party:

(i)	each Borrower will have the right to create all the Security Interests which that Finance Document purports to create; and

(ii)
no third party will have any Security Interests (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates; and

(s)	FATCA: Neither any of the Borrowers nor any Security Party is a FATCA FFI or a US Tax Obligor.

7.3	Money Laundering-Acting for its own account

Each of the Borrowers further jointly and severally represents and warrants and confirms to the Lender that it is the beneficiary for each part of the Loan made or to be made available to it and it will promptly inform the Lender by written notice if it is not, or ceases to be, the beneficiary and notify the Lender in writing of the name and the address of the new beneficiary/beneficiaries; each of the Borrowers is aware that under applicable money laundering provisions, it has an obligation to state for whose account the Loan is obtained; each of the Borrowers confirms that, by entering into this Agreement and the Security Documents, it is acting on its own behalf and for its own account and it is obtaining the Loan for its own account. In relation to the borrowing by the Borrowers of the Loan, the performance and discharge of its obligations and liabilities under this Agreement or any of the Security Documents and the transactions and other arrangements effected or contemplated by this Agreement or any of the Security Documents to which each of the Borrowers is a party, it is acting for its own account and that the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure which has been implemented to combat “money laundering” (as defined in Article 1 of the Directive 2005/60/EC of the of the European Parliament and of the Council).

7.4	Representations correct

At the time of entering into this Agreement all above representations and warranties or any other information given by the Borrowers and each of them to the Lender are true and accurate.

7.5	Repetition of representations and warranties

On and as of the Drawdown Date and (except in relation to the representations and warranties in Clause 7.2 (Initial representations and warranties)) on each Interest Payment Date, the Borrowers shall be deemed to repeat the representations and warranties in Clauses 7.1 (Continuing representations and warranties) and 7.3 (Money Laundering-Acting for its own account) as if made with reference to the facts and circumstances existing on such day.

8.	UNDERTAKINGS

8.1	General

Each of the Borrowers, jointly and severally with the other Borrowers, hereby undertakes with the Lender that, from the date of this Agreement and so long as any moneys are owing under any of the Finance Documents and until the full and complete payment and discharge of the Outstanding Indebtedness, it will:

(a)	Notice on Event of Default: immediately inform the Lender of any Event of Default forthwith upon becoming aware thereof;

(b)
Notification of litigation: provide the Lender with details of any legal or administrative action involving that Borrower, the Vessel owned by it , the Earnings or the Insurances in respect of that Vessel or any Security Party promptly after such action is instituted, unless it is clear that the legal or administrative action cannot be considered to have a Material Adverse Effect, and each Borrower shall procure that all reasonable measures are taken to defend any such legal or administrative action;

(c)
Consents and licenses: without prejudice to Clauses 7 (Representations and warranties) and 9 (Conditions), obtain or cause to be obtained, maintain in full force and effect and comply in all material respects with the conditions and restrictions (if any) imposed in, or in connection with, every consent, authorization, license or approval of governmental or public bodies or authorities or courts and do or cause to be done, all other acts and things which may from time to time be necessary under applicable law for the continued due performance of all the obligations of the Security Parties under each of the respective Finance Documents to which each Security Party is a party;

(d)	Use of proceeds: use the Loan exclusively for the purpose specified in Clause 1.1 (Amount and purpose);

(e)
Pari-passu: ensure that the Borrowers’ obligations under this Agreement shall, without prejudice to the provisions of Clause 8.2 (Security value maintenance), at all times rank at least pari passu with all its other present and future unsecured and unsubordinated Financial Indebtedness with the exception of any obligations which are mandatorily preferred by law;

(f)	Financial Statements - Compliance Certificate: send to the Lender:

(i)
 (1) until the Spin-Off Completion Date the audited annual consolidated Accounting Information of the Initial Guarantor (including the Borrowers) and after the Spin-Off Completion Date the audited annual consolidated Accounting Information of the Holding Guarantor (including the Ships Guarantor and the Borrowers), in each case as soon as practicable but not later than 180 days after the end of each Financial Year to which they relate of the relevant Guarantor and (2) the unaudited annual financial statements of the Borrowers, in each case commencing from the Financial year ending 31 December, 2024 prepared in accordance with US-GAAP consistently applied provided however that in case the audited annual consolidated Accounting Information of the relevant Guarantor and/or the unaudited annual financial statements of the Borrowers be uploaded in the website of the relevant Guarantor and can be reviewed by the Lender by visiting that Guarantor’s website, such obligation shall be deemed satisfied; and

(ii)	simultaneously with the Accounting Information to be sent to the Lender under paragraph (i) of this Clause 8.1(f), they will send to the Lender a Compliance Certificate, duly signed.

(g)	Form of Financial Statements: they will ensure and procure that all Accounting Information delivered under Clause 8.1(f) (Financial Statements-Compliance Certificate) will

(i)
be prepared in accordance with all applicable laws and US-GAAP consistently applied and, in the case of audited annual financial statements, certified as to its correctness by auditors acceptable to the Lender (such acceptance not to be unreasonably withheld or delayed and E&Y, KPMG, Deloitte and PwC to be deemed accepted);

(ii)
give a true and fair view of the state of affairs of the Borrowers and the Group at the date of that Accounting Information and of the profit of the Borrowers and the Group for the period to which that Accounting Information relates; and

(iii)	fully disclose or provide for all significant liabilities of the Borrowers and of the Group.

(h)
Provision of further information:  they will provide the Lender annually and from time to time as the Lender may reasonably request in writing and in form and substance satisfactory to the Lender with any information which the Lender reasonably requests regarding:

(i)	the cash flow position, commitments and operations of the Borrowers, the Initial Guarantor up to the Spin-Off Completion Date and the Ships Guarantor following the Spin-Off Completion Date;

(ii)	the Vessels, their employment, position and engagements;

(iii)	the Earnings of the Vessels and payments and amounts due to the master and crew of the Vessels;

(iv)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Vessels (or any of them) and any payments made in respect of the Vessels;

(v)	any towages and salvages; and

(vi)	their compliance, each Approved Manager’s compliance and the compliance of the Vessels with the ISM Code and the ISPS Code,

’and, upon the Lender's request, they will provide copies of the ISM Code Documentation and the ISPS Code Documentation in relation to each of the Vessels;

(i)	Banking operations: ensure that all banking operations in connection with the Vessels are carried out through the Lender;

(j)
Pledged Liquidity: each Owner upon drawdown of the Loan and thereafter throughout the Security Period  (but only for as long as its Vessel is subject to a Mortgage) shall deposit and maintain in its Operating Account or in an account in the name of a Guarantor an amount of Dollars One hundred fifty thousand ($150,000), which amount will remain pledged in favour of the Lender throughout the Security Period (but only for as long as the relevant Vessel is subject to a Mortgage) (which for the purpose of this Agreement shall be called herein the “Pledged Liquidity);

(k)
Subordination: ensure that any Financial Indebtedness of the Borrowers to their sole shareholder is fully subordinated, in writing, to the rights of the Lender under the Finance Documents, all in a form acceptable to the Lender;

(l)
Payment on demand: pay to the Lender within 3 Business Days of written demand any sum of money which is payable by the Borrowers to the Lender under this Agreement but in respect of which it is not specified in any other Clause when it is due and payable;

(m)
Compliance with Laws and Regulations: to comply, or procure compliance with all applicable laws or regulations relating to each of the Borrowers and each of the Vessels, its ownership, operation and management or to the business of each of the Borrowers and cause this Agreement and the Security Documents to comply with and satisfy all the requirements and formalities established by the applicable laws to perfect this Agreement and the Security Documents as valid and enforceable Finance Documents;

(n)	Maintenance of Security Interests:

(i)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(ii)
without limiting the generality of paragraph (p)(i) above, at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Relevant Jurisdictions, pay any stamp, registration or similar tax in all Relevant Jurisdictions in respect of any Finance Document, give any notice or take any other step which may be or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates;

(o)	Registered Office: not establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America; and

(p)	Application of FATCA: procure that, unless otherwise agreed by the Lender, no Security Party shall become a FATCA FFI or a US Tax Obligor.

8.2	Security value maintenance

(a)
Security shortfall - Additional Security: If, after a valuation is obtained pursuant to Clause 8.2(c) (Valuation of Vessels), the Lender notifies the Borrowers that the Security Value is less than the Security Requirement and the Lender require(s) that such deficiency be remedied, then the Borrowers shall within a period of thirty (30) days of the date of receipt by the Borrowers of the Lender’s said notice either:

(i)	prepay such sum in Dollars; and/or

(ii)	provide, or ensure that a third party provides, such additional security for the Loan as shall be acceptable to the Lender; and/or

(iii)	any combination of (i) and (ii) above

as will result in the Security Value, after such prepayment is made and/or additional security is provided, not being less than the applicable Security Requirement as at such date (taking into account any other repayment of the Loan made between the date of the notice and the date of such prepayment or additional security).

Such additional security shall be constituted by:

(1)	pledged cash deposits in Dollars in favour of the Lender in an account to be pledged in a manner to be determined by the Lender; and/or

(2)	any other security acceptable to the Lender in its absolute discretion to be provided in a manner determined by the Lender.

Any prepayments made under Clause 8.2(a)(i) will be applied towards pro-rata prepayment of the outstanding Repayment Installments and the provisions of Clauses 4.4 (Amounts payable on Prepayment) shall apply to such prepayments.

If the Borrowers shall previously have provided further security to the Lender pursuant to this Clause 8.2, and the applicable Security Requirement has been restored for thirty (30) days, the Lender shall, after receiving a written request from the Borrowers, subject to no Event Default having occurred and being continuing at the time, release within 10 days from receipt of the Borrowers’ notice any such further security as requested by the Borrowers if at the relevant time the Lender is satisfied that immediately following the release of the said security, the applicable Security Requirement shall be maintained.

(b)
Meaning of additional security: In Clause 8.2(a) (Security shortfall - Additional Security) “security” means a Security Interest over an asset or assets (whether securing the Borrowers’ liabilities under the Finance Documents or a guarantee in respect of those liabilities), or a guarantee, letter of credit or other security in respect of the Borrowers’ liabilities under the Finance Documents acceptable to the Lender at its discretion.

(c)
Valuation of Vessels: Each Mortgaged Vessel shall, for the purposes of this Clause 8.2, be valued in Dollars (i) prior to the Drawdown Date and thereafter once per year and at each time it is required under Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale or refinancing of a Vessel) to determine the Relevant Required Amount, by an Approved Shipbroker selected and appointed by the Borrowers at the Borrowers’ expense or (ii) from time to time in all other cases as the Lender may reasonably require, by an Approved Shipbroker selected and appointed by the Lender, at the Lender’s expense, unless there is an Event of Default which is continuing, in which case the cost of such valuation shall be borne by the Borrowers. For this purpose, each such valuation shall be addressed to the Lender and made without, unless required by the Lender, physical inspection, and on the basis of a sale for prompt delivery for cash at arm’s length on normal commercial terms as between a willing buyer and a willing seller without taking into account the benefit of any Assignable Charterparty concerning the relevant Vessel. The Lender and the Borrowers further agree to accept such valuation made by the Approved Shipbrokers appointed as aforesaid as conclusive evidence of the Market Value of each of the Vessels at the date of such valuation and such valuation shall constitute the Market Value of such Vessel for the purposes of this Clause 8.2 and shall be binding upon the Borrowers (save in case of manifest error) until such time as any further such valuations shall be obtained.

(d)
Information: Each of the Borrowers undertakes to the Lender to supply to the Lender and to any such Approved Shipbroker such information concerning the relevant Vessel and its condition as such Approved Shipbroker may reasonably require for the purpose of making any such valuation(s).

(e)
Costs: All costs in connection with the Lender obtaining any valuation either of any additional security for the purposes of ascertaining the Security Value at any time or necessitated by the Borrowers electing to constitute additional security pursuant to Clause 8.2(a)(ii) shall be borne by the Borrowers, unless otherwise stipulated herein.

(f)
Valuation of additional security:  For the purpose of this Clause 8.2, the market value of any additional security provided or to be provided to the Lender shall be determined by the Lender without any necessity for the Lender assigning any reason thereto and if such security consists of a collateral vessel shall be that shown by a valuation complying with the requirements of Clause 8.2(c) (Valuation of Vessels) (whereas the costs shall be borne by the Borrowers in accordance with Clause 8.2(e) (Costs)) or if the additional security is in the form of a cash deposit full credit shall be given for such cash deposit on a Dollar for Dollar basis.

(g)
Requirement for additional documents:  The Borrowers shall not be deemed to have complied with sub-paragraph (ii) of paragraph (a) of this Clause 8.2 until the Lender has received in connection with the additional security certified copies of documents of the kinds referred to in paragraph I, Part-1 of Schedule 2 and such legal opinions in terms acceptable to the Lender from such lawyers as it may select.

8.3	Negative undertakings

Each Borrower hereby undertakes with the Lender that, from the date of this Agreement until the earlier of (i) the date that the Outstanding Indebtedness is paid in full and (ii) the date that Borrower is released in accordance with Clause 4.5 (Release of Borrowers), without the prior written consent of the Lender:

(a)	Negative pledge:

(i)
it will not permit any Security Interest (other than a Permitted Security Interest) to subsist, arise or be created or extended over (aa) all or any part of its present or future undertakings, assets, rights or revenues or (bb) any or all of the shares of the issued and outstanding share capital of that Borrower (including, but not limited to, the Borrowers’ rights against the Swap Bank under the Master Agreement or in any amount payable to the Borrowers by the Swap Bank under the Master Agreement), to secure or prefer any present or future Financial Indebtedness or other liability or obligation of any of the Borrowers or any other person other than in favour of the Lender and other than in the normal course of its business; and

(ii)
it will not cease to hold the legal title to its Vessel, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for those created by the Security Documents and the effect of the assignments contained in the relevant General Assignment and any other Security Documents; and

(b)
No further Financial Indebtedness: not incur any further Financial Indebtedness nor authorise or accept any capital commitments (other than that normally associated with the day to day operations, and trading of its Vessel) nor enter into any agreement for payment on deferred terms or hire agreement;

(c)	No merger: it will not merge or consolidate with any other person;

(d)
No disposals:  it will not sell, transfer, abandon, lend or otherwise dispose of or cease to exercise direct control over any part (being either alone or when aggregated with all other disposals falling under this Clause 8.3(d) material in the opinion of the Lender in relation to the undertakings, assets, rights and revenues of the Borrowers (or any of them)) of their/its present or future undertaking, assets, rights or revenues (otherwise than by transfers, sales or disposals for full consideration in the ordinary course of trading and otherwise in the case of a Vessel subject to the prepayment in accordance with Clause 4.3(b) (Compulsory Prepayment in case of sale or refinancing of a Mortgaged Vessel)) whether by one or a series of transactions related or not;

(e)
No other business: it will not undertake any type of business other than ownership and operation of its Vessel and the chartering of its Vessel on bona fide arm’s length terms (at the time when its Vessel is fixed);

(f)
No acquisitions:  it will not acquire any further assets other than the relevant Vessel and rights arising under contracts entered into by or on behalf of a Borrower in the ordinary course of its business of owning, operating and chartering its Vessel;

(g)
No other obligations: it will not incur any obligations except for obligations arising under the Finance Documents to which it is a party or contracts entered into in the ordinary course of its business of owning, operating and chartering its Vessel (and for the purposes of this Clause 8.3(g) fees to be paid pursuant to any Management Agreement in respect of its Vessel shall be considered as permitted obligations);

(h)	No borrowing: it will not incur any Financial Indebtedness except for Financial Indebtedness pursuant to the Finance Documents;

(i)
No repayment of borrowings:  it will not repay the principal of, or pay interest on or any other sum in connection with, any of its Financial Indebtedness except for Financial Indebtedness pursuant to the Finance Documents;

(j)
No payments: unless otherwise provided in this Agreement and the Security Documents (and then only to the extent expressly permitted by the same) it will not pay out any funds (whether out of the Earnings or out of moneys collected under the General Assignment and/or the other Security Documents or not) to any company or person except in connection with payment of dividends,  the administration of the Borrowers, the operation and/or maintenance and/or repair of the Vessels (or any of them);

(k)
No guarantees: it will not issue any guarantees or indemnities or otherwise become directly or contingently liable for the obligations of any person, firm, or corporation except pursuant to the Finance Documents and except for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Vessel;

(l)
No loans:  it will not make any loans or advances to, or any investments in any person, firm, corporation, joint venture or other entity including (without limitation) any loan or advance or grant any credit to any officer, director, stockholder or employee or any other company managed by the relevant Approved Manager(s);

(m)
No securities:  it will not permit any of its Financial Indebtedness to be guaranteed or otherwise assured against financial loss by any person (save for guarantees or indemnities from time to time required in the ordinary course by any protection and indemnity or war risks association with which its Vessel is entered, guarantees required to procure the release of its Vessel from any arrest, detention, attachment or levy or guarantees or undertakings required for the salvage of its Vessel);

(n)
Dividends and distributions:  not declare or pay any dividends or other distribution under any name or description upon any of the issued shares or otherwise dispose of any of its present or future assets, undertakings, rights or revenues (which are all assigned to the Lender) to any of the shareholders of each Borrower without the prior written consent of the Lender, provided that, subject to (i) no Event of Default having occurred and being continuing under Clause 8.7(a) (Financial covenants) and Clause 10.1(a) (Events) and (ii) no Event of Default would occur under Clause 8.7(a) (Financial covenants) and Clause 10.1(a) (Events) resulting from the payment of such dividends or the making of any other form of distribution or any redemption, purchase or return of share capital of that Borrower, it shall be entitled to declare or make payments of any dividends or any other distribution without the prior written consent of the Lender;

(o)	No Subsidiaries: it will not form or acquire any Subsidiaries;

(p)	Maintenance of Business Structure: it will not change the nature and conduct of its business or carry on any business other than the business carried on by it at the date hereof;

(q)
Maintenance of Legal Structure: it will ensure that none of the documents defining the constitution of any of the Borrowers and the Guarantors shall be materially altered in a manner that would be reasonably likely to prejudice the Lender’s position (the Lender’ consent not to be unreasonably withheld);

(r)	Control: it will ensure throughout the Security Period:

(i)	each of the Borrowers remains, directly or indirectly:

(aa)	during the period commencing on the date of this Agreement and ending on the Spin-Off Completion Date, a fully (100%) owned Subsidiary of the Initial Guarantor;

(bb)	during the period after the Spin-Off Completion Date and throughout the remainder of the Security Period, a wholly (100%) owned Subsidiary of the Ships Guarantor; and

(cc)
during the period after the Spin-Off Completion Date and throughout the remainder of the Security Period, the Ships Guarantor remains, directly, a wholly (100%) owned Subsidiary of the Holding Guarantor; and

(ii)
at least 30% of the entire issued common shares/stock of the Initial Guarantor (until the Spin-Off Completion Date) or, as the case may be, the Holding Guarantor (after the Spin-Off Completion Date) shall be directly or indirectly held by members of the Konstantakopoulos Family;

(s)
No Freight Derivatives: it will not enter into any freight derivatives or any other instruments, which have the effect of hedging forward exposures to freight derivatives other than within the context of a charterparty agreement of a Vessel which allows the Borrower to do so; and

(t)	No Master Agreement Derivatives: not enter into any transaction in a derivative of any description whatsoever, unless such transaction is with the Lender.

8.4	Undertakings concerning the Vessels

Each Borrower hereby undertakes with the Lender that, from the later of the Drawdown Date and until the earlier of (i) the date the Outstanding Indebtedness is paid in full and (ii) the date that Borrower is released pursuant to Clause 4.5 (Release of Borrowers):

(a)
Conveyance on default: where its Vessel is (or is to be) sold in exercise of any power conferred on the Lender, it will execute, forthwith upon request by the Lender, such form of conveyance of such Vessel as the Lender may require;

(b)
Ownership/Management/Control:  it will ensure that its Vessel will be registered on the Drawdown Date in its ownership under the laws of the Flag State and thereafter ensure that such Vessel will maintain her present registration, provided, however, that:

(i)
a change of Flag State of a Vessel is permitted with the Lender’s prior written consent, such consent not to be unreasonably withheld, but the Lender’s consent to a change to a Flag State of Vessel referred to in the definition ’Flag State’ in Clause 1.2 (Definitions) is deemed as hereby granted subject to the execution of the necessary Security Documents as a result of such change; and

(ii)
prior to a change of a Vessel’s name the Borrower shall notify the Lender in writing and upon recordation of such change the Borrower shall provide the Lender with a copy of the new Certificate of Registry for that Vessel;

(c)	Class: it will keep its Vessel in a good and safe condition and state of repair:

(i)
so as to maintain its Vessel's present class free of all overdue recommendations and conditions affecting such Vessel’s class and provide the Lender on demand with copies of all class and trading certificates of its Vessel, provided, however, that a change of Classification Society of a Vessel is permitted with the Lender’s prior written consent, such consent not to be unreasonably withheld, but the Lender’s consent to a change to a Classification Society referred to in the definition ’Classification Society’ in Clause 1.2 (Definitions) is deemed as hereby granted; and

(ii)
so as to comply with all applicable laws and regulations applicable to vessels registered at ports in the relevant Flag State or to vessels trading to any jurisdiction to which such Vessel may trade from time to time, including but not limited to the ISM Code and the ISPS Code;

(d)
Insurances: ensure that all Insurances of its Vessel are maintained and comply with all insurance requirements specified in the Mortgage relative thereto and in case of failure to maintain its Vessel so insured, authorise the Lender (and such authorisation is hereby expressly given to the Lender) to have the right but not the obligation to effect such Insurances on behalf of such Borrower (and in case that its Vessel remains in port for an extended period) to effect port risks insurances at the cost of the Borrowers which, if paid by the Lender, shall be Expenses;

(e)
Not imperil Flag, Ownership, Insurances: it will ensure that its Vessel is maintained and trades in conformity with the laws of the relevant Flag State, of its owning company, the requirements of the Insurances and nothing is done or permitted to be done which could endanger the flag of its Vessel or its unencumbered (other than Security Interests in favour of the Lender and Permitted Security Interests) ownership or its Insurances;

(f)	Mortgage: it will execute, and procure the registration of, the relevant Mortgage over its Vessel under the laws and flag of the relevant Flag State immediately upon drawdown of the Loan;

(g)
Charterparty:  it will ensure and procure that, (a) upon its Vessel being employed under an Assignable Charterparty, the Lender shall be furnished forthwith with details of the new employment and such Owner shall execute and deliver to the Lender within fifteen (15) days of signing of such Assignable Charterparty (i) a specific Charterparty Assignment in favour of the Lender of the benefit of such Assignable Charterparty and (ii) a notice of any such assignment addressed to the relevant Charterer (to be served while an Event of Default is continuing and, in such case, endorsed with an acknowledgement of receipt by the relevant charterer all in form and substance satisfactory to the Lender and that charterer but the Borrower’s obligation to obtain the acknowledgment by the relevant charterer to be on reasonable commercial endeavours to obtain an acknowledgement of receipt);

(h)
Vessels’ inspection: it will permit the Lender by surveyors or other persons appointed by it in its behalf to board its Vessel once per year (but in any event with prior written notice and without interfering with the ordinary trading of its Vessel) for the purpose of inspecting her condition or for the purpose of satisfying itself with regard to proposed or executed repairs and to afford all proper facilities for such inspections and (ii) at any time in case an Event of Default has occurred and is continuing, provided however that the Lender  shall bear the fees and cost of all such inspections, prior to boarding it shall provide a letter of indemnity in the form required by the Borrower and shall adhere to any COVID and/or pandemic protocols;

(i)	Notification of certain events: it will immediately notify the Lender by fax or electronic mail, confirmed forthwith by letter of:

(i)	any casualty which is or is reasonably likely to be or to become a Major Casualty;

(ii)	any occurrence as a result of which its Vessel has become or is, by the passing of time or otherwise, reasonably likely to become a Total Loss;

(iii)	any requirement or recommendation made by any insurer or Classification Society or by any competent authority which is not complied with in accordance with its terms;

(iv)	any arrest or detention of its Vessel, any exercise or purported exercise of any lien on its Vessel or its Earnings or any requisition of the Vessel for hire;

(v)	any intended dry docking of its Vessel;

(vi)	any Environmental Claim made against the Borrowers (or any of them) or in connection with the Vessel, or any Environmental Incident;

(vii)	any claim for breach of the ISM Code or the ISPS Code being made against any of the Borrowers, either Approved Manager or otherwise in connection with its Vessel; or

(viii)	any other matter, event or incident, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and such Borrower shall keep the Lender advised in writing on a regular basis and in such detail as the Lender shall require of such Borrower’s or any other person's response to any of those events or matters;

(j)
Compliance with Environmental Laws:  it will comply with, and procure that all Environmental Affiliates of the Borrowers comply with, all applicable Environmental Laws including without limitation, requirements relating to manning and establishment of financial responsibility and to obtain and comply with, and procure that all Environmental Affiliates of the Borrowers obtain and comply with, all applicable Environmental Approvals and to notify the Lender forthwith:

(i)	of any Environmental Claim for an amount or amounts in aggregate exceeding $1,000,000 made against the Vessels (or any of them) and/or the Borrowers (or any of them); and

(ii)
upon becoming aware of any incident which would reasonably likely to give rise to an Environmental Claim and to keep the Lender advised in writing of the relevant Borrower’s response to such Environmental Claim on such regular basis and in such detail as the Lender shall require;

(k)	Compliance with ISM Code: they will procure that each Approved Manager and any Operator:

(i)
will comply with and ensure that each Vessel and any Operator complies with the requirements of the ISM Code, including (but not limited to) the maintenance and renewal of valid certificates pursuant thereto throughout the Security Period;

(ii)
immediately inform the Lender if there is any withdrawal of an Owner’s, either Approved Manager’s or an Operator’s DOC or the SMC in respect of the Vessel(s) , unless necessary arrangements have been made for its re-issue; and

(iii)
promptly inform the Lender upon the issue to the Owners (or any of them) or the relevant Approved Manager or any Operator of a DOC and to each Vessel of an SMC or the receipt by the Owners (or any of them), or the relevant Approved Manager or any Operator of notification that its application for the same has been realised;

(l)	Compliance with ISPS Code: they will procure that each Approved Manager or any Operator will:

(i)	maintain at all times a valid and current ISSC respect of each Vessel;

(ii)
immediately notify the Lender in writing of any withdrawal, suspension, cancellation or modification of the ISSC in respect of each Vessel, unless necessary arrangements have been made for its re-issue; and

(iii)	procure that each Vessel will comply at all times with the ISPS Code;

(m)	Trading: as long as any amounts are owing under the Loan Agreement it will use its Vessel only for civil merchant trading;

8.5	Negative undertakings in respect of the Vessels

Each Borrower hereby further undertakes and agrees with the Lender that from the Drawdown Date  and until the earlier of (i) the date that the Outstanding Indebtedness is paid in full and (ii) the date that Borrower is released in accordance with Clause 4.5 (Release of Borrowers), it will not without the prior written consent of the Lender, such consent and instructions not to be unreasonably withheld:

(a)	Chartering: let or agree to let its Vessel:

(i)	on demise charter for any period; or

(ii)	charter its Vessel otherwise than on bona fide arm’s length terms at the time when its Vessel is fixed;

For the avoidance of doubt, the Borrowers may enter into any profit-sharing agreement with the relevant charterer which takes effect above an agreed minimum charter hire payable to the relevant Borrower or (ii) any pool agreement on a bona fide arm’s length terms.

(b)
Transfer/Security Interests: it will not without the prior written consent of the Lender sell or otherwise dispose of its Vessel or any share therein or create or agree to create or permit to subsist any Security Interest over its Vessel (or any share or interest in any of them) other than Permitted Security Interests unless otherwise in accordance with Clause 4.3 (Compulsory Prepayment in case of Total Loss or sale of a Vessel);

(c)	No assignment of Earnings: it will not assign or agree to assign otherwise than to the Lender the Earnings of its Vessel or any part thereof;

(d)
Approved Manager:  it will not without the prior written consent of the Lender (and then only subject to such conditions as the Lender may impose) appoint a new manager of any of the Vessels other than one of the Approved Managers;

(e)
Amendment of Management Agreements:  it will not without the prior written consent of the Lender amend the terms of any Management Agreement with an Approved Manager, unless such amendment applies to all Group Vessels managed by that Approved Manager; and

(f)
War Risk Insurance cover: in the event of hostilities in any part of the world (whether war is declared or not), it will not cause or permit its Vessel to enter or trade to any zone which is declared a war zone by any government or by its Vessel's war risks insurers unless the relevant Owner has (at its expense) effected any special, additional or modified insurance cover which the Lender may approve or require.

8.6	Validity of Securities - Earnings - Taxes etc.

Each Borrower hereby further undertakes and agrees with the Lender that, from the date of this Agreement and until the earlier of (i) the date that the Outstanding Indebtedness is paid in full and (ii) the date that Borrower is released in accordance with Clause 4.5 (Release of Borrowers), it will:

(a)
Validity:  ensure and procure that all governmental or other consents required by law and/or any other steps required for the validity, enforceability and legality of this Agreement and the Security Documents are maintained in full force and effect and/or appropriately taken;

(b)
Earnings:  ensure and procure that, unless and until directed by the Lender otherwise (i) all the Earnings of its Vessel shall be paid to its Operating Account with the Lender and (ii) the persons from whom the Earnings of its Vessel are from time to time due are irrevocably instructed to pay them to the said Operating Account with the Lender to such account in the name of such Borrower as shall be from time to time determined by the Lender in accordance with the provisions of this Agreement and/or the relevant Security Documents;

(c)
Taxes:  pay all Taxes, assessments and other governmental charges when the same fall due, except to the extent that the same are being contested in good faith by appropriate proceedings and adequate reserves have been set aside for their payment if such proceedings fail; and

(d)
Additional Documents:  from time to time and within fifteen (15) days after the Lender’s request they will execute and deliver to the Lender or procure the execution and delivery to the Lender of all such documents as shall be deemed necessary in the reasonable opinion of the Lender for giving full effect to this Agreement, and for perfecting, protecting the value of or enforcing any rights or securities granted to the Lender under any one or more of this Agreement, the Security Documents and any other documents executed pursuant hereto or thereto.

8.7	Financial covenants

(a)
Financial covenants until the Spin-Off Completion Date: On and for the period commencing on the date of this Agreement and ending on the earlier of (i) the Spin-Off Completion Date and (ii) the end of the Security Period, the Borrowers shall ensure that the following covenants shall be complied with by the Initial Guarantor as of each Compliance Date falling on 31 December of each Financial Year and based on the relevant Accounting Information for that Financial Year of the Initial Guarantor:

(i)
Leverage Ratio: the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents as of the Compliance Date) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents as of the Compliance Date) shall not exceed 0.75:1;

(ii)
EBITDA: the ratio of EBITDA over Net Interest Expenses shall be equal to or higher than 2.5:1; Provided that if such covenant is not complied with, it shall not constitute an Event of Default under this Agreement if at the same time the aggregate amount of all Cash and Cash Equivalents (including pledged cash deposits in favour of the Lender) is equal or more than 5% of the Total Debt;

(iii)
Minimum Cash and Cash Equivalents: the aggregate amount of all Cash and Cash Equivalents shall not be less than the greater of (i) $30,000,000 and (ii) 3% of the Total Debt (for the avoidance of any doubt, the Pledged Liquidity to be maintained pursuant to Clause 8.1(j) (Pledged Liquidity) shall be included in the amount set out in this sub-paragraph (iii); and

(iv)	Adjusted Net Worth: the Market Value Adjusted Net Worth shall exceed $500,000,000.

(b)
Financial covenants as of the Spin-Off Completion Date: As of the Spin-Off Completion Date and at all times thereafter until the end of the Security Period, the Borrowers shall ensure that the following covenants shall be complied with by the applicable  New Guarantor as of each Compliance Date with the first Compliance Date falling on 31 December 2025) and based on the relevant Accounting Information for that Financial Year of the New Guarantors:

(i)
Leverage Ratio: in respect of the Ships Guarantor the ratio of Total Liabilities (after deducting all Cash and Cash Equivalents as of the Compliance Date) to Market Value Adjusted Total Assets (after deducting all Cash and Cash Equivalents as of the Compliance Date), in each case of the Ships Guarantor shall not exceed 0.75:1;

(ii)
Minimum Cash and Cash Equivalents: the aggregate amount of all Cash and Cash Equivalents in respect of the Holding Guarantor shall not be less than the greater of (i) $30,000,000 and (ii) 3% of the Total Debt of the Ships Guarantor (for the avoidance of any doubt, the Pledged Liquidity to be maintained pursuant to Clause 8.1(j) (Pledged Liquidity) shall be included in the amount set out in this sub-paragraph (ii); and

(iii)	Adjusted Net Worth: the Market Value Adjusted Net Worth of the Ships Guarantor shall be equal to or exceed $100,000,000.

(c)	Definitions: The expressions used in this Clause 8.7 shall be construed in accordance with US-GAAP as used in the relevant Accounting Information, and for the purposes of this Agreement:

"Accounting Information" means, in respect of a Compliance Date, the annual audited consolidated financial statements of the Group to be provided by the Borrowers and the applicable Guarantor to the Lender in accordance with Clause 8.1(f) (Financial Statements - Compliance Certificate) in relation to that Compliance Date;

"Approved Charterparty" means, in relation to a Group Vessel at the Compliance Date, any time charter or other contract of employment which exceeds twelve (12) months duration (excluding any option periods (as defined below), other than option periods exercised by the relevant owner or bareboat charterer (only by means of a finance lease)), entered up to and until the Compliance Date by the owner of such Group Vessel with a charterer, as the same may be amended and/or supplemented from time to time;

"Bareboat - equivalent Time Charter Income" means, in relation to a Group Vessel, the aggregate net charter hire to be paid to the owner of that Group Vessel for the remaining unexpired term of the Approved Charterparty in respect of that Group Vessel at the relevant time (excluding any option period for which the relevant Approved Charterparty may be renewed at the option of any party to it (for the purposes of Clause 8.7(d) (Valuation of a Group Vessel), an "option period") other than option periods exercised by the relevant owner or bareboat charterer (only by means of a finance lease)) less the aggregate Group Vessel Expenses of that Group Vessel for the same period;

"Cash and Cash Equivalents" means:

(A)	Prior to the Spin-Off Compliance Date, the aggregate of:

(i)	the amount of freely available credit balances on any deposit or current account;

(ii)	the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Majority Lenders issued by a prime international bank; and

(iii)
the market value of equity securities (if and to the extent that the Majority Lenders are satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

(iv)	in each case owned free of any Security Interest (other than a Security Interest in favour of the Lender) by the applicable Guarantor or any of its subsidiaries where:

(aa)	the market value of any asset specified in paragraphs (ii) and (iii) shall be the bid price quoted for it on the relevant calculation date by the Lender; and

(bb)
the amount or value of any asset denominated in a currency other than Dollars shall be converted into Dollars using the Lender 's spot rate for the purchase of Dollars with that currency on the relevant calculation date;

(B)	After the Spin-off Completion Date, the aggregate of:

(i)	the amount of available credit balances on any deposit or current account (including, for the avoidance of doubt, any cash collateral or pledged or restricted cash);

(ii)	the market value of transferable certificates of deposit in a freely convertible currency acceptable to the Majority Lenders issued by a prime international bank; and

(iii)
the market value of equity securities (if and to the extent that the Majority Lenders are satisfied that such equity securities are readily saleable for cash and that there is a ready market therefor) and investment grade debt securities which are publicly traded on a major stock exchange or investment market (valued at market value as at any applicable date of determination);

"Compliance Date" means 31 December of a Financial Year of the applicable Guarantor;

"EBITDA" means, in relation to a Compliance Date and always on a consolidated basis of the Group, the amount in Dollars remaining after deducting from the Revenues for the 12-month period ending on the Compliance Date:

(i)	the operating expenses, voyage expenses and any other expenses in relation to the Fleet Vessels for that period, as such expenses appear in the Accounting Information;

(ii)
all management fees and commissions payable by any member of the Group in connection with itself and/or any other member of the Group and/or the Fleet Vessels for that period to the extent not included under sub-paragraph (i) above; and

(iii)	the general and administrative expenses of the Group and/or any member of the Group (excluding any non-cash items) for that period to the extent not included under sub-paragraphs (i) and (ii) above,

(iv)	in each case, as evidenced in the Accounting Information.

"Fleet Vessels" means, together, in relation to the Compliance Date, all vessels from time to time (wholly or partly, directly or indirectly) owned or demise chartered only by means of a finance lease by members of the Group (including, without limitation, the Mortgaged Vessels) until the Spin-Off Completion Date which are included within the Total Assets of the Group and from the Spin-Off Completion Date all vessels from time to time (wholly or partly, directly or indirectly) owned or demise chartered only by means of a finance lease by the Ships Guarantor and its Subsidiaries which are included within the Total Assets of the Ships Guarantor, in the Accounting Information, and, in the singular, means any of them;

“Group Vessels” means together the Fleet Vessels and the JV Vessels from time to time, and in the singular means any of them;

"JV Vessels" means, together, in relation to the Compliance Date, all vessels jointly owned or demise chartered only by means of a finance lease:

(a)
from the date of this Agreement until the earlier of (i) the Spin-Off Completion Date and (ii) the end of the Security Period, by the Initial Guarantor or Costamare Ventures Inc. (“CVI”) or any other wholly owned (directly or indirectly) subsidiary of the Initial Guarantor and a third party; and

(b)
after the Spin-Off Completion Date until the end of the Security Period, by the Holding Guarantor or any other wholly owned (directly or indirectly) subsidiary of the Holding Guarantor and a third party, in each case, at the Compliance Date, and in the singular means any of them;

“Market Value Adjusted CVI” means, in respect of a Compliance Date and each JV Vessel, the relevant Percentage of the aggregate of (i) the Market Value of such JV Vessel plus (ii) the value of the total assets of the registered owner or demise charterer (by means of a finance lease) of such JV Vessel, except the book value of such JV Vessel, as each of these assets and book value are shown in the relevant financial statements of such owner or (as the case may be) charterer minus (iii) the total liabilities of the registered owner or demise charterer (by means of a finance lease) of such JV Vessel, as these liabilities are shown in the relevant financial statements of such owner or (as the case may be) charterer, in each case in relation to that Compliance Date;

"Market Value Adjusted Net Worth" means, in respect of a Compliance Date, the amount by which the Market Value Adjusted Total Assets exceed the Total Liabilities, in each case in relation to the Compliance Date;

"Market Value Adjusted Total Assets" means, in respect of the Compliance Date, the Total Assets adjusted to reflect (A) the Market Value of all Fleet Vessels (by substituting the book value of each Fleet Vessel as specified in the Accounting Information with the Market Value of that Fleet Vessel as of the Compliance Date) and (B) the Market Value Adjusted CVI for all JV Vessels (by substituting the book value of CVI as specified in the Accounting Information with the Market Value Adjusted CVI for all JV Vessels as of the Compliance Date);

"Net Interest Expenses" means, in respect of the Compliance Date and the 12-month period ending thereon, the aggregate of all interest, commitment and other fees, commissions, discounts and other costs, charges or expenses accruing due from all the members the Group during that period less interest income received, determined on a consolidated basis in accordance with USGAAP for that period and as shown in the Accounting Information applicable to that period;

“Group Vessel Expenses” means, in relation to a Group Vessel and a relevant period, the expenses for crewing, victualling, insuring, maintenance spares, stores, management and operation of such Group Vessel which are incurred for a vessel of the size and type of such Group Vessel as evidenced, in the case of the Fleet Vessels, by the most recent annual audited Accounting Information (as defined in Clause 8.7(c) (Definitions)) and in the case of a JV Vessel, by the relevant financial statements of the relevant owner or demise charterer (by means of a finance lease) as provided by the applicable Guarantor, in each case, escalated at the rate of three per cent. (3%) per annum;

"Percentage" means, in relation to a JV Vessel at a Compliance Date, the percentage of the issued share capital of the registered owner or demise charterer (by means of a finance lease) of such JV Vessel held by CVI or by the Holding Guarantor or any other wholly owned (directly or indirectly) subsidiary of the Holding Guarantor as of the Compliance Date;

"Residual Value" of the relevant Group Vessel means the current charter-free market value (determined in accordance with Clause 8.7(d) (Valuation of a Group Vessel)) of a vessel with identical characteristics to such Group Vessel other than its age which shall, for the purposes of Clause 8.7(d) (Valuation of a Group Vessel), be considered to be the age of such Group Vessel at the expiration of the Approved Charterparty to which such Group Vessel is subject at the relevant time (excluding any option periods);

"Revenues" means, in relation to the Group and for a Compliance Date, the revenues shown as such in the Accounting Information applicable to the 12-month period ending on the Compliance Date;

"Total Assets" means, in respect of the Compliance Date, the aggregate value of all assets of the Group until the Spin-Off Completion Date and the aggregate value of all assets of the Ships Guarantor from the Spin-Off Completion Date evidenced in the Accounting Information for the Compliance Date;

"Total Debt" means, in respect of the Compliance Date, until the Spin-Off Completion Date the aggregate on a consolidated basis of the Group of all short term interest bearing bank debt and finance lease obligations included in the Accounting Information under current liabilities for the Compliance Date plus the long term interest bearing bank debt and finance lease obligations for the Compliance Date and from the Spin-Off Completion Date the aggregate on a consolidated basis of the Ships Guarantor of all short term interest bearing bank debt and finance lease obligations included in the Accounting Information under current liabilities for the Compliance Date plus the long term interest bearing bank debt and finance lease obligations for the Compliance Date; and

"Total Liabilities" means, in respect of the Compliance Date, the Total Assets less the aggregate of value of the stockholders' equity (including minority interests and provisions) of the Group until the Spin-Off Completion Date and of the Ships Guarantor after the Spin-Off Completion Date as shown in, each case, the Accounting Information for the Compliance Date.

For the avoidance of doubt, it is hereby clarified and agreed, that in any conflict between definitions defined in this Clause 8.7 and definitions of the same terms under US-GAAP or law, the definitions set in this Clause 8.7 will prevail.

(c)	Compliance with the financial covenants:

(i)
Subject to paragraph (ii) below, the compliance with the undertakings contained in Clause 8.7(a) (Financial Covenants) (other than sub-provision (ii)) shall be determined as of the Compliance Date of each Financial Year on the basis of the annual Accounting Information to be provided by the applicable Guarantor to the Lender under Clause 8.1(f) (Financial Statements - Compliance Certificate).

(ii)
The compliance with the undertaking contained in Clause 8.7(a) (ii) (Financial Covenants) shall be determined as of the Compliance Date of each Financial Year on a 12-month trailing basis as shown in the annual Accounting Information to be provided by the applicable Guarantor to the Lender under Clause 8.1(f) (Financial Statements - Compliance Certificate).

(d)	Valuation of a Group Vessel:

(i)
For the purposes of Clause 8.7(a) (Financial Covenants), each Group Vessel shall be valued in Dollars as at the Compliance Date by a valuation provided by an Approved Shipbroker appointed by the applicable Guarantor and such valuation, subject as hereinafter provided, shall constitute the value of such Group Vessel for the purposes of Clause 8.7(a) (Financial Covenants),

(ii)
The market value of each Group Vessel determined in accordance with the provisions of this Clause 8.7(d) (Valuation of a Group Vessel) shall be binding and conclusive upon the Borrowers, the applicable Guarantor and the Creditor Parties until such time as any further valuation shall be obtained in accordance with this Clause 8.7(d) (Valuation of a Group Vessel).

(iii)
For the purpose of this Clause 8.7(d) (Valuation of a Group Vessel), the market value of a Group Vessel which at the relevant time is subject to an Approved Charterparty with an unexpired term of at least twelve (12) months (excluding any option period (as defined below) save for the ones that can be exercised by the relevant Borrower under such Approved Charterparty) shall be the aggregate of the present values (as conclusively (save in case of manifest error) determined by the applicable Guarantor) of:

aa)	the Bareboat - equivalent Time Charter Income of such Group Vessel; and

bb)	the Residual Value of such Group Vessel.

It shall be noted that after the Spin-Off Completion Date, if a Group Vessel is subject to an Approved Charterparty, such charterparty will not be taken into consideration and the market value of that Group Vessel shall be determined as per Clause 8.7(e) (Valuation of a Group Vessel).

(iv)
For the purposes of this Clause 8.7(d) (Valuation of a Group Vessel) the discount rate which will apply in calculating the present value of the amounts referred to in sub-paragraphs aa) and bb) of paragraph (ii) above will be the applicable interest rate swap rate for a period equal to the unexpired term of the relevant Group Vessel's Approved Charterparty (excluding any option periods (as defined below) (rounded up to the nearest integral year));

(e)
For the purpose of this Clause 8.7(d) (Valuation of a Group Vessel), the market value of a Group Vessel which at the relevant time is not subject to an Approved Charterparty shall be made on the basis of a valuation made by an Approved Shipbroker appointed by the Borrowers in accordance with paragraph (d)(i) above. For this purpose, such valuation shall be made on the basis of a sale for prompt delivery for cash at arm's length on normal commercial terms as between a willing seller and a willing buyer, without physical inspection and without taking into account any existing charter or other engagement concerning such Group Vessel.

(f)
For the purpose of this Clause 8.7(d) (Valuation of a Group Vessel), the market value of a Group Vessel which is at the relevant time a newbuilding under construction shall be made on the basis of the advances paid, as adjusted by the difference between the contract price and the market value of such newbuilding in accordance with this Clause 8.7(d) (Valuation of a Group Vessel).

8.8	Sanctions

(a)
Without limiting Clause 8.9 (Compliance with laws etc.), each of the Borrowers hereby undertakes with the Lender that, from the date of this Agreement and until the earlier of (i) the date that the Outstanding Indebtedness is paid in full and (ii) the date that Borrower is released in accordance with Clause 4.5 (Release of Borrowers),, it shall ensure that none of the Vessels:

(i)	will be used by or for the benefit of a Sanctions Restricted Person contrary to Sanctions; and/or

(ii)	will be used in trading in any Sanctions Restricted Jurisdiction contrary to Sanctions.

(b)	Each Borrower shall:

(i)
not directly or to its knowledge (after reasonable enquiry) indirectly use or permit to be used all or any part of the proceeds of the Loan, or lend, contribute or otherwise make available such proceeds directly or to its knowledge (after reasonable enquiry) indirectly, to any person or entity (i) to finance or facilitate any activity or transaction of or with any Sanctions Restricted Person contrary to Sanctions or in any Sanctions Restricted Jurisdiction;

(ii)
shall not fund all or part of any payment under the Loan out of proceeds derived directly or to its knowledge (after reasonable enquiry) indirectly from any activity or transaction with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction; and

(iii)
procure that no proceeds to its knowledge (after reasonable enquiry) from activities or business with a Sanctions Restricted Person contrary to Sanctions or in a Sanctions Restricted Jurisdiction are credited to any of the Accounts.

8.9	Compliance with laws etc.

 Each of the Borrowers shall:

(a)	comply, or procure compliance with all laws or regulations applicable to the relevant Security Party:

(i)	relating to its respective business generally provided such non-compliance does not have a Material Adverse Effect; and

(ii)
relating to its Vessel, its ownership, employment, operation, management and registration including, but not limited to, the ISM Code, the ISPS Code, all Environmental Laws and the laws of the Flag State provided such non-compliance does not have a Material Adverse Effect; and

(iii)	all applicable Sanctions;

(b)	obtain, comply with and do all that is necessary to maintain in full force and effect any Environmental Approvals; and

(c)
without limiting paragraph (a) above, not employ its Vessel nor allow its employment, operation or management in any manner contrary to any applicable law or regulation including, but not limited to, the ISM Code, the ISPS Code and all Environmental Laws which has or is likely to have a material adverse effect on any of the Security Parties.

8.10	Know your customer compliance

Each Borrower hereby undertakes with the Lender that, from the date of this Agreement and until the earlier of (i) the date that the Outstanding Indebtedness is paid in full and (ii) the date that Borrower is released in accordance with Clause 4.5 (Release of Borrowers), it will provide the Lender with such documents and evidence (including beneficial shareholder declaration) satisfactory in all respects to the Lender in order for the Lender to complete its and the applicable Guarantor’s “know your customer” and other due diligence formalities in connection with this Agreement and the Security Documents as the Lender shall from time to time require, based on applicable law and regulations from time to time and the Lender’s own internal guidelines from time to time to identify each of the Borrowers and the other Security Parties, including the ultimate legal and beneficial owner or owners of such entities, and any other persons involved or affected by the transaction(s) contemplated by this Agreement.

8.11	Master Agreement

The Borrowers will not assign, novate or in any other way transfer any of its rights or obligations under or pursuant to the Master Agreement, other than in accordance with the terms of this Agreement or the Master Agreement.

8.12	Spin-Off

(a)
In the event that the Borrowers and the New Guarantors, in their absolute discretion, have finalised the arrangements for the Spin-Off, the Borrowers shall provide prior written notice to the Lender of the intended completion date for the Spin-Off, unless a public press release (the "Press Release") or a regulatory filing on US SEC has been issued or, as the case may be, filed by the Holding Guarantor, in which case, no prior notification shall be required.

(b)	If the Spin-Off does not or, will not, take place in accordance with the terms of the Press Release, the Borrowers shall promptly notify the Lender.

(c)
The Borrowers shall, on the Spin-Off Completion Date, provide the Lender with the organisational structure of the Holding Guarantor and with evidence and financial information (prepared on a pro-forma basis) that the financial covenants set out in paragraph (b) of Clause 8.7 (Financial Covenants) shall be complied with and deliver to the Lender a duly executed original Compliance Certificate. For the avoidance of doubt, the financial information for the testing of compliance of the financial covenants of the New Guarantors shall be comprised of:

(i)	a written statement by the Holding Guarantor setting out:

(A)	the companies wholly owned, directly or indirectly, by the Holding Guarantor and which companies own each relevant Fleet Vessel as of the Spin-Off Completion Date;

(B)	the balances standing to the credit of the bank accounts in the name of the New Guarantors and companies under (A) above; and

(C)
the amount of the outstanding loans in which each New Guarantor entered or to be entered into by that New Guarantor as borrower or guarantor with respect to companies under (A) above, as of the Spin-Off Completion Date;

(ii)	charter-free valuations (as applicable) of the relevant Fleet Vessels to be included in the Spin-Off dated not more than 90 days prior to the Spin-Off Completion Date.

9.	CONDITIONS

9.1	Documents and evidence

The obligation of the Lender to make the Commitment or any part thereof available shall be subject to the condition that the Lender, or its duly authorized representative, shall have received not later than two (2)  Business Days before the date of this Agreement, the documents and evidence specified in Schedule 2 in form and substance satisfactory to the Lender.

9.2	General conditions precedent

The obligation of the Lender to make available the Commitment or any part thereof shall be subject to the further conditions that, at the time of the giving of the relevant Drawdown Notice and at the time of the advancing of the Loan:

(a)
the representations and warranties contained in Clause 7 (Representations and warranties) are true and correct on and as of each such time as if each was made with respect to the facts and circumstances existing at such time; and

(b)	no Default shall have occurred and be continuing or would result from the making available of the Commitment.

9.3	Waiver of conditions precedent

The conditions specified in this Clause 9 are inserted solely for the benefit of the Lender and may be waived by the Lender, in whole or in part and with or without conditions by the Lender.

10.	EVENTS OF DEFAULT

10.1	Events

There shall be an Event of Default if any of the following occurs and is continuing:

(a)
Non‑payment:  any Security Party fails to pay any sum payable by it under any of the Finance Documents at the time, in the currency and in the manner stipulated in the Finance Documents (and, for this purpose, sums payable on demand shall be treated as having been paid at the stipulated time if paid within three (3) Business Days following the demand made by the Lender); or

(b)
Breach of Insurance and certain other obligations:  any of the Borrowers fails to obtain and/or maintain the Insurances (as defined in, and in accordance with the requirements of, the Finance Documents) or if any insurer in respect of such Insurances cancels the Insurances or disclaims liability by reason, in either case, of mis‑statement in any proposal for the Insurances or for any other failure or default on the part of the relevant Borrower or any other person (unless the relevant Borrower has at that time arranged insurance cover which satisfies the terms of this Agreement and the Security Documents in substitution for the Insurances which have been cancelled or in respect of which any insurer has disclaimed liability); or

(c)
Breach of other obligations:  any Security Party commits any breach of or omits to observe any of its obligations or undertakings expressed to be assumed by it under any of the Finance Documents to which it is a party (other than those referred to in Clauses 10.1(a) (Non‑payment) and 10.1(b) (Breach of Insurance and certain other obligations)) and, in respect of any such breach or omission which in the opinion of the Lender is capable of remedy, such action as the Lender may require shall not have been taken within twenty (20) days of the Lender notifying the relevant Security Party of such default and of such required action; or

(d)
Misrepresentation:  any representation or warranty made or deemed to be made or repeated by or in respect of any Security Party in or pursuant to any of the Finance Documents to which it is a party or in any notice, certificate or statement referred to in or delivered under any of the relevant Finance Documents is or proves to have been incorrect or misleading and the effect of which will be adverse to the Security Interests created pursuant to the Finance Documents or will have a material adverse effect on the performance of the obligations undertaken by the Borrowers and the other Security Parties pursuant to this Agreement or any of the Security Documents; or

(e)	Cross‑default:

(i)
any Financial Indebtedness (other than under any other provision of this Agreement and the other Finance Documents) relating to an amount over (in the case of any Borrower) Three million Dollars ($3,000,000) and in the case of the applicable Guarantor Twenty million Dollars ($20,000,000) is not paid when due (after taking into account any applicable grace period); or

(ii)
any Financial Indebtedness (other than under any other provision of this Agreement and the other Finance Documents) relating to an amount over (in the case of any Borrower) Three million Dollars ($3,000,000) and in the case of the applicable Guarantor Twenty million Dollars ($20,000,000) becomes (whether by declaration or automatically in accordance with the relevant agreement or instrument constituting the same) due and payable prior to the date when it would otherwise have become due by reason of any default (however described), unless such default has been remedied or waived within the period determined by the Lender;  or

(iii)
any facility or commitment available to any of the Borrowers and the applicable Guarantor relating to Financial Indebtedness (other than under any other provision of this Agreement and the other Finance Documents) in an amount over (in the case of any Borrower) Three million Dollars ($3,000,000) and in the case of the applicable Guarantor Twenty million Dollars ($20,000,000)  is withdrawn, suspended or cancelled by reason of any default (however described) of the person concerned unless the relevant Security Party shall have satisfied the Lender that such withdrawal, suspension or cancellation will not affect or prejudice in any way the relevant Security Party’s ability to pay its debts as they fall due; or

(iv)
any guarantee given by any of the Borrowers and the applicable Guarantor in respect of Financial Indebtedness (other than under any other provision of this Agreement and the other Finance Documents) relating to an amount over (in the case of any Borrower) Three million Dollars ($3,000,000) and in the case of the applicable Guarantor Twenty million Dollars ($20,000,000)  is not honoured when due and called upon unless in any such case the relevant Security Party is contesting in good faith the validity of its obligation to make any payment referred to in this Clause 10.1(e) and the relevant Security Party has provided the Lender with evidence satisfactory to the Lender in all respects that it has set aside adequate reserves with respect to the amount being claimed of it and to fund any action it is taking to contest such claim; or

(f)
Legal process:  any judgment or order made or commenced in good faith by a person against any of the Borrowers and the applicable Guarantor relating to an amount (in the case of any Borrower) Three million Dollars ($3,000,000) and in the case of the applicable Guarantor Twenty million Dollars ($20,000,000) is not stayed or complied with within fifteen days or a good faith creditor attaches or takes possession of, or a distress, execution, sequestration or other bonefide process is levied or enforced upon or sued out against, any of the undertakings, assets, rights or revenues of any of the Borrowers and the applicable Guarantor and is not discharged within fifteen (15) days; or

(g)
Insolvency:  any Security Party becomes insolvent or stops or suspends payment of its debts or is unable to or admits inability to pay its debts as they fall due or suspends making payments on any of its debts or announces an intention to do so, or suffers the declaration of a moratorium in respect of any of its Financial Indebtedness or proposes or enters into any composition or other arrangement for the benefit of its creditors generally or proceedings are commenced in relation to any Security Party under any law, regulation or procedure relating to reconstruction or readjustment of debts; or

(h)	Reduction or loss of capital: a meeting is convened by any of the Borrowers for the purpose of passing any resolution to reduce or redeem any of its share capital; or

(i)
Winding up:  any corporate action, legal proceedings or other procedure or step is taken for the purpose of winding up the Borrowers and the applicable Guarantor or an order is made or resolution passed for the winding up of the Borrowers and the applicable Guarantor or a notice is issued convening a meeting for the purpose of passing any such resolution unless, in the case of an involuntary petition, the petition is being contested in good faith and on substantial grounds and is dismissed or withdrawn within ninety (90) days of the presentation of the petition; or

(j)
Administration:  any petition is presented or other step is taken for the purpose of the appointment of an administrator of any Borrower and the applicable Guarantor unless such petition or appointment of an administrator is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 90 days of it being made or presented, or (bb) within 90 days of the petition notice being given or filed, or other relevant steps are being taken or other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Borrower or the applicable Guarantor will continue to carry on its business in the ordinary course and without being the subject of any actual, interim or pending insolvency law procedure; or

(k)
Appointment of receivers and managers:  any administrative or other receiver is appointed of any Borrower and the applicable Guarantor or any part of its assets and/or undertaking or any other steps are taken to enforce any Security Interest over all or any part of the assets of the Borrowers or the applicable Guarantor; or

(l)
Compositions:  any steps are taken, or negotiations commenced, by any Borrower or by any of its creditors with a view to the general readjustment or rescheduling of all or part of its Financial Indebtedness or to proposing any kind of composition, compromise or arrangement involving such company and any of its creditors provided, however, that if the relevant Borrower is able to provide such evidence as is satisfactory in all respects to the Lender (at its sole opinion) that such rescheduling will not result in the relevant Borrower being unable to satisfy its payment obligations as they fall due, the same shall not constitute an Event of Default; or

(m)	Cessation of business: any of the Borrowers and the applicable Guarantor suspends or ceases to carry on its business; or

(n)
Seizure:  all or a material part of the undertaking, assets, rights or revenues of, or shares or other ownership interests in, any of the Borrowers and the applicable Guarantor are seized, nationalised, expropriated or compulsorily acquired by or under the authority of any Government Entity, other than any arrest or Requisition; or

(o)
Consents:  any consent, authorisation, licence or approval of, or registration with or declaration to, governmental or public bodies or authorities or courts required by any Security Party to authorise or otherwise in connection with, the execution, delivery, validity, enforceability or admissibility in evidence of this Agreement and/or any of the Security Documents or the performance by the Security Parties of their respective obligations under this Agreement and/or any of the Security Documents is modified in a manner unacceptable to the Lender or is not granted or is revoked or terminated or expires and is not renewed or otherwise ceases to be in full force and effect; or

(p)
Invalidity:  any of the Finance Documents shall at any time and for any reason become invalid or unenforceable or otherwise cease to remain in full force and effect, or if the validity or enforceability of any of the Finance Documents shall at any time and for any reason be contested by any Security Party’ which is a party thereto or if any such Security Party shall deny that it has any, or any further, liability thereunder; or

(q)
Unlawfulness:  it becomes impossible or unlawful at any time for any Security Party, to fulfil any of the covenants and obligations expressed to be assumed by it in any of the Finance Documents or for the Lender to exercise the rights or any of them vested in it under any of the Finance Documents or otherwise; or

(r)	Repudiation: any Security Party repudiates any of the Finance Documents or does or causes or permits to be done any act or thing evidencing an intention to repudiate any of the Finance Documents; or

(s)
Security Interests enforceable:  any Security Interest (other than Permitted Security Interests) in respect of any of the property (or part thereof) which is the subject of any of the Finance Documents becomes enforceable; or

(t)
Arrest: any Vessel is arrested, confiscated, seized, taken in execution, impounded, forfeited, detained (other than where the same amounts to a Total Loss) in exercise or purported exercise of any possessory lien or other claim or otherwise taken from the possession of the Owner and the Owner fails to procure the release of such Vessel within a period of ninety (90) days thereafter; or

(u)
Registration:  the registration of any Vessel under the laws and flag of the relevant Flag State is cancelled or terminated without the prior written consent of the Lender and is not restored within ten (10) days from the day of such cancellation or termination; or

(v)
Unrest: the Flag State of any Vessel becomes involved in hostilities or civil war or there is a seizure of power in the Flag State by unconstitutional means if, in any such case, such event could in the opinion of the Lender reasonably be expected to have a Material Adverse Effect on the security constituted by any of the Finance Documents, unless such Vessel is re-registered within 45 days from the occurrence of such event on a Flag State which is not affected by hostilities or civil war or a seizure of power by unconstitutional means; or

(w)	Shareholdings: there is a breach of paragraphs (i) or (ii) or (iii) of sub-Clause 8.3(r) (Control) without the prior written consent of the Lender (such consent not to be unreasonably withheld); or

(x)	Deviation of Earnings: any Earnings of any Vessel are not paid to the relevant Operating Account for any reason whatsoever (other than with the Lender’s prior written consent); or

(y)	Material adverse change: there has been a Material Adverse Change ;

(z)	Master Agreement:

(a)	an Event of Default (as defined in the Master Agreement) has occurred and is continuing under the Master Agreement; or

(b)	a person (other than the Borrowers) entitled to do so gives notice of an Early Termination Date under the Master Agreement.

10.2	Consequences of an Event Default – Acceleration

The Lender may, without prejudice to any other rights of the Lender (which will continue to be in force concurrently with the following), on/or at any time after an Event of Default has occurred and for so long as it is continuing:

(a)
in case of an Event of Default having occurred prior to the Drawdown Date, by notice to the Borrowers declare that the obligation of the Lender to make the Commitment (or any part thereof) available shall be terminated, whereupon the Commitment shall be reduced to zero forthwith; and/or

(b)
in case of an Event of Default having occurred at any time during the Security Period, by notice to the Borrowers declare that the Loan and all interest accrued and all other sums payable under the Finance Documents, have become due and payable, whereupon the same shall, immediately or in accordance with the terms of such notice, become due and payable without any further diligence, presentment, demand of payment, protest or notice or any other procedure from the Lender which are expressly waived by each of the Borrowers; and/or

(c)	declare that the obligations of the Swap Bank under the Master Agreement in relation to or in connection with the Loan shall be terminated; and/or

(d)
put into force and exercise all or any of the rights, powers and remedies possessed by the Lender under this Agreement and/or under the Guarantee and/or under any other Security Document and/or as mortgagee of the Vessels, mortgagee, chargee or assignee or as the beneficiary of any other property right or any other security (as the case may be) of the assets charged or assigned to it under the Finance Documents or otherwise (whether at law, by virtue of any of the Finance Documents or otherwise).

10.3	Multiple notices; action without notice

The Lender, may serve notices under Clause 10.2(a) and (b) simultaneously or on different dates and it may take any action referred to in that Clause if no such notice is served or simultaneously with or at any time after service of both or either of such notices, it being understood and agreed that the non-service of a notice in respect of an Event of Default hereunder, or under any of the Finance Documents (whether known to the Lender or not), shall not be construed to mean that the Event of Default shall cease to exist and bring about its lawful consequences.

10.4	Demand basis

If, pursuant to Clause 10.2(b), the Lender declares the Loan to be due and payable on demand, the Lender may by written notice to the Borrowers (a) call for repayment of the Loan on such date as may be specified whereupon the Loan shall become due and payable on the date so specified together with all interest accrued and all other sums payable under this Agreement or (b) withdraw such declaration with effect from the date specified in such notice.

10.5	Proof of an Event of Default

It is agreed that (i) the non-payment of any sum of money in time will be proved conclusively by mere passage of time and (ii) the occurrence of this (non-payment) shall be proved conclusively by a mere written statement of the Lender (save for manifest error).

10.6	Exclusion of Lender’s liability

Neither the Lender nor any receiver or manager appointed by the Lender, shall have any liability to the Borrowers or any other Security Party:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Security Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt the Lender or a receiver or manager from liability for losses shown to have been caused by the gross negligence or wilful misconduct of the Lender’s own officers and employees or (as the case may be) such receiver’s or manager’s own partners or employees.

11.	INDEMNITIES

11.1	Miscellaneous indemnities

The Borrowers shall on demand (and it is hereby expressly undertaken by the Borrowers to) fully indemnify the Lender, without prejudice to any of the other rights of the Lender under any of the Finance Documents, in respect of all expenses, liabilities and losses (including loss of Margin) which the Lender shall certify as sustained or incurred by the Lender or which the Lender reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	any default in payment by any of the Security Parties of any sum under any of the Finance Documents when due; which is not compensated by Break Costs or the Default Rate; and/or

(b)
the occurrence and/or continuance of any Event of Default and/or the acceleration of repayment of the Loan (or any part thereof) pursuant to Clause 10.2 (Consequences of Default – Acceleration); and/or

(c)	the Commitment not being advanced for any reason (excluding any default by the Lender) on the date specified in the relevant Drawdown Notice; and/or

(d)
in respect of any tax (other than tax on its overall net income) for which the Lender is liable in connection with any amount paid or payable to the Lender (whether for its own account or otherwise) under any Finance Document.

11.2	Break Costs

The Borrowers shall, within three (3) Business Days of demand by the Lender, pay to the Lender its Break Costs attributable to all or any part of an amount due under a Finance Document being paid by the Borrowers on a day other than the last day of an Interest Period for that amount.  The Lender shall, as soon as reasonably practicable after a demand by the Lender, provide a certificate confirming the amount of its Break Costs for any Interest Period in which they accrue.

11.3	Currency indemnity

(a)
If any sum due from any Security Party under any of the Finance Documents or any order or judgment given or made in relation thereto has to be converted from the currency (the “first currency”) in which the same is payable under the relevant Finance Document or under such order or judgment into another currency (the “second currency”) for the purpose of (a) making or filling a claim or proof against any Security Party, (b) obtaining an order or judgment in any court or other tribunal or (c) enforcing any order or judgment given or made in relation to any of the Finance Documents, the Borrowers shall indemnify and hold harmless the Lender from and against any loss suffered as a result of any difference between (i) the rate of exchange used for such purpose to convert the sum in question from the first currency into the second currency and  (ii) the rate or rates of exchange at which the Lender may in the ordinary course of business purchase the first currency with the second currency upon receipt of a sum paid to it in satisfaction, in whole or in part, of any such order, judgment, claim or proof. Any amount due from the Borrowers under this Clause 11.3 shall be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of any of the Finance Documents and the term “rate of exchange” includes any premium and costs of exchange payable in connection with the purchase of the first currency with the second currency.

(b)
For the avoidance of doubt, paragraph (a) of this Clause 11.3 does not apply in respect of sums due from the Borrowers to the Swap Bank under or in connection with the Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of the Master Agreement shall apply.

11.4	Environmental indemnity

The Borrowers shall indemnify the Lender on demand and hold Lender harmless from and against all costs, expenses, payments, charges, losses, demands, liabilities, actions, proceedings (whether civil or criminal), penalties, fines, damages, judgements, orders, sanctions or other outgoings of whatever nature which may be suffered, incurred or paid by, or made or asserted against the Lender at any time, whether before or after the repayment in full of principal and interest under this Agreement, relating to, or arising directly or indirectly in any manner or for any cause or reason whatsoever out of an Environmental Claim made or asserted against the Lender if such Environmental Claim would not have been, or been capable of being, made or asserted against the Lender if it had not entered into any of the Finance Documents and/or exercised any of its rights, powers and discretions thereby conferred and/or performed any of its obligations thereunder and/or been involved in any of the transactions contemplated by the Finance Documents.

11.5	Central Bank or European Central Bank reserve requirements indemnity

The Borrowers shall on demand promptly indemnify the Lender against any cost incurred or loss suffered by the Lender as a result of its complying with the minimum reserve requirements of the European Central Bank and/or with respect to maintaining required reserves with the relevant national Central Bank to the extent that such compliance relates to the Commitment or deposits obtained by it to fund the whole or part of the Loan and to the extent such cost or loss is not recoverable by the Lender under Clause 12.2 (Increased cost).

11.6	Maintenance of the Indemnities

The indemnities contained in this Clause 11 shall apply irrespective of any indulgence granted to the Borrowers (or any of them) or any other party from time to time and shall continue to be in full force and effect notwithstanding any payment in favour of the Lender and any sum due from the Borrowers under this Clause 11 will be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under any one or more of this Agreement, the Security Documents and any other documents executed pursuant hereto or thereto.

11.7	Communications Indemnity

It is hereby agreed in connection with communications that:

(a)
Express authority is hereby given by each of the Borrowers to the Lender to accept (at the sole discretion of the Lender) all tested or untested communications given by facsimile or electronic mail, or otherwise, regarding any or all of the notices, requests, instructions or other communications under this Agreement, subject to any restrictions imposed by the Lender relating to such communications including, without limitation (if so required by the Lender), the obligation to confirm such communications by letter.

(b)
Each of the Borrowers shall recognise any and all of the said notices, requests, instructions or other communications as legal, valid and binding, when these notices, requests, instructions or communications come from the fax numbers or electronic mail address mentioned in Clause 18.1 (Notices) or any other fax number or electronic mail address usually used by it or its managing company.

(c)
Each of the Borrowers hereby assumes full responsibility for the execution of the said notices, requests, instructions or communications by the Lender and promises and recognises that the Lender shall not be held responsible for any loss, liability or expense that may result from such notices, requests, instructions or other communications. It is hereby undertaken by each of the Borrowers to indemnify in full the Lender from and against all actions, proceedings, damages, costs, claims, demands, expenses and any and all direct and/or indirect losses which the Lender or any third party may suffer, incur or sustain by reason of the Lender following such notices, requests, instructions or communications.

(d)
With regard to notices, requests, instructions or communications issued by electronic and/or mechanical processes (e.g. by facsimile, or electronic mail), the risk of equipment malfunction, including, without limitation, paper shortage, transmission errors, omissions and distortions is assumed fully and accepted by each of the Borrowers, save in case of the Lender’s wilful misconduct.

(e)
The risks of misunderstandings and errors of notices, requests, instructions or communications being given as mentioned above, are for the Borrowers and the Lender will be indemnified in full pursuant to this Clause, save in case of the Lender’s wilful misconduct.

(f)
The Lender shall have the right to ask the Borrowers to furnish any information the Lender may require to establish the authority of any person purporting to act on behalf of each of the Borrowers for these notices, requests, instructions or communications but it is expressly agreed that there is no obligation for the Lender to do so.  The Lender shall be fully protected in, and the Lender shall not incur any liability to any of the Borrowers for acting upon the said notices, requests, instructions or communications which were believed by the Lender in good faith to have been given by each of the Borrowers or by any of its authorised representative(s).

(g)
It is undertaken by each of the Borrowers to safeguard the function and the security of the electronic and mechanical appliance(s) such as fax(es) etc., as well as the code word list, if any, and to take adequate precautions to protect such code word list from loss and to prevent its terms becoming known to any persons not directly concerned with its use.  The Borrowers shall hold the Lender harmless and indemnified from all claims, losses, damages and expenses which the Lender may incur by reason of the failure of the Borrowers (or any of them) to comply with the obligations under this Clause and/or this Agreement.

11.8	Electronic communication

Any communication from the Lender made by electronic means will be sent unsecured and without electronic signature, however, the Borrowers may request the Lender at any time in writing to change the method of electronic communication from unsecured to secured electronic mail communication.

(a)
Each of the Borrowers hereby acknowledges and accepts the risks associated with the use of unsecured electronic mail communication including, without limitation, risk of delay, loss of data, confidentiality breach, forgery, falsification and malicious software.  The Lender shall not be liable in any way for any loss or damage or any other disadvantage suffered by the Borrowers (or any of them) resulting from such unsecured electronic mail communication.

(b)
If any Borrower or any other Security Party wishes to cease all electronic communication, they shall give written notice to the Lender accordingly after receipt of which notice the Parties shall cease all electronic communication.

(c)	For as long as electronic communication is an accepted form of communication, the Parties shall:

(i)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(ii)	notify each other of any change to their respective addresses or any other such information supplied to them; and

(iii)
in case electronic communication is sent to recipients with the domain  ‹@costamare.com>, the parties shall without undue delay inform each other if there are changes to the said domain or if electronic communication shall thereafter be sent to individual e-mail addresses.

11.9	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Borrowers and the Lender.

11.10          FATCA status

(a)	Subject to Clause 11.10(c), each Party shall, within ten (10) Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(aa)	a FATCA Exempt Party; or

(bb)	not a FATCA Exempt Party;

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA as that other Party reasonably requests for the purposes of that other party's compliance with FATCA; and

(iii)
supply to that other Party such forms, documentation and other information relating to its status as that other Party reasonably requests for the purposes of that other Party's compliance with any other law, regulation, or exchange of information regime.

(b)
If a Party confirms to another party pursuant to Clause 11.10(a)(i) that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

(c)	Clause 11.10(a)(i) shall not oblige the Lender to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(iii)	any fiduciary duty; or

(iv)	any duty of confidentiality.

(d)
If a party fails to confirm its status or to supply forms, documentation or other information requested in accordance with Clause 11.10(a) (including, for the avoidance of doubt, where Clause 11.10(c) applies), then such party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party until such time as the party in question provides the requested confirmation, forms, documentation or other information.

11.11	Certification of amounts

A notice which is signed by the Lender, which states that a specified amount, or aggregate amount, is due to the Lender under this Clause 11 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

12.	UNLAWFULNESS AND INCREASED COST, BAIL-IN

12.1	Unlawfulness

If any change in, or introduction of, any law, regulation or regulatory requirement or any directive or request of any central bank, monetary, regulatory or other authority or any order of any court renders it unlawful or contrary to any such regulation, requirement, request or order for the Lender to advance the Commitment or the relevant part thereof (as the case may be) or to maintain or fund the Loan, notice shall be given promptly by the Lender to the Borrowers whereupon the Commitment shall be reduced to zero and the Borrowers shall be obliged to prepay the Loan either forthwith or on a future specified date if the relevant law or regulation provides for such date, together with accrued interest thereon to the date of prepayment and all other sums payable by the Borrowers under this Agreement and/or the Security Documents.

In any such event the Borrowers and the Lender shall (as per the provisions of Clause 3.6 (Market disruption) negotiate in good faith (but without incurring any legal obligations) with a view to agreeing the terms for making the Loan available from another jurisdiction or providing the Loan from alternative sources.

12.2	Increased cost

If, after the date of this Agreement, the result of any change in, or in the interpretation or application of, or the introduction of, any law or any regulation, directive, request or requirement (whether or not having the force of law, but, if not having the force of law, with which the Lender or, as the case may be, its holding company habitually complies), including (without limitation) those relating to Taxation, capital adequacy, any type of liquidity, reserve assets, cash ratio deposits and special deposits, or other banking or monetary controls or requirements which affect the manner in which the Lender allocates capital resources to its obligations hereunder (including, without limitation, those resulting from the implementation or application of or compliance with the Basel III Accord or any Basel III Regulation or any subsequent accord, approach or regulation thereto) (collectively, “Capital Adequacy Law”) or compliance by the Lender with any such Capital Adequacy Law is to:

(a)
subject the Lender to Taxes or change the basis of Taxation of the Lender with respect to any payment under any of the Finance Documents ((other than Taxes or Taxation on the overall net income, profits or gains of the Lender imposed in the jurisdiction in which its principal or lending office under this Agreement is located); and/or

(b)
increase the cost to, or impose an additional cost on, the Lender or its holding company in making or keeping the Commitment available or funding or maintaining all or part of the Loan or being a party to this Agreement; and/or

(c)	reduce the amount payable or the effective return to the Lender under any of the Finance Documents; and/or

(d)
reduce the Lender’s or its holding company rate of return on its overall capital by reason of a change in the manner in which it is required to allocate capital resources to the Lender’s obligations under any of the Finance Documents; and/or

(e)
require the Lender or its holding company to incur or sustain a loss (including a loss of future potential profits) by reason of being obliged to deduct all or part of the Commitment or the Loan from its capital for regulatory purposes, then and in each such case (subject to Clause 12.4 (Option to prepay)) the Borrowers shall pay to the Lender, from time to time, upon demand, such additional moneys as shall indemnify the Lender for any increased or additional cost, reduction, payment, foregone return or loss whatsoever.

For the purposes of this Clause 12.2 “holding company” means, in relation to the Lender, the company or entity (if any) within the consolidated supervision of which the Lender is included.

12.3	Claim for increased cost

The Lender will promptly notify the Borrowers of any intention to claim indemnification pursuant to Clause 12.2 (Increased cost) and the method of calculating the same and such notification will be (in the absence of manifest error) conclusive and full evidence binding on the Borrowers as to the amount of any increased cost or reduction and the method of calculating the same.  A claim under Clause 12.2 (Increased cost) may be made at any time and must be discharged by the Borrowers on the later of (i) next Interest Payment Date and (ii) the date falling three (3) days of demand by the Lender. It shall not be a defence to a claim by the Lender under this Clause 12.3 that any increased cost or reduction could have been avoided by the Lender. Any amount due from the Borrowers under Clause 12.2 (Increased cost) shall be due as a separate debt and shall not be affected by judgement being obtained for any other sums due under or in respect of this Agreement.

12.4	Option to prepay

If any additional amounts are required to be paid by the Borrowers to the Lender by virtue of Clause 12.2 (Increased cost), the Borrowers shall be entitled, on giving the Lender not less than three (3) days prior notice in writing, to prepay the Loan and accrued interest thereon, together with all other Outstanding Indebtedness, on the next Repayment Date.  Any such notice, once given, shall be irrevocable.

12.5	Exception

Nothing in Clause 12.2 (Increased cost) shall entitle the Lender to receive any amount in respect of compensation for any such liability to Taxes, increased or additional cost, reduction, payment, foregone return or loss to the extent that the same is the subject of an additional payment under Clause 6.5 (Grossing-up for Taxes).

12.6	Mitigation

If circumstances arise which would result in a notification under Clauses 12.1 (Unlawfulness), 12.2 (Increased cost), 12.3 (Claim for increased cost) or 12.4 (Option to prepay) then, without in any way limiting the rights of the Lender under those Clauses, the Lender shall, if requested to do so by the Borrowers, use reasonable efforts to transfer its obligations, liabilities and rights under this Agreement and the Security Documents to another office of the Lender or another financial institution not affected by the circumstances but the Lender shall not be under any obligation to take any such action if, in its opinion, to do would or might:

(a)	have an adverse effect on its business, operations or financial condition;

(b)	involve it in any activity which is unlawful or prohibited or any activity that is contrary to, or inconsistent with, any reputation; or

(c)	involve it in any expense (unless indemnified to its satisfaction) or tax disadvantage.

12.7	Contractual recognition of bail-in

Notwithstanding any other term of any Finance Document or any other agreement, arrangement or understanding between the Parties, each Party acknowledges and accepts that any liability of any Party to any other Party under or in connection with the Finance Documents may be subject to Bail-In Action by the relevant Resolution Authority and acknowledges and accepts to be bound by the effect of:

(a)	any Bail-In Action in relation to any such liability, including (without limitation):

(i)	a reduction, in full or in part, in the principal amount, or outstanding amount due (including any accrued but unpaid interest) in respect of any such liability;

(ii)	a conversion of all, or part of, any such liability into shares or other instruments of ownership that may be issued to, or conferred on, it; and

(iii)	a cancellation of any such liability; and

(b)	a variation of any term of any Finance Document to the extent necessary to give effect to any Bail-In Action in relation to any such liability.

13.	APPLICATION, SECURITY AND SET-OFF

13.1	Application of receipts

(a)
Normal order of Application: Except as any Finance Document may otherwise provide, any and all sums which are received or recovered by the Lender under or pursuant to any of the Finance Documents and expressed to be applicable in accordance with this Clause 13.1 shall be applied by the Lender in the following manner:

(i)	First, in or toward payment of all unpaid fees, commissions and other Expenses which may be owing to the Lender under any of the Finance Documents at the time of application;

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest then due and payable to the Lender under this Agreement any of the other Security Documents and the Master Agreement (in respect of any Designated Transactions) (and, for this purpose, the expression “interest” shall include any net amount which the Borrowers shall have become liable to pay or deliver under section 9(h) of the Master Agreement (in respect of any Designated Transactions) but shall have failed to pay or deliver to the Lender at the time of application or distribution under this Clause 13.1);

(iii)
thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder) or any part thereof payable to the Lender under the Finance Documents;

(iv)	fourthly, in or towards payment to the Lender of any Break Costs;

(v)	fifthly, in or towards payment to the Lender of any other sums owing to them/it under any of the Finance Documents; and

(vi)	sixthly, the surplus (if any) shall be paid to the Borrowers or to any other person entitled to such surplus.

(b)
Notice of variation of order of application: The Lender may, by notice to the Borrowers, provide, at its sole discretion, for a different order of application from that set out in Clause 13.1(a) (Order of application) either as regards a specified sum or sums or as regards sums in a specified category or categories, without affecting the obligations of the Borrowers to the Lender.

(c)
Insufficient balance: For the avoidance of doubt, in the event that such balance is insufficient to pay in full the whole of the Outstanding Indebtedness, the Lender shall be entitled to collect the shortfall from the Borrowers and the Initial Guarantor or, as the case may be, the New Guarantors or any other person liable therefor.

(e)
Appropriation rights overridden:  This Clause 13.1 and any notice which the Lender gives under Clause 13.1(b) (Notice of variation of order of application) shall override any right of appropriation possessed, and any appropriation made, by the Borrowers (or any of them) or any other Security Party.

13.2	Set-off - Application of credit balances

(a)
Right of Set-off: Express authority is hereby given by each of the Borrowers to the Lender (without prejudice to any of the Lender’s rights at law, contractually or otherwise), at any time after an Event of Default has occurred and whilst it is continuing and without prior notice (but with subsequent notice) to the Borrowers:

(i)
to apply any credit balance standing upon any account of the Borrowers (or any of them) with any branch of the Lender (including, without limitation, the Operating Accounts) and in whatever currency in or towards satisfaction of any sum due to the Lender from the Borrowers (or any of them) under this Agreement and/or any of the Security Documents;

(ii)	in the name of the Borrowers (or any of them) and/or the Lender to do all such acts and execute all such documents as may be necessary or expedient to effect such application; and

(iii)	to combine and/or consolidate all or any accounts in the name of the Borrowers (or any of them) with the Lender, and

(iv)	for that purpose:

a)	to break, or alter the maturity of, all or any part of a deposit of the Borrowers (or any of them);

b)	to convert or translate all or any part of a deposit or other credit balance into Dollars; and

c)	to enter into any other transaction or make any entry with regard to the credit balance which the Lender considers appropriate.

(b)
Default under the Master Agreement: Without prejudice to its rights hereunder and/or under the Master Agreement, the Lender may at the same time as, or at any time after the service of a notice of acceleration under Clause 10.2 (Consequences of an Event Default – Acceleration) of this Agreement or the service of a notice of an Early Termination Date (as defined in the Master Agreement) under the Master Agreement, set off any amount due now or in the future from the Borrowers to the Lender under this Agreement against any amount due from the Lender to the Borrowers (as applicable) under the Master Agreement and apply the first amount in discharging the second amount. The effect of any set off under this Clause 13.2 shall be effective to extinguish or, as the case may require, reduce the liabilities of the Lender under the Master Agreement.

(c)
Rights additional: The rights conferred on the Lender by this Clause 13.2 shall be in addition to, and without prejudice to or limitation of, the rights of netting and set off conferred on the Lender by the Master Agreement. The Borrowers acknowledge that the Lender shall be under no obligation to make any payment to the Borrowers under or pursuant to the Master Agreement if, at the time that payment becomes due, there shall have occurred an Event of Default or Termination Event (as those terms are respectively defined in the Master Agreement) and for as long as it remains continuing.

(d)
Existing rights unaffected: For all or any of the above purposes authority is hereby given to the Lender to purchase with the moneys standing to the credit of any such account or accounts such other currencies as may be necessary to effect such application subject to an Event of Default having occurred and being continuing, the Lender shall not be obliged to exercise any right given to it by this Clause 13.2; and those rights shall be without prejudice and in addition to any right of set‑off, combination of accounts, charge, lien or other right or remedy to which the Lender is entitled (whether under the general law or any document). The Lender shall notify the Lender and the latter shall notify the Borrowers forthwith upon the exercise of purported exercise of any right of set-off giving full details in relation thereto.

14.	OPERATING ACCOUNTS

14.1	General

Each of the Borrowers hereby undertakes with the Lender that it will:

(a)	prior to the Drawdown Date open the Operating Account for its Vessel with the Lender; and

(b)
procure that all moneys payable to the Borrowers in respect of the Earnings of its Vessel shall, unless and until the Lender directs to the contrary pursuant to the relevant General Assignment, be paid to the Operating Account for its Vessel free from Security Interests and rights of set off other than those created by or under the Finance Documents and, shall be held there on trust for the Lender and shall be applied as provided in Clause 14.2 (Application of Earnings).

14.2	Application of Earnings

(a)
Other than after an Event of Default which has occurred and whilst it is continuing (whereupon the provisions of Clause 13.1 (Application of receipts) shall be applicable), all monies paid to the Operating Accounts, after discharging the costs (if any) incurred by the Lender, in collecting such monies, shall be applied as follows:

(i)	First: in payment of any arrears of interest and principal of the Loan due and payable and any and all other sums whatsoever which from time to time become due and payable to the Lender hereunder;

(ii)	Second: any credit balance shall be available to the Borrowers to be used for any purpose not inconsistent with the Borrowers’ other obligations under this Agreement.

(b)
Any amounts for the time being standing to the credit of the Operating Accounts shall bear interest at the rate from time to time offered by the Lender to its customers for Dollar deposits of similar amounts and for periods similar to those for which such amounts are likely to remain standing to the credit of the Operating Accounts. Such interest shall, provided that no Event of Default shall have occurred and is continuing, be released to the Borrowers.

14.3	Obligations unaffected

The provisions of this Clause 14 do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	the Swap Exposure as provided in the Master Agreement; or

(c)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

14.4	No Security Interests

Each of the Borrowers covenants with the Lender that its Operating Account and any moneys therein shall not be charged, assigned, transferred or pledged nor shall there be granted by such Borrower or the Borrowers or suffered to arise any third party rights over or against the whole or any part of the Operating Accounts other than in favour of the Lender or any Permitted Security Interest.

14.5	Operation of the Operating Accounts

Each of the Operating Accounts shall be operated in accordance with the Lender’s usual terms and conditions (full knowledge of which each of the Borrowers hereby acknowledges) and subject to the Lender’s usual charges levied on such accounts and/or transactions conducted on such accounts (as from time to time notified by the Lender to the Borrowers). However, none of the Lender’s usual terms and conditions shall apply to the extent it allows the Lender to apply the moneys on the Operating Accounts in a manner different from that provided in the Finance Documents unless such application is obligatory under the law applicable on the Lender’s usual terms and conditions.

14.6	Relocation of the Operating Accounts

Each of the Borrowers will comply with any written requirement of the Lender (acting reasonably) from time to time as to the location or re-location of the Operating Accounts (or any of them) and will from time to time enter into such documentation as the Lender may require in order to create or maintain in favour of the Lender a Security Interest in such Operating Account(s), all at cost and expense of the Lender.

14.7	Authorisation

The Lender shall be entitled (but not obliged) at any time, and to this respect the Lender is hereby authorised by each of the Borrowers from time to time to debit each of the Operating Accounts (or any of them) without prior notice (but with subsequent notice as soon as practically possible), to the relevant Borrower, in order to discharge any amount due and payable to the Lender under the terms of this Agreement and the Security Documents or otherwise howsoever in connection with the Loan, including, without limitation, any payment of which the Lender has become entitled to demand under Clause 11 (Indemnities).

14.8	Release

Upon the earlier of: (i) payment in full of all Outstanding Indebtedness and (ii) release of any Borrower in accordance with clause 4.5 (Release of Borrowers), any balance then standing to the credit of the Operating Accounts (or any of them) shall be released and paid to the relevant Borrower or to whomsoever else may be entitled to receive such balance.

15.	ASSIGNMENT, TRANSFER AND LENDING OFFICE

15.1	Benefit and burden

This Agreement shall be binding upon, and inure for the benefit of, the Lender and the Borrowers and their respective successors.

15.2	No Assignment by the Security Parties

None of the Borrowers and the other Security Parties may assign or transfer any of their respective rights or obligations under this Agreement or any of the Security Documents or any documents executed pursuant to this Agreement and/or the Security Documents.

15.3	Assignment by the Lender

The Lender may at any time cause all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents to be assigned or transferred:

(a)
without the consent of, or consultation with, but after giving prior written notice to the Borrowers (other than in the circumstances referred to in Clause 15.10 (Securitisation) in respect of which the terms of Clause 15.10 (Securitisation) shall apply) and the other Security Parties:

(i)	to another branch, any Subsidiary or Affiliate of, or company controlled by, the Lender; and

(ii)
a bank or a financial institution, which is not a trust or a fund or insurance company (or controlled by a trust or a fund) or another entity engaged in or established for the purposes of making, purchasing or investing in loans, securities or other financial assets, and which has a dedicated ship finance lending desk and business

(in each case an “Assignee” or a “Transferee”),

provided that the Assignee or Transferee, shall deliver to the Lender such undertaking as the Lender may approve, whereby it becomes bound by the terms of this Agreement and agrees to perform all or, as the case may be, part of the Lender’s obligations under this Agreement; and

provided, further, that the liabilities of the Borrowers under this Agreement and any other Finance Document shall not be increased as a result of any such assignment or transfer and that in the event that the Borrowers’ liabilities (actual or contingent) are increased, the Borrowers shall not be liable for any such excess.

15.4	Lending office

The Lender shall lend through its office at the address specified in in the preamble of this Agreement or through any other office of the Lender selected from time to time by it through which the Lender wishes to lend for the purposes of this Agreement.  If the office through which a Lender is lending is changed pursuant to this Clause 15.4, the Lender shall notify the Borrowers promptly of such change (but such change shall be at no cost to the Borrowers) and upon notification of any such change, the word “Lender” in this Agreement and in the other Finance Documents shall mean the Lender, acting through such branch and the terms and provisions of this Agreement and of the other Finance Documents shall be construed accordingly.

15.5	Disclosure of information

(a)
The Lender may disclose to a prospective assignee, substitute or transferee of the Lender in relation to this Agreement such information about the Borrowers as the Lender shall consider appropriate if the Lender first procures that the relevant prospective assignee, substitute or transferee or other person (such person together with any prospective assignee, substitute or transferee being hereinafter described as the “Prospective Assignee”) shall undertake to the Borrowers  to keep secret and confidential and disclose to any third party any of the information, reports or documents supplied by the Lender, provided, however, that the Prospective Assignee shall be entitled to disclose such information, reports or documents in the following situations:

(i)	in relation to any proceedings arising out of this Agreement or the Security Documents to the extent considered necessary by the Prospective Assignee to protect its interest; or

(ii)	pursuant to a court order relating to discovery or otherwise; or

(iii)	pursuant to any law or regulation or to any fiscal, monetary, tax, governmental or other competent authority; or

(iv)	to its auditors, legal or other professional advisers.

(b)
In addition the Prospective Assignee shall be entitled to disclose or use any such information, reports or documents if the information contained therein shall have emanated in conditions free from confidentiality, bona fide from some person other than the Lender or the Borrowers.

15.6	Participation

The Lender may at any time (a) without the consent of, or consultation with, but with prior notice to the Borrowers sub-participate all or any part of its rights, benefits and/or obligations under this Agreement and the other Finance Documents to (i) any Subsidiary or Affiliate of, or company controlled by, the Lender or (ii) a bank or a financial institution, which is not a trust or a fund or insurance company (or controlled by a trust or a fund) or another entity engaged in or established for the purposes of making, purchasing or investing in loans, securities or other financial assets, and has a dedicated ship finance lending desk and business and (b) with the consent of   the Borrowers and the other Security Parties, to any other person, which is not included under sub-clauses (a) (i) and (ii) above (including any insurance company, pension fund, fund, trust or capital investment company), unless an Event of Default has occurred and is continuing (in which case no Borrowers’ consent is required) provided, always, that the liabilities of the Borrowers under this Agreement and any other Finance Document shall not be increased as a result of any such sub-participation and that in the event that the Borrowers’ liabilities (actual or contingent) are increased, the Borrowers shall not be liable for any such excess.

15.7	Documenting assignments and transfers

If the Lender assigns, transfers or in any other manner grants participation in respect of all or any part of its rights or benefits or transfers all or any of its obligations as provided in this Clause 15.7 the Borrowers undertake, immediately on being requested to do so by the Lender, to enter at the expense of the Lender into and procure that each Security Party enters into such documents as may be necessary or desirable to transfer to the Assignee, Transferee or participant all or the relevant part of the interest of the Lender in the Finance Documents and all relevant references in this Agreement to the Lender shall thereafter be construed as a reference to the Lender and/or assignee, transferee or participant of the Lender to the extent of their respective interests and, in the case of a transfer of all or part of the obligations of the Lender, the Borrowers shall thereafter look only to the Assignee, Transferee or participant in respect of that proportion of the obligations of the Lender under this Agreement assumed by such assignee, transferee or participant. Subject to the provisions of Clause 15.3 (Assignment by the Lender), each of the Borrowers hereby expressly consents to any subsequent transfer of the rights and obligations of the Lender and undertakes that it shall join in and execute such supplemental or substitute agreements as may be necessary to enable the Lender to assign and/or transfer and/or grant participation in respect of its rights and obligations to another branch or to one or more banks or financial institutions in a syndicate or otherwise. The cost of any such assignment shall be borne by the Lender and/or the relevant Assignee or Transferee.

15.8	No additional costs

If at the time of, or at any time after, any assignment by the Lender of all or any part of its rights or benefits under this Agreement or any transfer by the Lender of any part of the rights, benefits and/or obligations under this Agreement, the Borrowers would be obliged to pay to the Assignee or Transferee under Clause 6.5 (Grossing-up for Taxes) or Clause 12.2 (Increased cost) any sum in excess of the sum (if any) which it would have been obliged to pay to the Lender under the relevant Clause in the absence of such assignment, transfer or change, the Borrowers shall not be obliged to pay that excess.

15.9	Changes in constitution or reorganisation of the Lender

For the avoidance of doubt and without prejudice to the provisions of Clause 15.1 (Benefit and burden), this Agreement shall remain binding on the Borrowers and the other Security Parties notwithstanding any change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind, to the intent that this Agreement shall remain valid and effective in all respects in favour of any Assignee, Transferee or other successor in title of the Lender in the same manner as if such Assignee, Transferee or other successor in title had been named in this Agreement as a party instead of, or in addition to, the Lender, subject to the Lender remaining Lender under this Agreement and any such change in the constitution of the Lender or its absorption in, or amalgamation with, or the acquisition of all or part of its undertaking or assets by, any other person, or any reconstruction or reorganisation of any kind will not result in any way to any kind and or type of assignment and/or transfer and/or sub-participation of this Agreement in a manner contrary with this Clause 15.

15.10	Securitisation

The Lender may include all or any part of the Loan in a securitisation (or similar transaction) pursuant to Law 3156/2003, or any other relevant legislation introduced or enacted after the date of this Agreement, without the consent of, or consultation with, but after giving prior written notice to the Borrowers. The Borrowers will assist the Lender as necessary to achieve a successful securitisation (or similar transaction) provided that the Borrowers shall not be required to bear any third party costs related to any such securitisation (or similar transaction) and that such securitisation (or similar transaction) shall not result in an increase of the Borrowers’ obligations under this Agreement and the Security Documents and need only provide any such information which any third parties may reasonably require.

16.	GUARANTEE AND INDEMNITY – GUARANTOR

16.1	Guarantee and indemnity

The applicable Guarantor irrevocably and unconditionally:

(a)	guarantees to the Lender punctual performance by each Borrower of all that Borrower's obligations under the Finance Documents ;

(b)
undertakes with the Lender that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, the applicable Guarantor shall within 3 days of demand pay that amount as if it were the principal obligor; and

(c)
agrees with the Lender that if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal, it will, as an independent and primary obligation, indemnify the Lender within three (3) days of the Lender’s demand against any cost, loss or liability it incurs as a result of a Borrower not paying any amount which would, but for such unenforceability, invalidity or illegality, have been payable by it under any Finance Document on the date when it would have been due.  The amount payable by the applicable Guarantor under this indemnity will not exceed the amount it would have had to pay under this Clause 17 if the amount claimed had been recoverable on the basis of a guarantee.

16.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by each Borrower under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

16.3	Reinstatement

If any discharge, release or arrangement (whether in respect of the obligations of any Security Party or any security for those obligations or otherwise) is made by the Lender in whole or in part on the basis of any payment, security or other disposition which is avoided or must be restored in insolvency, liquidation, administration or otherwise, without limitation, then the liability of the applicable Guarantor under this Clause 17 will continue or be reinstated as if the discharge, release or arrangement had not occurred.

16.4	Waiver of defences

The obligations of the applicable Guarantor under this Clause 17  and in respect of any Security Interest will not be affected or discharged by an act, omission, matter or thing which, but for this Clause 17, would reduce, release or prejudice any of its obligations under this Clause 17 or in respect of any Security Interest created under the Security Documents (without limitation and whether or not known to it or the Lender) including:

(a)	any time, waiver or consent granted to, or composition with, any Security Party or other person ;

(b)	the release of any other Security Party or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)
the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect or delay in perfecting, or refusal or neglect to take up or enforce, or delay in taking or enforcing any rights against, or security over assets of, any Security Party or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of a Security Party or any other person;

(e)
any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of any Finance Document or any other document or security including, without limitation, any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document or security;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

16.5	Immediate recourse

The applicable Guarantor waives any right it may have of first requiring the Lender to proceed against or enforce any other rights or security or claim payment from any person (including without limitation to commence any proceedings under any Finance Document or to enforce any Security Interest created under the Security Documents) before claiming or commencing proceedings under this Clause 17.  This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

16.6	Appropriations

Until all amounts which may be or become payable by the Transaction Obligors under or in connection with the Finance Documents have been irrevocably paid in full, the Lender may :

(a)
refrain from applying or enforcing any other moneys, security or rights held or received by the Lender in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and the applicable Guarantor shall not be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from the applicable Guarantor or on account of the applicable Guarantor's liability under this Clause 17.

16.7	Deferral of applicable Guarantor's rights

(a)
All rights which the applicable Guarantor at any time has (whether in respect of this guarantee, a mortgage or any other transaction) against any Borrower, any other Security Party or their respective assets shall be fully subordinated to the rights of the Lender under the Finance Documents and until the end of the Security Period and unless the Lender otherwise directs, the applicable Guarantor will not exercise any rights which it may have (whether in respect of any Finance Document to which it is a Party or any other transaction) by reason of performance by it of its obligations under the Finance Documents or by reason of any amount being payable, or liability arising, under this Clause 17:

(i)	to be indemnified by a Security Party;

(ii)	to claim any contribution from any third party providing security for, or any other guarantor of, any Security Party's obligations under the Finance Documents;

(iii)
to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Lender under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by the Lender;

(iv)
to bring legal or other proceedings for an order requiring any Security Party to make any payment, or perform any obligation, in respect of which the applicable Guarantor has given a guarantee, undertaking or indemnity under Clause 17.1 (Guarantee and indemnity);

(v)	to exercise any right of set-off against any Security Party; and/or

(vi)	to claim or prove as a creditor of any Security Party in competition with the Lender .

(b)
If the applicable Guarantor receives any benefit, payment or distribution in relation to such rights it shall hold that benefit, payment or distribution to the extent necessary to enable all amounts which may be or become payable to the Lender by the Security Parties under or in connection with the Finance Documents to be repaid in full on trust for the Lender and shall promptly pay or transfer the same to the Lender or as the Lender may direct for application in accordance with Clause 6 (Payments and Taxes; Accounts and Calculations).

16.8	Additional security

This guarantee and any other Security Interest given by the applicable Guarantor is in addition to and is not in any way prejudiced by, and shall not prejudice, any other guarantee or Security Interest or any other right of recourse now or subsequently held by the Lender or any right of set-off or netting or right to combine accounts in connection with the Finance Documents.

16.9	Applicability of provisions of Guarantee to other Security

Clauses 17.2 (Continuing guarantee), 17.3 (Reinstatement), 17.4 (Waiver of defences), 17.5 (Immediate recourse), 17.6 (Appropriations), 17.7 (Deferral of applicable Guarantor's rights) and 17.8 (Additional security) shall apply, with any necessary modifications, to any Security Interest which the applicable Guarantor creates (whether at the time at which it signs this Agreement or at any later time) to secure the Outstanding Indebtedness or any part of them.

16.10	Release of Initial Guarantor and replacement with New Guarantors

With effect on and from (and subject to the occurrence of) the Spin-Off Completion Date, each New Guarantor shall immediately become liable as the Guarantor under the provisions of this Agreement and for the avoidance of doubt, any references in this Agreement and any of the other Finance Documents to the "Guarantor" shall be construed as if the same referred to each New Guarantor and simultaneously the Initial Guarantor shall be deemed to be unconditionally released from its obligations under the Finance Documents Provided that at the time of the release no Event of Default will result from such release.

17.	JOINT AND SEVERAL LIABILITY OF THE BORROWERS

(a)
Joint and several liability: Notwithstanding anything to the contrary contained in any of the Finance Documents, the agreements, obligations and liabilities of the Borrowers herein contained are joint and several and shall be construed accordingly. Each of the Borrowers agrees and consents to be bound by the Finance Documents to which it is, or is to be, a party notwithstanding that the other Borrowers (or any of them) which is intended to sign or to be bound may not do so or be effectually bound and notwithstanding that any of the Finance Documents may be invalid or unenforceable against the other Borrowers (or any of them), whether or not the deficiency is known to the Lender.

(b)
Borrowers as principal debtors: Each Borrower acknowledges and confirms that it is a principal and original debtor in respect of all amounts which may become payable by the Borrowers in accordance with the terms of this Agreement or any of the Security Documents and agrees that the Lender may also continue to treat it as such, whether or not the Lender is or becomes aware that such Borrower is or has become a surety for the other Borrowers (or any of them).

(c)
Indemnity:  The Borrowers hereby agree jointly and severally to keep the Lender fully indemnified on demand against all damages, losses, costs and expenses arising from failure of any of the Borrowers to perform or discharge any purported obligation or liability of a Borrower which would have been the subject of this Agreement had it been valid and enforceable and which is not or ceases to be valid and enforceable against a Borrower on any ground whatsoever, whether or not known to the Lender (including, without limitation, any irregular exercise or absence of any corporate power or lack of authority of, or breach of duty by, any person purporting to act on behalf of a Borrower (or any legal or other limitation, whether under the Limitation Acts or otherwise or any disability or death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding up, administration, receivership, amalgamation, reconstruction or any other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of any Security Party)).

(d)	Liability unconditional: None of the obligations or liabilities of the Borrowers under this Agreement or any Security Document shall be discharged or reduced by reason of:

(i)
the death, bankruptcy, unsoundness of mind, insolvency, liquidation, dissolution, winding‑up, administration, receivership, amalgamation, reconstruction or other incapacity of any person whatsoever (including, in the case of a partnership, a termination or change in the composition of the partnership) or any change of name or style or constitution of a Borrower or any other person liable;

(ii)
the Lender granting any time, indulgence or concession to, or compounding with, discharging, releasing or varying the liability of, a Borrower or any other person liable or renewing, determining, varying or increasing any accommodation, facility or transaction or otherwise dealing with the same in any manner whatsoever or concurring in, accepting, varying any compromise, arrangement or settlement or omitting to claim or enforce payment from a Borrower or any other person liable; or

(iii)	anything done or omitted which but for this provision might operate to exonerate the Borrowers or any of them.

(e)
Recourse to other security:  The Lender shall not be obliged to make any claim or demand or to resort to any Finance Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against a Borrower or any other person liable and no action taken or omitted by the Lender in connection with any such Finance Document or other means of payment will discharge, reduce, prejudice or affect the liability of the Borrowers (or any of them) under this Agreement and the Security Documents to which any of them is, or is to be, a party.

(f)
Waiver of Borrowers’ rights:  Each Borrower agrees with the Lender that, from the date of this Agreement and so long as any moneys are owing under this Agreement and any of the Security Documents and while all or any part of the Commitment remains outstanding, it will not, without the prior written consent of the Lender:

(i)	exercise any right of subrogation, reimbursement and indemnity against the other Borrowers (or any of them) or any other person liable;

(ii)
demand or accept repayment in whole or in part of any Financial Indebtedness now or hereafter due to such Borrower from the other Borrowers (or any of them) or from any other person liable or demand or accept any guarantee, indemnity or other assurance against financial loss or any document or instrument created or evidencing a Security Interest in respect of the same or dispose of the same;

(iii)	take any steps to enforce any right against the other Borrowers (or any of them) or any other person liable in respect of any such moneys; or

(iv)
claim any set-off or counterclaim against the other Borrowers (or any of them) or any other person liable or claiming or proving in competition with the Lender  in the liquidation of the other Borrowers (or any of them) or any other person liable or have the benefit of, or share in, any payment from or composition with, the other Borrowers (or any of them) or any other person liable or any Finance Document now or hereafter held by the Lender for any monies owing under this Agreement or for the obligations or liabilities of any other person liable but so that, if so directed by the Lender, it will prove for the whole or any part of its claim in the liquidation of the other Borrowers (or any of them) or other person liable on terms that the benefit of such proof and all money received by it in respect thereof shall be held on trust for the Lender and applied in or towards discharge of any moneys owing under this Agreement in such manner as the Lender shall deem appropriate.

18.	NOTICES AND COMMUNICATIONS

18.1	Notices

Every notice, request, demand or other communication under this Agreement or (unless otherwise provided therein) under any of the Security Documents shall:

(a)	be in writing delivered personally or by first‑class prepaid letter (airmail if available) or facsimile transmission or electronic mail or other means of telecommunication in permanent written form;

(b)
be deemed to have been received, subject as otherwise provided in the relevant Finance Document, in the case of a letter, when delivered personally or 3 days after it has been put in to the post and, in the case of a facsimile transmission or electronic mail  or other means of telecommunication in permanent written form, at the time of dispatch (provided that if the date of dispatch is not a business day in the country of the addressee or if the time of dispatch is after the close of business in the country of the addressee it shall be deemed to have been received at the opening of business on the next such business day); and

(c)	be sent:

(i)	to the Borrowers at:

c/o Costamare Shipping Company S.A.,
60 Zephyrou Street, Pal. Faliro,
17564 Athens, Greece,
Fax No. (+30210) 9409051
E-mail address: gzikos@costamare.com
generalcounsel@costamare.com and finance@costamare.com
Attention: Chief Financial Officer

(ii)	to the Guarantor:

(A)	until the Spin-Off Completion Date
Costamare Inc.
7 Rue du Gabian
MC 98000 Monaco,
E-mail address: generalcounsel@costamare.com
Attention: General Counsel

(B)	after the Spin-Off Completion Date
Costamare Bulkers Holdings Limited
7 Rue du Gabian
MC 98000 Monaco,
E-mail address: generalcounsel@costamarebulkers.com
Attention: General Counsel

(iii)	to the Lender at:

Alpha Bank S.A.,
93 Akti Miaouli, Piraeus, Greece,
Fax No. +30 210 42 90 268
Attention: The Manager
E-mail: shipping@alpha.gr

or to such other address and/or numbers as is notified by any party to the other parties under this Agreement.

19.	MISCELLANEOUS

19.1	Cumulative Remedies

The rights and remedies of the Lender contained in this Agreement and the Security Documents are cumulative and neither exclusive of each other nor of any other rights or remedies conferred by law.

19.2	No implied waivers, remedies cumulative

No failure, delay or omission by the Lender to exercise any right, remedy or power vested in the Lender under this Agreement and/or the Security Documents or by law shall impair such right or power, or be construed as a waiver of, or as an acquiescence in any default by any of the Borrowers, nor shall any single or partial exercise by the Lender of any power, right or remedy preclude any other or further exercise thereof or the exercise of any other power, right or remedy.  In the event of the Lender on any occasion agreeing to waive any such right, remedy or power, or consent to any departure from the strict application of the provisions of this Agreement or of any Security Document, such waiver shall not in any way prejudice or affect the powers conferred upon the Lender under this Agreement and the Security Documents or the right of the Lender thereafter to act strictly in accordance with the terms of this Agreement and the Security Documents.  No modification or waiver by the Lender of any provision of this Agreement or of any of the Security Documents nor any consent by the Lender to any departure therefrom by any Security Party shall be effective unless the same shall be in writing and then shall only be effective in the specific case and for the specific purpose for which given.  No notice to or demand on any such party in any such case shall entitle such party to any other or further notice or demand in similar or other circumstances.  The rights and remedies of the Lender contained in this Agreement and the Security Documents are cumulative and not neither exclusive of each other nor of any other rights or remedies conferred by law.

19.3	Recourse to other security

The Lender shall not be obliged to make any claim or demand or to resort to any Finance Document or other means of payment now or hereafter held by or available to it for enforcing this Agreement or any of the Security Documents against the Security Parties (or any of them) or any other person liable and no action taken or omitted by the Lender in connection with any such Finance Document or other means of payment will discharge, reduce, prejudice or affect the liability of any Security Party under this Agreement and the Security Documents to which it is, or is to be, a party.

19.4	Further assurance

Each of the Borrowers hereby undertakes with the Lender that the Finance Documents to which it is a party shall both at the date of execution and delivery thereof and so long as any moneys are owing under any of the Finance Documents be valid and binding obligations of the respective parties thereto and rights of the Lender enforceable in accordance with their respective terms and that it will, at its expense, execute, sign, perfect and do any and every such further assurance, document, act or thing as in the opinion of the Lender may be necessary for perfecting the security contemplated or constituted by the Finance Documents.

19.5	Integration of Terms

This Agreement contains the entire agreement of the Parties and its provisions supersede any and all correspondence and oral negotiation by the Parties in respect of the matters regulated by this Agreement prior to the date hereof.

19.6	Amendments

This Agreement and any Security Documents shall not be amended or varied in their respective terms by any oral agreement or representation or in any other manner other than by an instrument in writing of even date herewith or subsequent hereto executed by or on behalf of the parties hereto or thereto.

19.7	Invalidity of Terms

In the event of any provision contained in one or more of this Agreement, the Security Documents and any other documents executed pursuant hereto or thereto being invalid, illegal or unenforceable in any respect under any applicable law in any jurisdiction whatsoever, such provision shall be ineffective as to the jurisdiction only without affecting the remaining provisions hereof or thereof.  If, however, this event becomes known to the Lender prior to the drawdown of the Commitment (or any part thereof) the Lender shall be entitled to refuse drawdown until this discrepancy is remedied.  In case that the invalidity of a part results in the invalidity of the whole agreement, it is hereby agreed that there will exist a separate obligation of the Borrowers for the prompt payment to the Lender of all the Outstanding Indebtedness.  Where, however, the provisions of any such applicable law may be waived, they are hereby waived by the Parties to the full extent permitted by the law to the intent that this Agreement, the Security Documents and any other documents executed pursuant hereto or thereto shall be deemed to be valid binding and enforceable in accordance with their respective terms.

19.8	Inconsistency of Terms

In the event of any inconsistency between the provisions of this Agreement and the provisions of any Security Document the provisions of this Agreement shall prevail.

19.9	Language and genuineness of documents

(a)
Language. All certificates, instruments and other documents to be delivered under or supplied in connection with any of the Finance Documents shall be in the English language or shall be accompanied by a certified English translation upon which the Lender shall be entitled to rely.

(b)
Certification of documents. Any copies of documents delivered to the Lender shall be duly certified as true, complete and accurate copies by appropriate authorities or legal counsel practicing in Greece or otherwise as will be acceptable to the Lender at the sole discretion of the Lender.

(c)
Certification of signature.  Signatures on Board or shareholder resolutions, Secretary’s certificates and any other documents are, at the discretion of the Lender, to be verified for their genuineness by appropriate Consul or other competent authority.

19.10	Counterparts

This Agreement may be executed in any number of counterparts and all such counterparts taken together shall be deemed to constitute but one and the same instrument.

19.11	Confidentiality

(a)
Each of the Parties agrees and undertakes to keep confidential any documentation and any confidential information concerning the business, affairs, directors or employees of the other which comes into its possession during this Agreement and not to use any such documentation, information for any purpose other than for which it was provided.

(b)
Each of the Borrowers acknowledges and accepts that the Lender may be required by law, regulation or regulatory requirement or any request of any central bank or any court order to disclose information and deliver documentation relating to the Borrowers (or any of them) and/or any other Security Party and the transactions and matters in relation to this Agreement and/or the Security Documents to governmental or Regulatory Agencies and authorities.

(c)
Each of the Borrowers acknowledges and accepts that in case of occurrence of any of the Events of Default which is continuing the Lender may disclose information and deliver documentation relating to the Borrowers (or any of them) and the transactions and matters in relation to this Agreement and/or the Security Documents to third parties to the extent that this is necessary for the enforcement or the contemplation of enforcement of the Lender’s rights or for any other purpose for which in the opinion of the Lender, such disclosure would be useful or appropriate for the interests of the Lender or otherwise and each of the Borrowers expressly authorises any such disclosure and delivery.

(d)
Each of the Borrowers acknowledges and accepts that the Lender may be prohibited or it may be inappropriate for the Lender to disclose information to the Borrowers by reason of law or duties of confidentiality owed or to be owed to other persons.

Clause 20.11 (Confidentiality) shall be: (i) in addition to all other duties of confidentiality imposed on the Lender and its professional advisers under applicable law; and (ii) subject to any other applicable provisions contained in this Agreement and the Security Documents.

19.12	Process of personal data

(a)
Process of personal data: Each of the Borrowers hereby confirms that it has been informed that its personal data and/or the personal data of its director(s), officer(s) and legal representative(s) (together the “personal data”) contained in this Agreement or the personal data that have been or will be lawfully received by the Lender in relation to this Agreement and the Finance Documents will be included at the personal data database maintained by the Lender as processing agent (Υπεύθυνη Επεξεργασίας) and will be processed by the Lender for the purpose of properly serving, supporting and monitoring their current business relationship as provided in the information brochure “Information for the Processing of Personal Data” (Ενημέρωση για την επεξεργασία δεδομένων προσωπικού χαρακτήρα) which forms an integral part of this Agreement and each of the Borrowers hereby confirms that a copy of such information brochure has been received by that Borrower, its director(s), officer(s) and legal representative(s) and has been perused, duly understood and fully agreed by each of them.

(b)	Duration of the process: The personal data process shall survive the termination of this Agreement for such period as it is required by the applicable law.

20.	LAW AND JURISDICTION

20.1	Governing Law

(a)	Applicable Law: This Agreement and any non-contractual obligations arising out of or connected with it shall be governed by and construed in accordance with English Law.

(b)
Enforcement in Greece: For the purposes of enforcement in Greece, it is hereby expressly agreed that English law as the governing law of the Loan Agreement will be proved by an affidavit of a solicitor from an English law firm to be appointed by the Lender and the said affidavit shall constitute full and conclusive evidence binding on the Borrowers but the Borrowers shall be allowed to rebut such evidence save for witness.

20.2	Jurisdiction

(a)
Exclusive English jurisdiction: The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement or any non-contractual obligations connected with it (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).  Each of the Borrowers irrevocably and unconditionally submits to the jurisdiction of such courts.

(b)
Waiver:  The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary and waives any objections to the inconvenience of England as a forum.

(c)
Choice of forum for the exclusive benefit of the Lender:  This Clause 21.2 is for the benefit of the Lender only.  As a result, the Lender shall not be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lender may take concurrent proceedings in any number of jurisdictions.

21.3	Process Agent for English Proceedings

Without prejudice to any other mode of service allowed under any relevant law, for the exclusive benefit of the Lender, each of the Borrowers irrevocably designates, appoints and empowers Mr. Alan Ross, at his office for the time being, presently at 58 Mymms Drive, Brookmans Park, Hatfield, Hertfordshire, AL9 7AF, England (hereinafter called the “Process Agent for English Proceedings”), to receive for it and on its behalf, service of process issued out of the English courts in relation to any proceedings before the English courts in connection with any Finance Document, provided, however, that:

(a)
Process Agent to be maintained: Each of the Borrowers hereby agrees and undertakes to maintain a Process Agent for English Proceedings throughout the Security Period and hereby agrees that in the event that if any Process Agent for English Proceedings is unable for any reason to act as agent for service of process, the Borrowers must immediately (and in any event within ten (10) days of such event taking place) appoint another agent on terms acceptable to the Lender. Failing this, the Lender may appoint for this purpose a substitute Process Agent for English Proceedings and the Lender is hereby irrevocably authorised to effect such appointment on Borrowers’ behalf. The appointment of such Process Agent for English Proceedings shall be valid and binding from the date notice of such appointment is given by the Lender to the Borrowers in accordance with Clause 19.1 (Notices); and

(b)	Proceedings valid: each of the Borrowers hereby agrees that failure by a Process Agent for English Proceedings to notify the Borrowers of the process will not invalidate the proceedings concerned.

20.4	Lender's rights unaffected

Nothing in this Clause 21 shall exclude or limit any right which the Lender may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

20.5	Proceedings in any other country

If it is decided by the Lender that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by each of the Borrowers and it is agreed and undertaken by each of the Borrowers to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and each of the Borrowers agrees that any judgement or order obtained in an English court shall be conclusive and binding on each of the Borrowers and shall be enforceable without review in the courts of any other jurisdiction.

20.6	Process Agent in Greece

Mr. Anastasios Gabrielides, an attorney-at-law, c/o Costamare Shipping Company S.A., 60 Zephyrou Street, Pal. Faliro, 175.64 Athens, Greece, is hereby appointed by each of the Borrowers as agent to accept service (hereinafter “Process Agent”) upon whom any judicial or extrajudicial process in Greece may be served (including but without limitation any documents initiating legal proceedings in Greece) and any notice, request, demand payment order, announcement of claim, any enforcement process in Greece or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent (or any substitute process agent notified to the Lender in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Lender), which will be conclusively proved by the affidavit of a process server to that effect, the authority of the Process Agent as agent to accept service shall be deemed to have ceased and service of documents may be effected in accordance with the procedure provided by the relevant provisions on service of process provided by the Hellenic Procedural Code.  In case, however, that such Process Agent is found at any other address, the Lender shall have the right to serve the documents either on the Process Agent at such address or in accordance with the procedure provided by the relevant law.

20.7	Third Party rights

No term of this Agreement is enforceable under the Contracts (Rights of Third Parties) Act 1999 by a person who is not a party to this Agreement.

20.8	Meaning of “Proceedings”

In this Clause 21 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.

IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed on the date first above written.

[Intentionally left blank]

EXECUTION PAGE

THE BORROWERS

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
ADSTONE MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
BILSTONE MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
BLONDEL MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
CROMFORD MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
DRAMONT MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
GASSIN MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
GRENETA MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. John Harry Webster	)
KINSLEY MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
MARALDI MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
MERLE MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. John Harry Webster	)
for and on behalf of	)
OLDSTONE MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ John Harry Webster
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. Anastasios Gabrielides	)
for and on behalf of	)
SHAEKERSTONE MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ Anastasios Gabrielides
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. Anastasios Gabrielides	)
for and on behalf of	)
TERRON MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ Anastasios Gabrielides
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. Anastasios Gabrielides	)
for and on behalf of	)
VALROSE MARINE CORP.,	)
of Liberia, as Borrower,	)	/s/ Anastasios Gabrielides
in the presence of:	)	Attorney-in-Fact

Witness to all above signatures:

/s/ Ioannis Kotonias
Name: Ioannis Kotronias
Address: 13 Defteras Merarchias
Piraeus, Greece
Occupation: t. Attorney-at-Law

THE GUARANTORS

SIGNED by	)
Mr. Anastasios Gabrielides	)
for and on behalf of	)
COSTAMARE INC.,	)
of the Marshall Islands, as Guarantor,	)	/s/ Anastasios Gabrielides
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. Anastasios Gabrielides	)
for and on behalf of	)
Costamare Bulkers
Holdings Limited,	)
of the Marshall Islands, as Guarantor,	)	/s/ Anastasios Gabrielides
in the presence of:	)	Attorney-in-Fact

SIGNED by	)
Mr. Anastasios Gabrielides	)
for and on behalf of	)
Costamare Bulkers Ships Inc.,	)
of the Marshall Islands, as Guarantor,	)	/s/ Anastasios Gabrielides
in the presence of:	)	Attorney-in-Fact

Witness to all above signatures:

/s/ Ioannis Kotonias
Name: Ioannis Kotronias
Address: 13 Defteras Merarchias
Piraeus, Greece
Occupation: t. Attorney-at-Law

THE LENDER AND SWAP BANK

SIGNED by	)
Mrs. Evangelia Makri	)	/s/ Evangelia Makri
Mrs. Christina Aroni	)	Attorney-in-Fact
for and on behalf of	)
ALPHA BANK S.A.,	)
as Lender,	)
in the presence of:	)	/s/ Christina Aroni
Attorney-in-Fact

Witness :	/s/ Ioannis Kotonias
Name: Ioannis Kotronias
Address: 13 Defteras Merarchias
Piraeus, Greece
Occupation: t. Attorney-at-Law